Exhibit 10.27

Execution Version

AMENDED AND RESTATED CREDIT, GUARANTY AND SECURITY AGREEMENT

dated as of February 1, 2022

by and among

TRANSFIX, INC.

and its other Affiliates from time to time party hereto,

as a Borrower, and collectively as Borrowers,

and

its other Affiliates from time to time party hereto,

as a Guarantor, and collectively as Guarantors

and

MIDCAP FUNDING IV TRUST,

as Agent and as a Lender,

and

THE ADDITIONAL LENDERS

from time to time party hereto

as Lenders

Midcap / Transfix / A&R Credit Agreement

table of contents

Midcap / Transfix / Credit Agreement

Section 3.10	Investment Company Act	62
Section 3.11	Margin Regulations	62
Section 3.12	Compliance With Laws; Anti-Terrorism Laws	63
Section 3.13	Taxes	63
Section 3.14	Compliance with ERISA	63
Section 3.15	Brokers	64
Section 3.16	Consummation of Operative Documents	64
Section 3.17	Material Contracts	64
Section 3.18	Compliance with Environmental Requirements; No Hazardous Materials	65
Section 3.19	Intellectual Property	65
Section 3.20	Solvency	66
Section 3.21	Full Disclosure	66
Section 3.22	Interest Rate	66
Section 3.23	Subsidiaries	66
Section 3.24	Accounts.	66
Section 3.25	Senior Indebtedness Status	66
Section 3.26	GSquared Documents. To the knowledge of any Responsible Officer of the Borrower, no Borrower is in breach or default in the performance or compliance with any provisions of the GSquared Documents, to the extent such breach or default would alleviate any party to any of the GSquared Documents of its obligations thereunder. As of the Closing Date, each GSquared Document is in full force and effect and has not been terminated, rescinded or withdrawn	67

ARTICLE 4 - - AFFIRMATIVE COVENANTS		67

Section 4.1	Financial Statements and Other Reports	67
Section 4.2	Payment and Performance of Obligations	68
Section 4.3	Maintenance of Existence	68
Section 4.4	Maintenance of Property; Insurance	68
Section 4.5	Compliance with Laws and Material Contracts	70
Section 4.6	Inspection of Property, Books and Records	70
Section 4.7	Use of Proceeds	70
Section 4.8	Estoppel Certificates	70
Section 4.9	Notices of Litigation and Defaults	71

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Section 4.10	Hazardous Materials; Remediation	71
Section 4.11	Further Assurances	72
Section 4.12	Reserved	73
Section 4.13	Power of Attorney	73
Section 4.14	Borrowing Base Collateral Administration	73
Section 4.15	Maintenance of Management	74
Section 4.16	Schedule Updates	74
Section 4.17	Broker/Carrier Agreements Credit Parties will use commercially reasonable efforts to ensure that each Broker/Carrier Agreement entered into after the Closing Date is substantially identical to the form attached as Exhibit E hereto.	74
Section 4.18	GSquared Note Purchase Agreement. Credit Parties shall:	74

(a)	notify Agent within two (2) Business Day of the occurrence of (i) the GSquared SPAC Termination Date, (ii)(x) any Responsible Officer of the Borrower becoming aware of any breach or default under any terms or provisions of the GSquared Documents or (y) any notice of breach or default delivered to the Credit Parties under the GSquared Documents, or (iii) any termination of any of the GSquared Documents;	74

(b)	within ten (10) Business Days of the GSquared SPAC Termination Date (if applicable), (i) issue the GSquared Notes and have received unrestricted net cash proceeds (subject to no clawback, escrow or other terms limiting Credit Parties’ ability to freely use such proceeds) in an amount respect thereof, in a minimum amount equal to the lesser of (x) the aggregate amount of the Obligations outstanding in respect of the Term Loan (including all principal, accrued interest and fees in respect thereof (collectively, the “Term Loan Payoff Amount”) and (y) $50,000,000 and (ii) cause GSquared to fund all net cash proceeds of such issuance of GSquared Notes in an amount equal to (but not exceeding) the lesser of (x) the Term Loan Payoff Amount and (y) $50,000,000, directly to either the Payment Account or the Lockbox Account (in each case, for application to the outstanding Obligations in respect of the Term Loan in accordance with Section 2.1(a)(iii)).	74

ARTICLE 5 - - NEGATIVE COVENANTS		74

Section 5.1	Debt; Contingent Obligations	74
Section 5.2	Liens	75
Section 5.3	Restricted Distributions	75
Section 5.4	Restrictive Agreements	75

Midcap / Transfix / A&R Credit Agreement

Midcap / Transfix / A&R Credit Agreement

Midcap / Transfix / A&R Credit Agreement

Midcap / Transfix / A&R Credit Agreement

Section 13.1	Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents. The provisions of Section 2.10 and Articles 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.	109

Section 13.2	No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.	109

Section 13.3	NOTICES.	109

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(a)	All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 13.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 13.3(a).	109

(b)	Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication. Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.	109

Midcap / Transfix / A&R Credit Agreement

(c)	Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.	110

Section 13.4	Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.	110

Section 13.5	Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.	110

Section 13.6	Confidentiality.	110

(a)	Each Credit Party agrees (i) not to transmit or disclose provisions of any Financing Document to any Person (other than to Borrowers’ advisors and officers on a need-to-know basis or as otherwise may be required by Law) without Agent’s prior written consent, (ii) to inform all Persons of the confidential nature of the Financing Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions.	110

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(b)	Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, Agent or a Lender, provided, however, that any such Persons are bound by obligations of confidentiality, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person, and (v) to a Person that is a trustee, investment advisor or investment manager, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” means (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either: (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 13.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.	110

Midcap / Transfix / A&R Credit Agreement

Section 13.7	Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.	111

Section 13.8	GOVERNING LAW; SUBMISSION TO JURISDICTION.	111

(a)	THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).	111

(b)	EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.	111

Section 13.9	WAIVER OF JURY TRIAL. EACH CREDIT PARTY, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH CREDIT PARTY, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH CREDIT PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.	111

Section 13.10	Publication; Advertisement.	112

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(a)	Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure, or (ii) with MCF’s prior written consent.	112

(b)	Advertisement. Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which MCF elects to submit for publication. In addition, each Lender and each Credit Party agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Original Closing Date. With respect to any of the foregoing, MCF shall provide Borrowers with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Borrowers shall have requested MCF cease any such further publication.	112

Section 13.11	Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record.	112

Midcap / Transfix / A&R Credit Agreement

Section 13.12	No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.	112

Section 13.13	Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.	113

Section 13.14	Expenses; Indemnity.	113

(a)	Except with respect to Taxes, which shall be governed exclusively by Section 2.8, Credit Parties hereby agree to promptly pay (i) all reasonable documented out-of-pocket costs and expenses of Agent (including, without limitation, the fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all reasonable documented out-of-pocket costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents; (iii) without limitation of the preceding clause (i), all documented out-of-pocket costs and expenses of Agent in connection with (A) protecting, storing, insuring, handling, maintaining or selling any Collateral, (B) any litigation, dispute, suit or proceeding relating to any Financing Document, and (C) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (iv) without limitation of the preceding clause (i), all reasonable documented out-of-pocket costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder; and (v) all documented out-of-pocket costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto; provided, that payment of fees and expenses of external legal counsel shall be limited to (x) one primary external counsel for Agent, outside local and/or special counsel for Agent in each relevant jurisdiction, as applicable, (y) one external counsel for Lenders and (z) solely in the case of a conflict of interest, where the Indemnitee(s) affected by such conflict notifies the Borrower Representative of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnitee or group of similarly affected Indemnitees and, if necessary, another firm of local counsel in each relevant jurisdiction.	113

Midcap / Transfix / A&R Credit Agreement

(b)	Each Credit Party hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors and investment managers, collateral managers, servicers, and counsel of Agent and Lenders (individually, each an “Indemnitee” and collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the documented out-of-pocket fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Operative Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Credit Party, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any Hazardous Materials originating from any such property, or (C) arising out of or resulting from the Hazardous Materials Contamination of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of a Credit Party or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans and Letters of Credit, except that Credit Parties shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, each Credit Party shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.	114

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(c)	Notwithstanding any contrary provision in this Agreement, the obligations of Credit Parties under this Section 13.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE CREDIT PARTIES OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.	114

Section 13.15	[Reserved].	114

Section 13.16	Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.	114

Section 13.17	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers and Agent and each Lender and their respective successors and permitted assigns.	114

Section 13.18	USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Credit Parties, which information includes the name and address of each Credit Party and such other information that will allow Agent or such Lender, as applicable, to identify Credit Parties in accordance with the USA PATRIOT Act.	114

Section 13.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:	114

(a)	the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and	114

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(b)	the effects of any Bail-In Action on any such liability, including, if applicable:	114

(i)	a reduction in full or in part or cancellation of any such liability;	114

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or	114

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.	114

Section 13.20	Erroneous Payments.	115

(a)	Each Lender, each LC Issuer, and any other party hereto hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or LC Issuer (or the Lender which is an Affiliate of a Lender or LC Issuer) or any other Person that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender or LC Issuer (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 13.20(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, with respect to such payment, prepayment or repayment, such Payment Recipient acknowledges and agrees that (1) an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (2) an error or mistake has been made (in the case of the immediately preceding clause (z)); provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.	115

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(b)	Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly (and, in all events, within one Business Day of its knowledge of the occurrence of the circumstances described in clause (a)(ii) above), notify the Agent in writing of such occurrence.	116

(c)	In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.	116

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(d)	In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Lender, then effective immediately (with the consideration therefor being acknowledged by the parties hereto) (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Term Loan Commitment Amount or Revolving Loan Commitment Amount) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not its Term Loan Commitment Amount or Revolving Loan Commitment Amount) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, the Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.17 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.	116

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(g)	The provisions of this Section 13.20 to the contrary notwithstanding, (i) nothing in this Section 13.20 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return Deficiency, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Agent Assignee and shall not constitute a recovery of the Erroneous Payment).	117

Section 13.21	Existing Agreements Superseded; Exhibits and Schedules.	117

(a)	The Original Credit Agreement, including the schedules thereto, is superseded by this Agreement, including the schedules hereto, which has been executed in amendment, restatement and modification of, but not in novation or extinguishment of, the obligations under the Original Credit Agreement. It is the express intention of the parties hereto to reaffirm the indebtedness and other obligations created under the Original Credit Agreement. Any and all outstanding amounts under the Original Credit Agreement including, but not limited to principal, accrued interest, fees (except as otherwise provided herein) and other charges, as of the Closing Date shall be carried over and deemed outstanding under this Agreement, including as specifically set forth in Section 2.1.	117

(b)	Each Credit Party reaffirms its obligations under each Financing Document to which it is a party, including but not limited to the Security Documents and the schedules thereto.	117

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(c)	Each Credit Party acknowledges and confirms that (i) the Liens and security interests granted pursuant to the Financing Documents secure the indebtedness, liabilities and obligations of the Borrowers and the other Credit Parties to Agent and the Lenders under the Original Credit Agreement, as amended and restated hereby, and that the term “Obligations” as used in the Financing Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of the Borrowers to Agent and the Lenders) includes, without limitation, the indebtedness, liabilities and obligations of the Borrowers under this Agreement and the Notes to be delivered hereunder, if any, and under the Original Credit Agreement, as amended and restated hereby, as the same may be further amended, restated, supplemented and/or modified from time to time, and (ii) the grants of Liens under and pursuant to the Financing Documents shall continue unaltered, and each other Financing Document shall continue in full force and effect in accordance with its terms unless otherwise amended by the parties thereto, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement and all references in the any of the Financing Documents to the “Credit Agreement” shall be deemed to refer to this Amended and Restated Credit Agreement.	117

(d)	Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement or the other Financing Documents. Nothing in this Agreement shall be construed as a release or other discharge of any Borrower or any other Credit Party from its obligations and liabilities under the Original Credit Agreement or the other Financing Documents. On the Closing Date, any and all references in any Financing Documents to the Original Credit Agreement shall be deemed to be amended to refer to this Agreement.	118

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AMENDED AND RESTATED CREDIT, GUARANTY AND SECURITY AGREEMENT

This AMENDED AND RESTATED CREDIT, GUARANTY AND SECURITY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of February 1, 2022, by and among TRANSFIX, INC., a Delaware corporation (in its individual capacity, “TFX” and together with each entity that becomes a borrower hereunder, each individually as a “Borrower”, and collectively as “Borrowers”), each entity that becomes a guarantor hereunder (each individually as a “Guarantor” and collectively as “Guarantors”), the other Credit Parties (as defined below) from time to time party hereto, MIDCAP FUNDING IV TRUST, a Delaware statutory trust, individually as a Lender, and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.

RECITALS

WHEREAS, Agent, Lenders, Borrowers and the other Credit Parties party thereto have entered into that certain Credit, Guaranty and Security Agreement, dated as April 22, 2021 (as amended, modified, supplemented and restated prior to the date hereof, the “Original Credit Agreement”), pursuant to which the Lenders have agreed to make certain advances of money and to extend certain financial accommodations to Borrowers in the amounts and manner set forth in the Original Credit Agreement;

WHEREAS, in connection with the continued working capital and other needs of the Credit Parties, Credit Parties have requested, among other things, that Agent and Lenders (a) provide a term loan credit facility and (b) amend certain other economic terms, covenants and other provisions of the Original Credit Agreement; and

WHEREAS, Agent and Lenders have agreed to the requests of the Credit Parties on the terms and conditions set forth herein and in the other Financing Documents.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, Borrowers, the other Credit Parties, Lenders and Agent agree to amend and restate the Original Credit Agreement as follows:

ARTICLE 1 - - DEFINITIONS

Section 1.1          Certain Defined Terms. The following terms have the following meanings:

“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated the Revolving Loan Commitment or Term Loan Commitment pursuant to Section 10.2, and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

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“Additional Tranche” means an additional amount of Revolving Loan Commitment equal to $25,000,000 (it being acknowledged that multiple Additional Tranches are permitted pursuant to Section 2.1(c) in minimum amounts of $5,000,000 each for a total of up to $25,000,000).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning set forth in Section 11.17(c).

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote twenty percent (20%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means MCF, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and assigns of MCF in such capacity.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Margin” means (a) with respect to Revolving Loans and all other Obligations (other than the Term Loan), three and one-half percent (3.50%) and (b) with respect to the Term Loan, five and one-half percent (5.50%).

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business, or (b) any Person (other than a natural person) that temporarily warehouses loans for Agent or any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) Agent, (iii) an Affiliate of a Lender or Agent, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages an Agent or Lender.

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“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition (including by merger, allocation of assets (including allocation of assets to any series of a limited liability company), division, consolidation or amalgamation) by any Credit Party or any Subsidiary thereof of any asset of such Credit Party or Subsidiary.

“Assignment Agreement” means an assignment agreement in form and substance acceptable to Agent.

“Availability Block Trigger Date” means the date upon which upon which a Borrowing Base Certificate or Compliance Certificate is delivered (or required to be delivered pursuant to the Financing Documents) evidencing that the Liquidity of the Credit Parties is equal to or less than the Trigger Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule. and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Base LIBOR Rate” means, for each Interest Period, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error; provided, however, that if (a) the administrator responsible for determining and publishing such rate per annum, determined by Agent in accordance with its customary procedures, has made a public announcement identifying a date certain on or after which such rate shall no longer be provided or published, as the case may be; (b) timely, adequate and reasonable means do not exist for ascertaining such rate and the circumstances giving rise to Agent’s inability to ascertain LIBOR are unlikely to be temporary as determined in Agent’s reasonable discretion or (c) Agent determines that use of LIBOR is no longer appropriate for the purpose of calculating interest under this Agreement and the other Financing Documents, then Agent may, upon prior written notice to Borrower Representative, choose, in consultation with Borrower (other than with respect to the selection of Daily Simple SOFR or Term SOFR as a replacement interest rate and a spread adjustment of 0.10% and a floor of 1.00%, which selection shall not require such consultation), (i) a reasonably comparable index or source after giving due consideration to the then prevailing market conventions for loans of this type in the United States at such time , together with (ii) corresponding adjustments to “Applicable Margin” and any scale factor, spread adjustment and/or floor to such index that Agent, in its reasonable discretion after giving due consideration to the then prevailing market conventions for loans of this type in the United States at such time, has determined is necessary to preserve the current all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees, but without regard to future fluctuations of such alternative index, it being acknowledged and agreed that neither Agent nor any Lender shall have any liability whatsoever from such future fluctuations) to use as the basis for Base LIBOR Rate; provided further that, if the replacement index or source as so determined would be less than one percent (1.00%), the replacement index or source will be deemed to be one percent (1.00%) for the purposes of this Agreement.

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“Base Rate” means the per annum rate of interest announced, from time to time, within Wells Fargo Bank, National Association (“Wells Fargo”) at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

“Borrower” and “Borrowers” has the meaning set forth in the introductory paragraph of this Agreement.

“Borrower Representative” means TFX, in its capacity as Borrower Representative pursuant to the provisions of Section 2.9, or any successor Borrower Representative selected by Borrowers and approved by Agent.

“Borrower Unrestricted Cash” means unrestricted cash and cash equivalents of the Credit Parties that (a) are held in the name of a Credit Party in one or more Deposit Accounts or Securities Accounts, other than the Cash Collateral Account, in the United States that are subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, in favor of Agent, (b) are not subject to any Lien (other than the Lien in favor of Agent and Permitted Liens that are junior in priority to the Liens in favor of the Agent and subject to a Subordination Agreement), and (c) are not funds for the payment of a drawn or committed but unpaid draft, ACH or EFT transaction or specified for any other purposes, including without limitation cash collateralization of Letters of Credit Liabilities.

“Borrowing Base” means the sum of (without duplication):

(a)          the product of (i) ninety percent (90%) multiplied by (ii) the aggregate net amount at such time of the Eligible Accounts; plus

(b)          the lesser of (i) the amount of the funds on deposit in the Cash Collateral Account and (ii) $5,000,000;

(c)          the lesser of (i) the product of (A) ninety percent (90%) multiplied by (B) the aggregate net amount at such time of the Eligible Unbilled Accounts and (ii) $3,500,000;

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(d)          the product of (A) eighty-five percent (85%) (or ninety percent (90% in the case of investment grade Accounts) multiplied by (B) the aggregate net amount at such time of the Eligible Pre-Audit Accounts; minus

(e)          the amount of the Dilution Reserve, the Overdue AP Reserve, and other reserves and/or adjustments (including without limitation, reserves and/or adjustments in respect of rent) established from time to time by the Agent in its Permitted Discretion as being appropriate (i) to reflect any impediments to the Agent’s ability to realize upon the Collateral included in the Borrowing Base, (ii) to reflect claims and liabilities that may need to be satisfied in connection with the realization upon the Collateral included in the Borrowing Base or (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base.

“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C hereto.

“Borrowing Base Collateral” means accounts and all other Collateral, including the Cash Collateral Account, which is part of, or is of a type which could be included in, the Borrowing Base.

“Broker/Carrier Agreement” means a “Broker/Motor Carrier Agreement” substantially in the form of Exhibit E hereto, or any other similar agreement between a Credit Party and a carrier pursuant to which any Credit Party retains services of the carrier to satisfy all or a portion of its and/or its customer’s transportation needs.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington, DC and New York City are authorized by law to close, and, in the case of a Business Day which relates to a determination of the LIBOR Rate, a day on which dealings are carried on in the London interbank eurodollar market.

“Cash Collateral Account” means a segregated Deposit Account or Securities Account of a Borrower, in the United States, the funds in which consist solely of unrestricted cash and/or cash equivalents of the Borrowers that (a) is subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, in favor of Agent, (b) is not subject to any Lien (other than the Lien in favor of Agent), and (c) are not funds held for the payment of any drawn or committed, but unpaid draft, ACH or EFT transaction or specified for any other purposes, including without limitation cash collateralization of Letters of Credit Liabilities.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“CFC” means (i) any “controlled foreign corporation” within the meaning of Section 957 of the Code in which any Credit Party is a “United States shareholder” within the meaning of Section 951(b) of the Code and (ii) any Subsidiary whose sole assets (other than a de minimis amount) is equity of an entity described in clause (i) of this definition, other than a Protected CFC.

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“Change in Control” means any of the following events:

(a) if, on any date of determination, either (i) the requirements of clause (b) of the definition of “Post Toggle Payment Conditions” have not been achieved, or (ii) neither Holdings nor any Affiliate thereof that is a Credit Party shall be registered with the SEC in good standing and its equity shall not be freely traded on a public securities exchange in the United States, then “Change in Control” means:

(i)          New Enterprise Associates 15, L.P. (“NEA”) and Canvas Venture Fund, L.P. (“Canvas”), collectively, shall cease to (i) own, on a fully diluted basis, directly or indirectly, at least twenty-five percent (25%) of the equity interests of TFX (prior to the Permitted Reorganization) and Holdings (on and after the Permitted Reorganization), or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of TFX (prior to the Permitted Reorganization) or Holdings (on and after the Permitted Reorganization) and to direct the management policies and decisions of TFX or Holdings as the case may be, other than pursuant to a sale of TFX’s (prior to the Permitted Reorganization) or Holdings’ (on and after the Permitted Reorganization) equity in a Qualified IPO or Permitted SPAC Transaction, so long as Borrower Representative provides to Agent at least ten (10) Business Days prior to the closing of the transaction a general description of the material terms of the transaction, all documentation and other information required by Agent, any Lender and/or any regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, with respect to the Credit Parties, in each case, to the extent requested by Agent or any Lender;

(ii)          TFX (prior to the Permitted Reorganization) or Holdings (on and after the Permitted Reorganization) ceases to own, directly or indirectly, 100% of the capital stock of any of its Subsidiaries (except (A) with respect to equity interests of any such Subsidiary organized outside the United States, for director’s qualifying shares or any other equity interests required to be held by a third party under applicable law, (B) as permitted under Section 5.6, or (C) joint ventures constituting Permitted Investments);

(b)          If, on any date of determination, (i) the requirements of clause (b) of the definition of “Post Toggle Payment Conditions” have been achieved, and (ii) Holdings or any Affiliate thereof that is a Credit Party is registered with the SEC in good standing and its equity is freely traded on a public securities exchange in the United States, then “Change in Control” means:

(i)          at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than any one or more holders of equity interests of TFX as of the Closing Date, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than fifty percent (50%) of the equity interests of TFX (prior to the Permitted Reorganization) or Holdings (on and after the Permitted Reorganization) or more than fifty percent (50%) of the ordinary voting power for the election of directors of TFX prior to the Permitted Reorganization and Holdings on and after the Permitted Reorganization (determined on a fully diluted basis) other than by the sale of TFX’s (prior to the Permitted Reorganization) or Holdings’ (on and after the Permitted Reorganization) equity or convertible equity securities in a Qualified IPO or a Permitted SPAC Transaction, so long as Borrower Representative provides to Agent at least ten (10) Business Days prior to the closing of the transaction a general description of the material terms of the transaction, all documentation and other information required by Agent, any Lender and/or any regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, with respect to the Credit Parties, in each case, to the extent requested by Agent or any Lender; or

(ii)          at any time, TFX shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each Subsidiary of TFX (except (A) with respect to equity interests of any such Subsidiary organized outside the United States, for director’s qualifying shares or any other equity interests required to be held by a third party under applicable law, (B) as permitted under Section 5.6, or (C) joint ventures constituting Permitted Investments) free and clear of all Liens (except any Liens created by this Agreement and Permitted Liens); or

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(c)          at all times, the occurrence of any “Change of Control”, “Change in Control”, or terms of similar import under any document or instrument governing or relating to equity in such Person or Debt of such Person, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt to cause Debt having an individual principal amount in excess of the then-applicable Payment Condition Toggle Amount, individually or in the aggregate, to become or be declared due prior to its stated maturity.

(d)          Notwithstanding the foregoing, none of the Permitted Reorganization, a Permitted SPAC Transaction nor a Qualified IPO shall in and of itself constitute a “Change in Control.”

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto.

“Collateral Management Fee” has the meaning set forth in Section 2.2(d).

“Commitment Annex” means Annex A to this Agreement.

“Commitment Expiry Date” means the date that is five (5) years following the Closing Date.

“Competitor” means any Person that is an operating company reasonably identified by Agent as directly engaged in the same or substantially the same line of business as any Credit Party and such business accounts for all or substantially all the revenue or net income of such Person at the time of such determination.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of TFX prior to the Permitted Reorganization or Holdings on and after the Permitted Reorganization (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

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“Controlled Group” means all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b) or (c), of the Code or Section 4001(b) of ERISA and, solely for purposes of Section 412 and 436 of the Code, Section 414(m) or (o) of the Code.

“Credit Party” means (a) each Borrower and (b) each Guarantor; and "Credit Parties" means all such Persons, collectively.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) except to the extent such trade payables are subject to a Permitted Contest, all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid within 60 days of the due date therefor and in the Ordinary Course of Business, (d) all capital leases of such Person other than leases that would have been considered operating leases under GAAP prior to January 1, 2019, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption other than such equity securities which (i) provide for such repurchase or redemption at the sole option of such Person, (ii) provide for such repurchase or redemption only after ninety-one (91) days following the Termination Date, and (iii) provide for such repurchase or redemption as a result of a change in control event or asset sale or other disposition or casualty event, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other disposition or casualty event are subject to the prior payment or conversion in full of the Obligations, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) ”earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (i) all Debt of others Guaranteed by such Person, (j) off-balance sheet liabilities and/or Pension Plan or Multiemployer Plan liabilities of such Person, and (k) obligations arising under non-compete agreements to the extent. Without duplication of any of the foregoing, Debt of Credit Parties shall include any and all Loans and Letter of Credit Liabilities.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Financing Document.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Credit Party.

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“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any Credit Party and each financial institution in which such Credit Party maintains a Deposit Account, which agreement provides that (a) such financial institution shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Credit Party, and (b) such financial institution shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of usual and customary service fees and returned items for which Agent has been given value, in each such case expressly consented to by Agent, and containing such other terms and conditions as Agent may reasonably require, including as to any such agreement pertaining to any Lockbox Account, providing that such financial institution shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into such Lockbox or Lockbox Account.

“Dilution” means, as of any date of determination, a percentage, based upon the experience during any prior period selected from time to time by Agent in its Permitted Discretion, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, without duplication, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts, Eligible Pre-Audit Account, and an Eligible Unbilled Account by one (1) percentage point for each percentage point by which Dilution is in excess of five percent (5%).

“Disqualified Stock” means any equity interest that, by its terms (or by the terms of any security or other equity interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is ninety-one (91) days after the Termination Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any equity interest referred to in clause (a) above, in each case at any time prior to the date which is ninety-one (91) days after the Termination Date, (c) contains any repurchase obligation that would be expected to come into effect either (i) prior to payment in full of all Obligations or (ii) prior to the date that is ninety-one (91) days after the Termination Date or (d) provides for scheduled payments or requires the payment of cash dividends or distributions prior to the date that is ninety-one (91) days after the Commitment Expiry Date.

“Dollars” or “$” means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

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“Eligible Account” means, subject to the criteria below, an account receivable of a Credit Party, which was generated in the name of a Credit Party in its Ordinary Course of Business and not acquired via assignment, acquisition or otherwise (other than any account receivable acquired by a Credit Party pursuant to a Permitted Acquisition and for which Agent has completed its customary diligence, including a collateral audit, the results of which are acceptable to Agent in its Permitted Discretion), and which Agent, in its good faith credit judgment and discretion, deems to be an Eligible Account. The net amount of an Eligible Account at any time shall be the face amount of such Eligible Account as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(a)          the Account remains unpaid more than ninety (90) days (except for Accounts with respect to which the Account Debtor is Abbott Laboratories, Proctor & Gamble, Anheuser Busch, Anthony International, Celanese, Hill Phoenix, Mondelez International, Upfield and Unilever for which such period shall be one hundred twenty (120) days) past the claim or invoice date (but in no event more than sixty (60) days after the due date therefor);

(b)          the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c)          if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);

(d)          if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;

(e)          if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any Law or the Account represents a progress billing for which services have not been fully and completely rendered;

(f)          the Account is subject to a Lien (except for Liens in favor of the Agent and Permitted Liens that are junior in priority to the Liens in favor of the Agent and subject to a Subordination Agreement), or Agent does not have a first priority, perfected Lien on such Account;

(g)          the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Agent;

(h)          the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;

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(i)          more than fifty percent (50%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are ineligible under subclause (a) above (in which case all Accounts from such Account Debtor shall be ineligible);

(j)          without limiting the provisions of clause (i) above, (i) fifty percent (50%) or more of the aggregate unpaid Accounts from an Account Debtor obligated on the Account, in each case, are not deemed Eligible Accounts under this Agreement for any reason;

(k)          w the total unpaid Accounts of the Account Debtor obligated on the Account exceed (i) fifty percent (50%) or more of the net amount of all Eligible Accounts owing from all Account Debtors that are rated by Standard and Poor’s or Moody’s as investment grade (but only the amount of the Accounts of such Account Debtor exceeding such fifty percent (50%) limitation shall be considered ineligible), (ii) thirty five percent (35%) or more of the net amount of all Eligible Accounts owing from Account Debtors set forth on Schedule 1.2 (as updated from time to time with the consent of Agent) is obligated on the Account (but only the amount of the Accounts of such Account Debtor exceeding such thirty five percent (35%) limitation shall be considered ineligible), or (iii) twenty five percent (25%) or more of the net amount of all Eligible Accounts owing from all Account Debtors obligated on the Account (but only the amount of the Accounts of such Account Debtor exceeding such twenty five percent (25%) limitation shall be considered ineligible);

(l)          any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any material respect;

(m)          the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;

(n)          the Account is an obligation of an Account Debtor that is the federal, state or local government or any political subdivision thereof, unless (i) Agent has agreed to the contrary in writing and Agent has received from the Account Debtor the acknowledgement of Agent’s notice of assignment of such obligation pursuant to this Agreement, (ii) the Account is supported by an irrevocable letter of credit satisfactory to Agent (as to form, substance and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, (iii) such Account is covered by credit insurance in form, substance and amount and by an insurer, satisfactory to Agent, or (iv)  if such Account is owing by the federal government, Borrowers shall have complied to the reasonable satisfaction of Agent with all applicable requirements of the Assignment of Claims Act, 31 USC §3727, with respect thereto;

(o)          the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectability of such Account or reduce the amount payable or delay payment thereunder;

(p)          the Account Debtor has its principal place of business or executive office outside the United States or Canada; provided that Accounts owing from Account Debtors with a principal place of business or executive office located in Mexico, the United Kingdom or any EEA Member Country, in an amount not to exceed ten percent (10%) of the total aggregate amount of all Eligible Accounts, shall not be ineligible solely as a result of this clause (p), so long as (i) payment of the Account is assured by a credit insurance policy the proceeds of which have been assigned to Agent and is otherwise satisfactory to Agent as to form, amount and issuer in its sole discretion and (ii) Agent has approved such Account Debtor in writing (such approval not to be unreasonably withheld, conditioned or delayed);

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(q)          the Account is payable in a currency other than United States dollars;

(r)          the Account Debtor is an individual;

(s)          the Credit Party owning such Account has not signed and delivered to Agent notices, in the form requested by Agent, directing the Account Debtors to make payment to the applicable Lockbox Account;

(t)          the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);

(u)          the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien (other than Permitted Liens described in clause (l) of the definition thereof); or

(v)          the Account or Account Debtor fails to meet such other specifications and requirements which may from time to time be established by Agent in its Permitted Discretion.

All Accounts that are at any time excluded from Eligible Accounts by virtue of any one or more of the exclusionary criteria set forth above shall nevertheless constitute Collateral.

“Eligible Assignee” means (a) a Lender (other than a Defaulted Lender), (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, (x) ”Eligible Assignee” shall not include (i) any Credit Party or any of a Credit Party’s Affiliates, (ii) any natural person, or (iii) any Person that is a Competitor or any known Affiliate of a Competitor reasonably identified by Agent, and (y) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment or Term Loan Commitment shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Revolving Loan Commitment or Term Loan Commitment, respectively, or has been approved as an Eligible Assignee by Agent.

“Eligible Pre-Audit Accounts” means any Account of a Credit Party (i) that has been acquired pursuant to a Permitted Acquisition, (ii) that has not been subject to and would otherwise constitute an Eligible Account but for the requirement of the definition of “Eligible Account” that Agent’s customary collateral audit be completed, the results of which are acceptable to Agent in its Permitted Discretion, and (iii) with respect to which no more than twenty (20) days has elapsed since the acquisition of such Account (or such longer period as Agent may agree in its sole discretion); provided, however, that each Eligible Pre-Audit Account shall be properly recorded on Borrowers’ accounting systems (or an accounting system accessible to Borrower) at all times and shall be subject to establishment of reserves consistent with any reserves that may be established under clause (e) of the definition of “Borrowing Base”; provided further, however, that if Borrower has provided the requisite notice of the Permitted Acquisition and Agent has failed to timely conduct its customary collateral audit, then such Account shall be deemed to be an “Eligible Pre-Audit Account” hereunder.

“Eligible Unbilled Accounts” means any Account of a Credit Party that (i) has not been invoiced or billed, (ii) would otherwise constitute an Eligible Account but for the requirements of clauses (a) and (m) of the definition of “Eligible Account” and (iii) no more than thirty (30) days has elapsed since the day on which such Borrower completed performance of the services or delivered the goods, as applicable, giving rise to such Account; provided, however, that each Eligible Unbilled Account shall be properly recorded on Borrowers’ accounting systems at all times and shall be subject to establishment of reserves that may be established under clause (e) of the definition of “Borrowing Base”.

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“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, human health and safety, or clean-up that apply to any Credit Party and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Credit Party maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Credit Party or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Erroneous Payment” has the meaning specified therefor in Section 13.20(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified therefor in Section 13.20(d).

“Erroneous Payment Impacted Loans” has the meaning specified therefor in Section 13.20(d).

“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 13.20(d).

“Erroneous Payment Subrogation Rights” has the meaning specified therefor in Section 13.20(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 10.1.

“Excluded Accounts” has the meaning set forth in Section 5.14(b).

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“Excluded Property” shall mean (i) any right, title or interest in any permit, lease, capital lease, license, contract, agreement, account receivable or other General Intangible or instrument held by the Credit Parties, or to which any of the Credit Parties is a party or any of its right, title or interest thereunder to the extent, or any assets owned by such Credit Party that are subject to a purchase money Lien, a Lien securing a capital lease or any similar arrangement, but only to the extent, that the creation of a security interest therein would, under applicable law or the terms of such permit, lease, capital lease, license, contract, agreement, account receivable, agreement, General Intangible or instrument creating rights in such permit, lease, capital lease, license, contract, agreement, account receivable, agreement, General Intangible, instrument, assets, goods, inventory or equipment, or as a matter of law, result in a breach of the terms of, or constitute a default under, any permit, lease, capital lease, license, contract, agreement, account receivable, agreement creating rights in such permit, lease, capital lease, license, contract, agreement, account receivable, agreement, General Intangible or instrument, assets, goods, inventory or equipment held by the Credit Parties or to which any of the Credit Parties is a party or render void the security interest therein (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision or upon obtaining a required consent to cure any potential breach, such right, title or interest in such permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment shall cease to be an “Excluded Property”; (ii) Excluded Accounts; (iii) to the extent that the pledge of more than sixty-five percent (65%) of the outstanding voting equity interests of any CFC would have a material tax impact on any direct or indirect parent of such CFC, the voting stock or other voting equity interests of any CFC, solely to the extent that such voting equity interests represent more than sixty-five percent (65%) of the outstanding voting equity interests of such CFC, and (y) any equity interests of any Subsidiary of a CFC; and (iv) any United States intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the creation by a Credit Party of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, rule or regulation. For the avoidance of doubt, “Excluded Property” shall not include any right to receive any payment of money or the proceeds, substitutions or replacements of any Excluded Property (unless such proceeds, substitutions or replacements would constitute an Excluded Property).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent, any Lender or any other recipient of any payment to be made by or on behalf of any obligation of Credit Parties hereunder or the Obligations or required to be withheld or deducted from a payment to Agent, such Lender or such recipient (including any interest and penalties thereon): (a) Taxes to the extent imposed on or measured by Agent’s, any Lender’s or such recipient’s net income (however denominated), branch profits Taxes, and franchise Taxes and similar Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under which Agent, such Lender or such recipient is organized, has its principal office or conducts business with respect to entering into any of the Financing Documents or taking any action thereunder or (ii) that are Other Connection Taxes; (b) in the case of a Lender, United States withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans pursuant to a Law in effect on the date on which (i) such Lender becomes a party to this Agreement other than as a result of an assignment requested by a Credit Party under the terms hereof or (ii) such Lender changes its lending office for funding its Loan, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit, Revolving Loan Commitment or Term Loan Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Lender’s failure to comply with Section 2.8(c); and (d) any withholding Taxes imposed in respect of a Lender under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to the implementation of Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.

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“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

“Fee Letter” means each agreement between Agent and Borrower relating to fees payable to Agent in connection with this Agreement.

“Financing Documents” means this Agreement, any Notes, each Fee Letter, the Security Documents, any subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other documents, instruments and agreements related to the Obligations and heretofore executed, including any documents, instruments and agreements entered into concurrently with the Original Credit Agreement (but, subject to Section 13.21, specifically excluding the Original Credit Agreement), executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Foreign Lender” has the meaning set forth in Section 2.8(c)(i).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.

“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“GSquared Business Combination Agreement” means that certain Business Combination Agreement, dated as of September 20, 2021 by and among G Squared Ascend I Inc., Horizon Merger Sub Inc., TFX and Transfix Holdings, Inc., as amended, restated, refinanced, replaced, supplemented or otherwise modified from time to time to the extent permitted by this Agreement.

“GSquared Documents” means the GSquared Business Combination Agreement and the GSquared Note Documents.

“GSquared Note Documents” means the GSquared Note Purchase Agreement, the GSquared Notes, and the other “Transaction Documents” (or the equivalent thereof) as defined in the GSquared Note Purchase Agreement, all as amended, restated, refinanced, replaced, supplemented or otherwise modified from time to time in accordance therewith and with the GSquared Subordination Agreement and the terms of this Agreement, all of which shall at all times be subject to the GSquared Subordination Agreement.

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“GSquared Note Purchase Agreement” means that certain Subordinated Convertible Promissory Note Purchase Agreement dated as of June 15, 2021, by and among TFX and G Squared V, LP (together with any other lenders from time to time party thereto after the date of the Initial Closing (as defined therein)), as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance therewith and with the GSquared Subordination Agreement and the terms of this Agreement.

“GSquared Notes” means those certain Subordinated Convertible Promissory Notes to be issued by TFX pursuant to the GSquared Note Purchase Agreement in accordance with the terms thereof; provided that the aggregate principal amount of the GSquared Notes shall not, at any time, exceed $50,000,000 plus capitalized interest accrued at the rate set forth therein.

“GSquared Outside Date” means the “Outside Date” as such term is defined in the GSquared Business Combination Agreement, as may be amended or extended in accordance with the terms of the GSquared Business Combination Agreement.

“GSquared SPAC Termination Date” has the meaning ascribed to such term in the GSquared Note Purchase Agreement as the same is in effect on the Closing Date.

“GSquared Subordination Agreement” means that certain Subordination Agreement, dated as of June 15, 2021, among Agent, G Squared V, LP and any other creditor that may become party thereto from time to time in accordance therewith, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Holdings and any other Person that has executed or delivered, or shall in the future execute or deliver, any Guarantee of any portion of the Obligations (including pursuant to Article 12 hereof).

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; any substance the presence of which is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls, flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

Midcap / Transfix / A&R Credit Agreement

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Holdings” means (a) following the consummation of the reorganization described in the Reorganization Plan, Newco or (b) otherwise, another entity formed in a state within the United States that, upon formation, shall become the direct parent or the direct parent of the direct parent of TFX and, in either case, satisfies the other obligations set forth in paragraph 2 of Schedule 7.4.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrowers or any other Credit Party under any Financing Documents and (b) to the extent not otherwise described in (a), Other Taxes.

“Instrument” means “instrument”, as defined in Article 9 of the UCC.

“Intellectual Property” means all patents, patent applications and like protections, including improvements divisions, continuations, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in works of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.

“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise), making or holding Debt, securities, capital contributions, loans, time deposits, advances, or Guarantees. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“IRS” has the meaning set forth in Section 2.8(c)(i).

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Environmental Laws.

Midcap / Transfix / A&R Credit Agreement

“LC Issuer” means one or more banks, trust companies or other Persons in each case expressly identified by Agent from time to time, in its sole discretion, as an LC Issuer for purposes of issuing one or more Letters of Credit hereunder. Without limitation of Agent’s discretion to identify any Person as an LC Issuer, no Person shall be designated as an LC Issuer unless such Person maintains reporting systems acceptable to Agent with respect to letter of credit exposure and agrees to provide regular reporting to Agent satisfactory to it with respect to such exposure.

“Lender” means each of (a) MCF, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.

“Lender Letter of Credit” means a Letter of Credit issued by an LC Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.

“Letter of Credit” means a standby letter of credit issued for the account of any Borrower by an LC Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Commitment Expiry Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods, provided, however, that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Commitment Expiry Date. Each Letter of Credit shall be either a Lender Letter of Credit or a Supported Letter of Credit.

“Letter of Credit Liabilities” means, at any time of calculation, the sum of (a) without duplication, the amount then available for drawing under all outstanding Lender Letters of Credit and all Supported Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met, plus (b) without duplication, the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all such Lender Letters of Credit and Supported Letters of Credit.

“LIBOR Rate” means, for each Loan, a per annum rate of interest equal to the greater of (a) one percent (1.00%) and (b) the rate determined by Agent (rounded upwards, if necessary, to the next 1/100th%) by dividing (i) the Base LIBOR Rate for the Interest Period, by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).

“LIBOR Replacement Conforming Changes” means, with respect to any replacement of the Base LIBOR Rate as contemplated in the definition thereof, any technical administrative or operational changes (including, without limitation, changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides may be appropriate to reflect the adoption and implementation of such replacement index or source and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the replacement index or source exists, in such other manner of administration as Agent decides is reasonable necessary in connection with the administration of this Agreement).

Midcap / Transfix / A&R Credit Agreement

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Credit Party or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidity” means, as of any date of determination, the sum of (a) the Revolving Loan Availability plus (b) Borrower Unrestricted Cash.

“Liquidity Payment Conditions” means the satisfaction of clauses (a), (b)(ii)(A) and (c) of the definition of “Post Toggle Payment Conditions” at the time of, and after giving pro forma effect to, such proposed transaction.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan(s)” means the Term Loan, the Revolving Loans and each and every advance under the Term Loan, or any combination of the foregoing, as the context may require. All references herein to the “making” of a Loan or words of similar import shall mean, with respect to the Term Loan, the making of a Term Loan Advance.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Lockbox” has the meaning set forth in Section 2.11.

“Lockbox Account” means an account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid.

“Lockbox Bank” has the meaning set forth in Section 2.11.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature, a material adverse change in, or a material adverse effect upon, any of (i) the financial condition, operations, business or properties of the Credit Parties, taken as a whole, (ii) the ability of Agent or Lenders to enforce the Obligations or realize upon a portion of the Collateral in which Agent has previously perfected a Lien having an aggregate value in excess of $1,000,000 (other than as a result of an action taken or not taken that is solely in the control of Agent), or the ability of any Credit Party to perform any of its material obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, or (iv) the existence, perfection or priority of any security interest granted in any Financing Document and covering Collateral in which Agent has previously perfected a Lien with an aggregate value in excess of $1,000,000

“Material Contracts” has the meaning set forth in Section 3.17.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7.

“MCF” means MidCap Funding IV Trust, a Delaware statutory trust, and its successors and assigns.

Midcap / Transfix / A&R Credit Agreement

“Minimum Balance” shall mean, at any time, an amount that equals the product of: (i) the average Borrowing Base (or, if less on any given day, the Revolving Loan Commitment) during the immediately preceding month multiplied by (ii) the Minimum Balance Percentage for such month.

“Minimum Balance Fee” shall mean a fee equal to (a) the positive difference, if any, remaining after subtracting (i) the average end-of-day principal balance of Revolving Loans outstanding during the immediately preceding month (without giving effect to the clearance day calculations referenced above or in Section 2.2(a) from (ii) the Minimum Balance multiplied by (b) the highest interest rate applicable to the Revolving Loans during such month (or, during the existence of an Event of Default, the default rate of interest set forth in Section 10.5(a)).

“Minimum Balance Percentage” means ten percent (10%).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Credit Party or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“Newco” means Transfix Holdings, Inc., a Delaware corporation.

“Notes” has the meaning set forth in Section 2.3.

“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.

“Notice of LC Credit Event” means a notice from a Responsible Officer of Borrower Representative to Agent with respect to any issuance, increase or extension of a Letter of Credit specifying: (a) the date of issuance or increase of a Letter of Credit; (b) the identity of the LC Issuer with respect to such Letter of Credit, (c) the expiry date of such Letter of Credit; (d) the proposed terms of such Letter of Credit, including the face amount; and (e) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including, without limitation, the payment of interest and other amounts arising after the commencement of any case with respect to any Credit Party under the Bankruptcy Code or any similar statute which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. In addition to, but without duplication of, the foregoing, the Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with (a) all Support Agreements and (b) all Lender Letters of Credit.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

Midcap / Transfix / A&R Credit Agreement

“Operative Documents” means the Financing Documents and Subordinated Debt Documents.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of business of such Credit Party, as conducted by such Credit Party in accordance with past practices or as conducted by such Credit Party in accordance with ordinary prevailing industry standards of the industry in which such Credit Party has its primary business or any business reasonably related or ancillary thereto or reasonable extensions thereof and undertaken by such Credit Party in good faith and not for purposes of evading any covenant or restriction in any Financing Document.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other equity interests of such Person.

“Original Closing Date” means April 22, 2021.

“Original Credit Agreement” has the meaning set forth in the recitals hereto.

“Other Connection Taxes” means taxes imposed as a result of a present or former connection between Agent or any Lender and the jurisdiction imposing such tax (other than connections arising from Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loans or any Financing Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.8(i)).

“Overdue AP” means the sum of all amounts due and owing to Borrowers’ trade creditors which are outstanding sixty (60) days or more past their due date as most recently reported to Agent pursuant to Section 4.1.

“Overdue AP Reserve” means a reserve established and maintained by Agent in an amount equal to the Overdue AP.

“Participant Register” has the meaning set forth in Section 11.17(a)(iii).

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.

Midcap / Transfix / A&R Credit Agreement

“Payment Condition Toggle Amount” means, as of any date of determination, if (i) the Pre Toggle Payment Conditions have been met or exceeded, but the Post Toggle Payment Conditions have not been met, $1,000,000 and (ii) the Post Toggle Payment Conditions have been met, $5,000,000.

“Payment Recipient” has the meaning specified therefor in Section 13.20(a).

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permits” means all governmental licenses, authorizations, supplier numbers, registrations, permits, certificates, franchises, qualifications, accreditations, consents and approvals of a Credit Party required under all applicable Laws and required for such Credit Party in order to carry on its business as now conducted.

“Permitted Acquisition” means any acquisition by a Credit Party to the extent that each of the following conditions shall have been satisfied:

(a)          the Borrower Representative shall have delivered and/or confirmed to Agent;

(i)            with respect to any acquisition or series of related acquisitions, (A) not less than ten (10) Business Days (or such shorter period as approved by the Agent in its sole discretion) prior to the closing of the proposed acquisition: (w) a description of the proposed acquisition, in reasonable detail, which shall include, in any event, the identity of the seller(s) and to the extent equity interests are acquired, the identity of the issuer of such equity (including name, jurisdiction of formation, location of the chief executive offices), a general summary of the assets to be acquired and the liabilities and other obligations to be assumed, (x) to the extent available, copies of all material contracts, broker/carrier agreements, subscription contracts, customer contracts, warehouse or bailee or similar agreements, and, to the extent reasonably requested by Agent, other contracts of the Target, (y) a pro forma accounting of all accounts receivable and inventory to be acquired, if any, identification of accounts receivable that will be proposed as Eligible Pre-Audit Accounts or otherwise proposed to be included in the Borrowing Base, and (z) to the extent available, other due diligence (including, a quality of earnings report, last audited and most recent unaudited financial statements); (B) not less than five (5) days prior to consummation of such acquisition, notice of any material adverse changes, additions, exceptions or other material adverse modification to the information or the structure, terms and conditions of such acquisition, each as previously provided to Agent, and (B) not less than five (5) Business Days following the consummation of such acquisition, executed counterparts of the material agreements and any other agreements reasonably required by Agent pursuant to which such acquisition was consummated and any schedules to such agreements, or

(ii)            with respect to any acquisition or series of related acquisitions in connection with which no assets to be acquired will be proposed as Eligible Pre-Audit Accounts or otherwise proposed be included in the calculation of the Borrowing Base, (a) not less than ten (10) Business Days (or such shorter period as approved by the Agent in its reasonable discretion) prior to the closing of the proposed acquisition: (A) a description of the proposed acquisition, in reasonable detail, which shall include, in any event, the identity of the seller(s) and to the extent equity interests are acquired, the identity of the issuer of such equity (including name, jurisdiction of formation, location of the chief executive offices), a general summary of the assets to be acquired and the liabilities and other obligations to be assumed and (B) not less than five (5) Business Days following such acquisition (or such longer period as approved by the Agent in its sole discretion), executed counterparts of the material agreements pursuant to which such acquisition was consummated, any schedules to such agreements, and any other agreements reasonably requested by Agent;

Midcap / Transfix / A&R Credit Agreement

(b)          the Credit Parties (including any new Subsidiary to the extent required by Section 4.11) shall execute and deliver the agreements, instruments and other documents to the extent required by Section 4.11;

(c)          no Default or Event of Default shall have occurred and be continuing, or would exist after giving pro forma effect to, the proposed acquisition;

(d)          all transactions in connection with such acquisition shall be consummated, in all material respects, in accordance with applicable Laws;

(e)          the assets acquired in such acquisition are for use in the same line of business as the Credit Parties are currently engaged or a line of business reasonably related or ancillary thereto or reasonable extensions thereof;

(f)          such acquisition shall not be hostile and, if applicable, shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the Target;

(g)          no Debt or Liens are assumed or created (other than Permitted Liens and Permitted Debt) in connection with such acquisitions; and

(h)          Agent shall have received a certificate of a Responsible Officer of the Borrower Representative demonstrating, on a pro forma basis after giving effect to the consummation of such acquisition, that the Liquidity is not less than the Trigger Amount and notice that there has been no material changes, additions, exceptions or other modification to the information or the structure, terms and conditions of such acquisition, each as previously provided to Agent, including notice of any material adverse change delivered pursuant to clause (a)(i)(B) of this definition.

Notwithstanding the foregoing, no Accounts acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Accounts or Eligible Unbilled Accounts at the respective advance rate set forth therefor in the definition of “Borrowing Base” until a field examination / collateral audit (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the reasonable satisfaction of Agent, including the establishment of reserves permitted under clause (e) of the definition of “Borrowing Base” required in Agent’s Permitted Discretion unless such Accounts qualify as Eligible Pre-Audit Accounts. Credit Parties hereby acknowledge and agree that field examinations / collateral audit and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.

“Permitted Asset Dispositions” means the following Asset Dispositions:

(a)         dispositions of Inventory in the Ordinary Course of Business;

(b)         dispositions of assets not constituting ABL Priority Collateral in the Ordinary Course of Business that the applicable Borrower or Subsidiary determines in good faith is no longer used or useful in the business of such Borrower and its Subsidiaries;

Midcap / Transfix / A&R Credit Agreement

(c)          the use of cash or cash equivalents and conversions of cash equivalents into cash or other cash equivalents, in each case, in a manner not prohibited by the Financing Documents;

(d)          any non-exclusive sub-license of Intellectual Property rights of a Credit Party to any other Credit Party in the Ordinary Course of Business so long as all such licenses do not result in a legal transfer of title to the licensed property;

(e)          to the extent constituting an Asset Disposition, the granting of Permitted Liens, the making of Permitted Investments, and the making of Permitted Distributions;

(f)           the leasing or subleasing of assets (other than Accounts) of any Borrower or its Subsidiaries in the Ordinary Course of Business;

(g)          dispositions of assets among Credit Parties to the extent not otherwise prohibited pursuant to the terms of this Agreement;

(h)          any involuntary loss, damage or destruction of property, so long as the fair market value of such property is less than $1,000,000 in the aggregate in any fiscal year;

(i)           dispositions of equipment or real property for fair market value to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; provided that, to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral;

(j)           the sale or discount, in each case, without recourse, of accounts receivable (other than Eligible Accounts, Eligible Pre-Audit Accounts and Eligible Unbilled Accounts) arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof, in an amount not to exceed $250,000 in any year and $1,000,000 over the term of this Agreement; provided, that the proceeds thereof shall be immediately deposited in the Lockbox;

(k)          dispositions approved by Agent in writing (such approval not to be unreasonably withheld);

(l)           abandonment, cancellation or disposition of any Intellectual Property of any Credit Party which, in such Credit Party’s reasonable business judgment is no longer material in the conduct of the Credit Parties’ business, taken as a whole; and

(m)         other dispositions of property for fair market value in a single transaction or a series of related transactions with an aggregate value not to exceed the then-applicable Payment Condition Toggle Amount in the aggregate in any fiscal year.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Credit Party or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Credit Parties’ and their Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Credit Parties or their Subsidiaries; and (d) upon a final determination of such contest, Credit Parties and their Subsidiaries shall timely comply with the requirements thereof.

Midcap / Transfix / A&R Credit Agreement

“Permitted Contingent Obligations” means:

(a)          Contingent Obligations arising in respect of the Debt under the Financing Documents;

(b)          Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c)          Contingent Obligations outstanding on the Original Closing Date and set forth on Schedule 5.1 (and any Permitted Refinancings of the indebtedness underlying such Contingent Obligations);

(d)          Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;

(e)          Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(f)          Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6 and incurred in connection with the consummation of any Permitted Acquisition;

(g)          so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Credit Party or Subsidiary in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(h)         Contingent Obligations arising under unsecured guarantees of Debt of any Credit Party or any of its Subsidiaries to the extent that the Person that is obligated under such guaranty could have incurred such underlying Debt;

(i)            indemnity obligations under customer contracts that are entered into in the Ordinary Course of Business;

(j)           indemnity obligations provided for the benefit of directors (or comparable managers) or officers of a Credit Party or one of its Subsidiaries so long as it has been approved by such Credit Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law; and

(k)          other Contingent Obligations not permitted by clauses (a) through (j) above, not to exceed the then-applicable Payment Condition Toggle Amount at any time outstanding.

Midcap / Transfix / A&R Credit Agreement

“Permitted Debt” means:

(a)          each Credit Party’s and its Subsidiaries’ Debt to Agent and each Lender under this Agreement and the other Financing Documents;

(b)          Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(c)          purchase money Debt and capital leases not to exceed the then-applicable Payment Condition Toggle Amount in the aggregate at any time (whether in the form of a loan or a lease) used solely to acquire equipment, motor vehicles, or other capital assets used in the Ordinary Course of Business and secured only by such equipment, motor vehicles or capital assets;

(d)          Debt existing on Original Closing Date and described on Schedule 5.1 (and any Permitted Refinancings of such Debt);

(e)          trade accounts payable arising in the Ordinary Course of Business;

(f)          to the extent constituting Debt (without duplication), Permitted Contingent Obligations;

(g)          Permitted Senior Term Debt;

(h)          Customary unsecured earnout obligations and other similar contingent purchase price obligations incurred in connection with a Permitted Acquisition;

(i)          Subordinated Debt;

(j)          so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Debt existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(k)          Debt in the form of insurance premiums financed through the applicable insurance company;

(l)          Debt incurred in the Ordinary Course of Business in respect of (i) credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), (ii) cash management services, or (iii) in respect of netting services, overdraft protection, and other like services; provided, that such Debt described in the foregoing clauses (i)-(iii) shall not exceed $1,000,000 in the aggregate at any time;

(m)         unsecured Debt owing to employees, former employees, former officers, directors, or former directors, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence thereof and (ii) such Debt is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent;

(n)         [Reserved];

Midcap / Transfix / A&R Credit Agreement

(o)          intercompany loans made (i)by a Credit Party or any Subsidiary of a Credit Party that is not a Credit Party to a Credit Party, provided such loans shall be subordinated upon terms reasonably satisfactory to Agent and (ii) by a Credit Party to another Credit Party;

(p)          [Reserved];

(q)          accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Debt that otherwise constitutes Permitted Debt;

(r)          Permitted Refinancings of any items of Permitted Debt (a) through (q) above; and

(s)          any other unsecured Debt incurred by any Credit Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed the then-applicable Payment Condition Toggle Amount.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Distributions” means the following Restricted Distributions:

(a)          dividends by any Subsidiary of any Credit Party to its direct parent or Holdings;

(b)          dividends payable solely in common stock;

(c)          de minimis cash payments in lieu of the issuance of fractional shares;

(d)          cashless conversion of any convertible securities of any Credit Party or its Subsidiaries into any other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof or any cashless exercise of any exercisable securities;

(e)          repurchases of stock of investors, officers, employees, directors or consultants pursuant to stock purchase agreements or other agreements in respect of TFX’s stock (at any time prior to a Permitted Reorganization) or Holdings’ stock (at any time following a Permitted Reorganization), so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchase does not exceed the sum of (x) $5,000,000 in the aggregate per fiscal year plus (y) to the extent that any repurchase is paid for with the proceeds of any sale or issuance of TFX’s stock (other than Disqualified Stock) prior to a Permitted Reorganization or Holdings’ stock (other than Disqualified Stock) on and after a Permitted Reorganization, an aggregate amount not to exceed forty percent (40.0%) of the total net cash proceeds received by the Credit Parties from any such sale or issuance;

(f)          purchases of stock that are deemed to occur in connection with an exercise of options or warrants or other rights to any other equity interests;

(g)          exchanges, assumptions or like transactions of equity of TFX for the comparable equity of Holdings in connection with a Permitted Reorganization;

(h)          any Restricted Distribution so long as the Liquidity Payment Conditions are satisfied at the time of such Restricted Distribution; and

(i)          solely with respect to each taxable year the applicable Credit Party is treated as a partnership or disregarded entity for federal income tax purposes, dividends or distributions paid to such Credit Party’s shareholder(s) or member(s) solely to the extent of the amount, and at the times, necessary for such shareholder(s) or member(s) to pay its or their respective federal (and, if applicable, state) income taxes arising from and due on such shareholder(s)’ or member(s)’ respective allocable shares of such Borrower’s taxable income for the taxable period that are imposed directly to such shareholder(s) or member(s) under applicable law (taking into account for the purpose of determining allocable taxable income for such periods, all applicable deductions and losses for the current taxable year (including the deduction under Section 199A of the Code) and any prior taxable periods to the extent not previously taken into account hereunder and all amortization and depreciation deductions as the result of basis adjustments under Sections 732, 734, and 743 of the Code and disregarding any income amounts includible to a member under Section 707(c) or 736(a) of the Code as guaranteed payments for services and also taking into in determining the applicable income tax liability of any shareholder or member any special tax rate based on the character or type of income and any applicable income tax credits available under applicable law to a member or shareholder from the operations of such Borrower); provided, however, that no Event of Default shall exist, and no act, event or condition shall have occurred or exist which with notice or the lapse of time, or both, would constitute an Event of Default.

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“Permitted Investments” means:

(a)          Investments shown on Schedule 5.7 and existing on the Original Closing Date;

(b)          the holding of cash and cash equivalents to the extent constituting an Investment;

(c)          Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(d)          Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Credit Parties or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Credit Party’s Board of Directors (or other governing body);

(e)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(f)           Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this subpart (f) shall not apply to Investments of Credit Parties in any Subsidiary;

(g)          Investments consisting of (1) Deposit Accounts or Securities Accounts in which Agent has received a Deposit Account Control Agreement or Securities Account Control Agreement and (2) Excluded Accounts;

(h)          Investments by any Credit Party in (1) any other Borrower, or (2) any Guarantor to the extent such Guarantor has granted a Lien to Agent in all or substantially all of its property of the type described in Schedule 9.1 hereto and otherwise made in compliance with Section 4.11(d);

(i)           Investments by (1) any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party; and (2) Investments made by any Credit Party in any Subsidiary of such Credit Party that is not a Credit Party, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, in an amount not to exceed the Payment Condition Toggle Amount at any time outstanding;

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(j)          Permitted Acquisitions;

(k)          Investments arising in connection with the Permitted Reorganization;

(l)           Investments consisting of advances made in connection with purchases of goods or services in the Ordinary Course of Business;

(m)         Investments accepted in connection with asset dispositions permitted hereunder;

(n)          Investments held by a Target acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(o)          so long as no Event of Default exists at the time of such Investments or after giving effect to such Investment, other Investments in an amount not to exceed the Payment Condition Toggle Amount in the aggregate outstanding at any time; and

(p)          other Investments, so long as the Liquidity Payment Conditions are satisfied.

“Permitted Liens” means:

(a)          deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA or, with respect to any Pension Plan or Multiemployer Plan, the Code) pertaining to a Credit Party’s or its Subsidiary’s employees, if any;

(b)          deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(c)          carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral, other than any Collateral which is part of the Borrowing Base, arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest;

(d)          Liens on Collateral, other than Accounts, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(e)          attachments, appeal bonds, judgments and other similar Liens on Collateral other than Accounts, arising in connection with court proceedings that do not constitute an Event of Default; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;

(f)          Liens and encumbrances in favor of Agent under the Financing Documents;

(g)         Liens on Collateral, other than Collateral, which is part of the Borrowing Base, existing on the Original Closing Date and set forth on Schedule 5.2;

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(h)         any Lien on any equipment securing Debt permitted under subpart (c) of the definition of Permitted Debt, provided, however, that such Lien attaches concurrently with or within sixty (60) days after the acquisition thereof;

(i)          purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into the Ordinary Course of Business;

(j)          easements, covenants, conditions, rights of way, restrictions, encroachments, and other minor defects or irregularities in title as to real property owned or leased by a Credit Party, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the applicable Person;

(k)         Liens on segregated Deposit Accounts securing letters of credit issued by Silicon Valley Bank outstanding as of the Original Closing Date, each as set forth on Schedule 1.1, which funds on deposit therein shall not exceed, in the aggregate, 105% of the sum of face values of all such letters of credit.

(l)          Subject to the terms of the applicable intercreditor agreement, Liens securing Permitted Senior Term Debt;

(m)        Liens (including the right of setoff) in favor of a bank or other depository institution in connection with the establishment of depository relations not given in connection with the issuance of Debt, but solely to the extent that such Liens are limited to specific deposit accounts and amounts therein and in any event, do not secure Debt for borrowed money or any other financing arrangement;

(n)         Liens that are replacements of Permitted Liens to the extent that the original Debt is the subject of a Permitted Refinancing to such Debt and so long as the replacement Liens only encumber those assets that secured the original Debt;

(o)         [Reserved];

(p)         Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Debt; provided, that the aggregate principal amount secured thereby does not exceed insurance premiums to be paid by the Credit Parties for one (1) year;

(q)         [Reserved];

(r)          leases or subleases of real property granted in the Ordinary Course of Business, and leases, subleases, nonexclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the Ordinary Course of Business;

(s)         non-exclusive licenses of Intellectual Property granted to third parties in the Ordinary Course of Business;

(t)          any interest or title of a licensor, lessor or sublicensor under any operating lease entered into in the Ordinary Course of Business and covering only the assets so leased; and

(u)         other Liens (on assets other than Accounts) which do not secure Debt for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $2,500,000.

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“Permitted Modifications” means (a) such amendments or other modifications to a Credit Party’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law, (b) such amendments or modifications to a Credit Party’s or Subsidiary’s Organizational Documents (other than those involving a change in the name of a Credit Party or Subsidiary or involving a reorganization of a Credit Party or Subsidiary under the laws of a different jurisdiction) that would not adversely affect the rights and interests of Agent or Lenders, (c) such amendments or other modifications to a Credit Party’s or Subsidiary’s Organizational Documents as are required to effectuate the (i) Permitted Reorganization, (ii) any equity or convertible equity financing, (iii) a Qualified IPO or (iv) the Permitted SPAC Transaction.

“Permitted Refinancings” means any refinancings, extensions, increases or amendments to Permitted Debt; provided, that (i) the aggregate principal amount of such Debt does not exceed the principal amount of such Debt being refinanced plus the amount of any interest, premiums or penalties actually due and required to be paid plus reasonable and documented fees and expenses associated therewith and actually incurred, which, in the aggregate, shall not exceed six percent (6%) of the principal amount of the Debt being refinanced, (ii) any Liens securing such Debt are not extended to any additional property of any Credit Party, (iii) no Credit Party that is not originally obligated (or required to become obligated) with respect to repayment of such Debt is required to become obligated with respect thereto, (iv) such refinancing, extension, increase or amendment does not result in a shortening of the average weighted maturity of such Debt being refinanced, (v) the terms of any such refinancing, extension, increase or amendment (other than pricing, premiums and optional prepayment or optional redemption provisions) are not materially less favorable to the obligor thereunder than the original terms of such Debt being refinanced, taken as a whole, and (vi) if the Debt being refinanced was subordinated in right of payment to the Obligations, then the terms and conditions of the refinanced, extended, increased or amended Debt must include subordination terms and conditions that are at least as favorable to Agent and Lenders as those that were applicable such Debt being refinanced.

“Permitted Reorganization” has the meaning set forth on Schedule 7.4.

“Permitted Senior Term Debt” means so long as all Obligations in respect of the Term Loan hereunder have been paid in full and all Term Loan Commitments shall have been terminated prior to the time of incurrence, a senior secured term loan credit facility that is either (a) provided by Agent and Lenders, it being acknowledged and agreed by Credit Parties that Agent and Lenders shall have no obligation whatsoever to provide any Permitted Senior Term Debt but agree to review and evaluate any reasonable request made by Credit Parties therefor or (b) (i) that is incurred at a time during which no Default or Event of Default has occurred and is continuing, (ii) the terms of which are subject to an intercreditor agreement, among Borrowers, Agent and the term lenders thereunder (or a duly authorized agent acting on behalf of such term loan lenders), in form and substance reasonably satisfactory to Agent, pursuant to which, among other things, Agent will agree to subordinate its Liens on the Collateral other than ABL Priority Collateral to the Liens in favor of the agent and lenders under such term loan credit facility and the agent and lenders under such term loan credit facility will subordinate their Liens on the ABL Priority Collateral to the Liens in favor of the Agent hereunder, and (iii) the terms of which do not conflict with this Agreement and the other Financing Documents and that contains covenant levels that are reasonably acceptable to Agent (such acceptance not to be unreasonably withheld, delayed or conditioned), where “ABL Priority Collateral” will include, among other things, all accounts, receivables, security accounts, cash, cash equivalents, money and deposit accounts, Inventory, Documents, Investment Property, Letter of Credit Rights, Supporting Obligations and all books and other Records, all collateral security and guarantees, proceeds, products, substitutions and to the extent needed to realize on such ABL Priority Collateral, all relevant rights in the intellectual property, in each case, of the Credit Parties.

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“Permitted SPAC Transaction” means a merger or business combination transaction or a series of related mergers or business combination transactions, involving TFX (prior to the Permitted Reorganization), Holdings (on and after the Permitted Reorganization) or another Credit Party that holds, directly or indirectly, 100% of the equity interests of Holdings or any Affiliate or Subsidiaries thereof, on the one hand, and a publicly traded “special purpose acquisition corporation” or “blank check company” (as defined under the Securities Exchange Act of 1934, as amended, the “SPAC”) or any Affiliate or Subsidiaries thereof, on the other hand, at least a portion of the consideration for which will be securities issued by the ultimate parent company following such transaction; provided, that (i) the equity interests of the ultimate parent company following such transaction is registered with the SEC, and/or is publicly traded on and/or registered with a public securities exchange in the United States, (ii) upon consummation of the Permitted SPAC Transaction, Liquidity shall be not less than Liquidity immediately prior to the consummation of such transaction, and (iii) the value of the Collateral upon consummation of the Permitted SPAC Transaction shall be greater than or equal to the value of the Collateral immediately prior to the consummation of such Permitted SPAC Transaction, including the pledge of the equity of the Borrower.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Post Toggle Payment Conditions” means, at the time of determination with respect to any specified transaction or payment the following:

(a)            as of the date of any such transaction or payment, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(b)            as of the date of any such transaction or payment, (i) Credit Parties shall have received unrestricted net cash proceeds of not less than $100,000,000 in the aggregate from all equity financings after the Closing Date, including a Permitted SPAC Transaction, a Qualified IPO or other equity raise, in each case, consummated after the Closing Date and (ii) either (A) Liquidity for the immediately preceding thirty (30) consecutive day period shall have been greater than, and after giving effect to the subject transaction or payment, on a pro forma basis, shall be greater than, two times the Revolving Loan Commitment as of such date or (B) the market capitalization of the Credit Parties shall be greater than $250,000,000 in the aggregate; and

(c)            Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed payment or transaction (or such shorter period as determined by Agent) of $5,000,000 or more and such information with respect thereto as Agent may reasonably request, including (i) the proposed date and amount of the payment or transaction, (ii) all documentation and other information required by regulatory authorities under applicable under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, with respect to the Credit Parties in each case to the extent requested by the Agent, and (iii) a general description of the transaction or event giving rise to such payment and the proposed date of the consummation of such payment or transaction.

“Pre Toggle Payment Conditions” means, at the time of determination with respect to any specified transaction or payment the following:

(a)            as of the date of any such transaction or payment, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; and

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(b)            Agent shall have received such information with respect thereto as Agent may reasonably request, including (i) the proposed date and amount of the payment or transaction, (ii) all documentation and other information required by regulatory authorities under applicable under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, with respect to the Credit Parties in each case to the extent requested by the Agent, and (iii) a general description of the transaction or event giving rise to such payment and the proposed date of the consummation of such payment or transaction.

“Pro Rata Share” means, (a) with respect to a Lender’s obligation to make advances in respect of a Term Loan, the Term Loan Commitment Percentage of such Lender, (b) with respect to a Lender’s obligation to make Revolving Loans, such Lender’s right to receive the unused line fee described in Section 2.2(b), such Lender’s obligation to purchase interests and participations in Letters of Credit and related Support Agreement liabilities and obligations, and such Lender’s obligation to share in Letter of Credit Liabilities and to receive the related Letter of Credit fee described in Section 2.5(b), the Revolving Loan Commitment Percentage of such Lender, (c) with respect to a Lender’s right to receive payments of principal and interest with respect to Revolving Loans or Term Loan, such Lender’s Revolving Loan Exposure or Term Loan Exposure, as applicable, with respect thereto; and (d) for all other purposes (including, without limitation, the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (i) the sum of the Revolving Loan Commitment Amount, Term Loan Commitment Amount and Term Loan Outstandings of such Lender (or, in the event the Revolving Loan Commitment and Term Loan Commitment shall have been terminated in whole, such Lender’s then existing Revolving Loan Outstandings or Term Loan Outstandings, as applicable), by (ii) the sum of the Revolving Loan Commitment, Term Loan Commitment and the Term Loan Outstandings (or, in the event the Revolving Loan Commitment or Term Loan Commitment shall have been terminated in whole, the then existing Revolving Loan Outstandings or Term Loan Outstandings) of all Lenders.

“Protected CFC” means any “controlled foreign corporation” within the meaning of Section 957 of the Code all of whose United States shareholders as defined in Section 951(b) of the Code are treated as domestic “C-corporations” for federal income tax purposes that are eligible for the deduction under Section 245A of the Code with respect to dividends from such controlled foreign corporation.

“Qualified IPO” means the issuance and sale by TFX (prior to the Permitted Reorganization) or by Holdings (on and after the Permitted Reorganization) of its common stock in a public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement (whether alone or in connection with a secondary public offering) filed with the SEC in accordance with the Securities Act of 1933, as amended, following which the common stock of TFX or Holdings, as applicable, is listed on the New York Stock Exchange or the Nasdaq Stock Market and in respect of which Credit Parties have delivered evidence satisfactory to Agent that Credit Parties have received unrestricted net cash proceeds of not less than $50,000,000 (subject to no clawback, escrow or other terms limiting TFX’s or Holdings’, as applicable ability to freely use such proceeds).

“Reaffirmation Agreement” means that certain Reaffirmation Agreement, dated as of the Closing Date, by and among the Borrowers and the Agent, as amended, restated, supplemented or modified from time to time.

“Register” has the meaning set forth in Section 11.17(a)(iii).

“Reimbursement Obligations” means, at any date, the obligations of each Borrower then outstanding to reimburse (a) Agent for payments made by Agent under a Support Agreement, and/or (b) any LC Issuer, for payments made by such LC Issuer under a Lender Letter of Credit.

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“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reorganization Plan” means the final reorganization plan attached as Exhibit G hereto, as the same may be modified from time to time in accordance with the GSquared Business Combination Agreement or with the written consent of Agent.

“Replacement Lender” has the meaning set forth in Section 11.17(c).

“Required Lenders” means at any time Lenders holding (a) fifty-one percent (51%) or more of the sum of the Revolving Loan Commitment (if any), the Term Loan Commitment (if any) and Term Loan Outstandings (if any) (each taken as a whole), or (b) if the Revolving Loan Commitment or Term Loan Commitment has been terminated in whole, fifty-one percent (51%) or more of the sum of (x) the then aggregate outstanding principal balance of the Loans plus (y) the then aggregate amount of Letter of Credit Liabilities; provided, that the Revolving Loan Commitment Amounts, Term Loan Commitment Amounts and Term Loan Exposure of any Defaulted Lender shall be disregarded in the determination of the Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer, Controller and General Counsel.

“Restricted Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c) any management fees, salaries or other fees or compensation to any Person holding an equity interest in a Credit Party or a Subsidiary of a Credit Party (other than (i) payments of salaries or other compensation to individuals, (ii) directors’ or consultants’ fees, (iii) payments in respect of directors’ and officers’ indemnity rights or liability insurance coverage, and (iv) advances and reimbursements to employees, consultants, or directors, all in the Ordinary Course of Business), an Affiliate of a Credit Party or an Affiliate of any Subsidiary of a Credit Party, or (d) repayments of or debt service on loans or other indebtedness held by any Person holding an equity interest in a Credit Party or a Subsidiary of a Credit Party, an Affiliate of a Credit Party or an Affiliate of any Subsidiary of a Credit Party unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness.

“Revolving Lender” means each Lender having a Revolving Loan Commitment Amount in excess of Zero Dollars ($0) (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of Zero Dollars ($0)).

“Revolving Loan Availability” means, at any time, the Revolving Loan Limit minus the Revolving Loan Outstandings.

“Revolving Loan Borrowing” means a borrowing of a Revolving Loan.

“Revolving Loan Commitment” means, as of any date of determination, the aggregate Revolving Loan Commitment Amounts of all Lenders as of such date.

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“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be $0), as such amount may be adjusted from time to time by (a) any amounts assigned to an Eligible Assignee (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective Assignment Agreements to which such Lender is a party, and (b) any Additional Tranche(s) activated by Borrowers. For the avoidance of doubt, the aggregate Revolving Loan Commitment Amount of all Lenders on the Closing Date shall be $50,000,000 and if the Additional Tranche is fully activated by Borrowers pursuant to the terms of the Agreement such amount shall increase to $75,000,000.

“Revolving Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.

“Revolving Loan Exposure” means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s Revolving Loan Outstandings on such date divided by the aggregate Revolving Loan Outstandings of all Lenders on such date.

“Revolving Loan Limit” means, at any time, the lesser of (a) the Revolving Loan Commitment and (b) the Borrowing Base.

“Revolving Loan Outstandings” means, at any time of calculation, (a)  the sum of the then existing aggregate outstanding principal amount of Revolving Loans plus the then existing Letter of Credit Liabilities, and (b) when used with reference to any single Lender, the sum of the then existing outstanding principal amount of Revolving Loans advanced by such Lender plus the then existing Letter of Credit Liabilities for the account of such Lender.

“Revolving Loans” has the meaning set forth in Section 2.1(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Credit Party.

“Securities Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any applicable Credit Party and each securities intermediary in which such Credit Party maintains a Securities Account pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.

“Security Document” means this Agreement, the Reaffirmation Agreement, any pledge agreement entered into pursuant to paragraph 1 of Schedule 7.4 and any other agreement, document or instrument executed with the Original Credit Agreement or at any time thereafter, including on the Closing Date, pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Settlement Service” has the meaning set forth in Section 11.17(a)(v).

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“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Subordinated Debt” means any Debt of Credit Parties incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent, all of which documents must be in form and substance reasonably acceptable to Agent in its sole discretion. As of the Closing Date, there is no Subordinated Debt.

“Subordinated Debt Documents” means (a) the GSquared Note Documents and (b) any other documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance reasonably acceptable to Agent in its sole discretion.

“Subordination Agreement” means (a) the GSquared Subordination Agreement and (b) any other agreement between Agent and another creditor of Credit Parties, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Credit Party(ies) and/or the Liens securing such Debt granted by any Credit Party(ies) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be reasonably acceptable to Agent in the exercise of its sole discretion.

“Subsidiary” means, with respect to any Person, (a) any corporation (or any foreign equivalent thereof) of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company (or any foreign equivalent thereof) in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Credit Party.

“Support Agreement” has the meaning set forth in Section 2.5(a).

“Supported Letter of Credit” means a Letter of Credit issued by an LC Issuer in reliance on one or more Support Agreements.

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“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is obtained by Borrower to provide protection against fluctuations in interest or currency exchange rates, but only if Agent provides its prior written consent to the entry into such “swap agreement”.

“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an acquisition; provided, that, no Target may be a corporate Affiliate or Subsidiary of a Credit Party.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning set forth in Section 2.1(a)(i).

“Term Loan Advance” has the meaning set forth in Section 2.1(a)(i).

“Term Loan Availability” means, at any time, the Term Loan Commitments minus the Term Loan Outstandings at such time.

“Term Loan Commitment” means the sum of each Lender’s Term Loan Commitment Amount, which is equal to $25,000,000 as of the Closing Date.

“Term Loan Commitment Amount” means, (a) as to any Lender that is a Lender on the Closing Date, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Commitment Amount”, as such amount may be adjusted from time to time by any amounts assigned (with respect to such Lender’s portion of Term Loan outstanding and its commitment to make advances in respect of the Term Loan) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party, and (b) as to any Lender that becomes a Lender after the Closing Date, the amount of the “Term Loan Commitment Amount(s)” of other Lender(s) assigned to such new Lender pursuant to the terms of the effective assignment agreement(s) pursuant to which such new Lender shall become a Lender, as such amount may be adjusted from time to time by any amounts assigned (with respect to such Lender’s portion of Term Loan outstanding and its commitment to make advances in respect of the Term Loan) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party.

“Term Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Term Loan Commitment Amount of such Lender on such date divided by the Term Loan Commitment on such date.

“Term Loan Commitment Termination Date” means the earliest of (a) the date upon which all of the Term Loan Commitment has been funded, (b) the earliest to occur of (i) consummation of a Qualified IPO or the Permitted SPAC Transaction, (ii) the GSquared Outside Date, (iii) the GSquared SPAC Termination Date and (iv) the Term Loan Maturity Date and (c) the date on which Agent provides notice to the Credit Parties, following the occurrence of an Event of Default (which has not been waived or cured as of the date such notice is given), that the Term Loan Commitments have been terminated.

“Term Loan Exposure” means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s Term Loan Outstandings on such date divided by the aggregate Term Loan Outstandings of all Lenders on such date.

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“Term Loan Maturity Date” means the earlier of (a) July 31, 2022 and (b) the date that is thirty (30) days after the GSquared Outside Date.

“Term Loan Outstandings” means at any time of calculation the sum of the aggregate outstanding principal amount of Term Loan at such time.

“Term Loan Payoff Amount” has the meaning set forth in Section 4.18(b).

“Term Loan Termination Date” means the earliest to occur of (a) the Term Loan Maturity Date, (b) any date on which the maturity of the Loans becomes accelerated pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means the earliest to occur of (a) the Commitment Expiry Date, (b) any date on which the maturity of the Loans becomes accelerated pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.

“TFX” has the meaning set forth in the introductory paragraph of this Agreement.

“Trigger Amount” means an amount equal to seven and one half percent (7.5%) of the Revolving Loan Commitment.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.8(c)(i).

“United States” means the United States of America.

“Withholding Agent” means each Credit Party or Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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Section 1.2      Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Original Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, the Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, not to be unreasonably withheld, delayed or conditioned, and any delay of more than twenty (20) days being deemed unreasonable); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein. Furthermore, notwithstanding any such change in GAAP that after the Closing Date would require lease obligations that would be treated as operating leases as of the date they are entered into to be classified and accounted for as capital leases or otherwise reflected on the consolidated balance sheet of Borrower and its Subsidiaries, for the purposes of determining compliance with any covenant or other obligation contained herein, such obligations shall be treated as operating leases during the term of this Agreement.

Section 1.3      Other Definitional and Interpretive Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC. All references herein to times of day shall be references to Eastern time (daylight savings or standard time, as applicable). All references herein to a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or analogous term, will be construed to mean also a division of or by a limited liability company, as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable. Any series of limited liability company shall be considered a separate Person.

Section 1.4      Time is of the Essence. Time is of the essence in Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.

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ARTICLE 2 - - LOANS AND LETTERS OF CREDIT

Section 2.1      Loans.

(a)            Term Loans.

(i)            Term Loan Amounts. On the terms and subject to the conditions set forth herein and in the other Financing Documents, the Lenders severally hereby agree to make to Borrowers one or more term loans on one or more Business Days occurring after the Closing Date and on or prior to the Term Loan Commitment Termination Date (each, a “Term Loan Funding Date”) in an original aggregate principal amount not to exceed the Term Loan Commitments on such Term Loan Funding Date (each such advance, a “Term Loan Advance” and collectively, the “Term Loan”); provided that (i) the amount of any Term Loan Advance requested by Borrowers at such time shall not exceed the Term Loan Availability at such time, (ii) each Term Loan Advance shall be in a principal amount of $2,500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the remaining amount of the Term Loan Commitments) and (iii) each Term Loan Advance shall reduce and partially terminate the Term Loan Commitment on a dollar-for-dollar basis. Each Lender’s obligation to fund the Term Loan shall be limited to such Lender’s Term Loan Commitment Percentage, and no Lender shall have any obligation to fund any portion of the Term Loan required to be funded by any other Lender, but not so funded. Unless previously terminated, upon the Term Loan Commitment Termination Date, the Term Loan Commitments shall thereupon automatically be terminated and the Term Loan Commitment Amount of each Lender as of such date shall be reduced by such Lender’s Pro Rata Share of such total reduction in the Term Loan Commitments. No Borrower shall have any right to reborrow any portion of the Term Loan that is repaid or prepaid from time to time. Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed Term Loan Advance, such Notice of Borrowing to be delivered no later than noon (Eastern time) two (2) Business Days prior to such proposed borrowing.

(ii)            Scheduled Repayments; Mandatory Prepayments; Optional Prepayments.

(A)            The outstanding principal amount of the Term Loan shall become immediately due and payable in full on the Term Loan Termination Date.

(B)            There shall become due and payable and Borrowers shall prepay the Term Loan in the following amounts and at the following times:

(i)            Unless Agent shall otherwise consent in writing, on the date on which any Credit Party (or Agent as loss payee or assignee) receives any casualty proceeds in excess of $250,000 with respect to assets upon which Agent maintained a Lien, an amount equal to one hundred percent (100%) of such proceeds (net of out-of-pocket expenses and repayment of secured debt permitted under clause (c) of the definition of Permitted Debt and encumbering the property that suffered such casualty), or such lesser portion of such proceeds as Agent shall elect to apply to the Obligations;

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(ii)            an amount equal to any interest that is deemed to be in excess of the Maximum Lawful Rate (as defined below) and is required to be applied to the reduction of the principal balance of the Loans by any Lender as provided for in Section 2.7;

(iii)            unless Agent shall otherwise consent in writing, upon receipt by any Credit Party of the proceeds of any Asset Disposition in excess of $250,000 that (A) is not made in the Ordinary Course of Business, (B) is not made under clauses (a), (b), (c), (d), (e), (f), (i), (j), and (l) under the definition of Permitted Asset Dispositions, or (C) pertains to any Collateral upon which a Borrowing Base is calculated, an amount equal to one hundred percent (100%) of the net cash proceeds of such asset disposition (net of out-of-pocket expenses and repayment of secured debt permitted under clause (c) of the definition of Permitted Debt and encumbering such asset), or such lesser portion as Agent shall elect to apply to the Obligations;

(iv)            within two (2) Business Days of receipt by any Credit Party of proceeds of a Qualified IPO or Permitted SPAC Transaction, the amount necessary to pay in full all outstanding Obligations in respect of the Term Loan; or

(v)            within two (2) Business Days of receipt by any Credit Party of proceeds from the issuance of the GSquared Notes, the amount necessary to pay in full all outstanding Obligations in respect of the Term Loan.

Notwithstanding the foregoing and so long as no Event of Default or Default then exists: (1) any such casualty proceeds in excess of $250,000 (other than with respect to Inventory and any real property, unless Agent shall otherwise elect) may be used by Borrowers within one hundred eighty (180) days from the receipt of such proceeds to replace or repair any assets in respect of which such proceeds were paid so long as such proceeds are deposited into a Deposit Account that is subject to a Deposit Account Control Agreement promptly upon receipt by such Borrower; and (2) proceeds of personal property asset dispositions that are not made in the Ordinary Course of Business (other than Collateral upon which the Borrowing Base is calculated or consisting of Intellectual Property, unless Agent shall otherwise elect) may be used by Borrowers within one hundred eighty (180) days from the receipt of such proceeds to purchase new or replacement assets, provided, however, that such proceeds are deposited into a Deposit Account that is subject to a Deposit Account Control Agreement promptly upon receipt by such Borrower. All sums held by Agent pending reinvestment as described in subsections (1) and (2) above shall be deemed additional collateral for the Obligations and may be commingled with the general funds of Agent.

(C)            Borrowers may from time to time, with at least two (2) Business Days prior delivery to Agent of an appropriately completed Payment Notification, prepay the Term Loan in whole or in part; provided, however, that each such prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000 or, if less, the remaining outstanding balance of the Term Loan, and shall be accompanied by any prepayment fees required hereunder.

(iii)            All Prepayments. Except as this Agreement may specifically provide otherwise, all prepayments of the Term Loan shall be applied by Agent to the Obligations in inverse order of maturity. Notwithstanding anything to the contrary contained in the foregoing, in the event that there have been multiple advances under the Term Loan, each prepayment of the Term Loan shall be applied by Agent to reduce and prepay the principal balance of the earliest-made advance then outstanding until such earliest-made advance is paid in full (and to the extent the total amount of any such partial prepayment shall exceed the outstanding principal balance of such earliest-made advance, the remainder of such prepayment shall be applied successively to the remaining advances under the Term Loan in the direct order of the respective advance dates in the manner provided for in this sentence).

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(iv)            LIBOR Rate.

(A)            Except as provided in subsection (C) below, the Term Loan shall accrue interest at the LIBOR Rate plus the Applicable Margin.

(B)            The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except to the extent such changes result in the Lender becoming liable for Excluded Taxes or Indemnified Taxes) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the LIBOR Rate; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (I) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (II) repay the Loans bearing interest based upon the LIBOR Rate with respect to which such adjustment is made.

(C)            In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the Original Closing Date, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to maintain Loans bearing interest based upon the LIBOR Rate or to continue such maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender, (I) in the case of the pro rata share of the Term Loan held by such Lender and then outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such portion of the Term Loan, and interest upon such portion thereafter shall accrue interest at the Base Rate plus the Applicable Margin, and (II) such portion of the Term Loan shall continue to accrue interest at the Base Rate plus the Applicable Margin until such Lender determines that it would no longer be unlawful or impractical to maintain such Term Loan at the LIBOR Rate.

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(D)            Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.

(E)            In connection with the any replacement of the Base LIBOR Rate as contemplated in the definition thereof, Agent will have the right to make LIBOR Replacement Conforming Changes and amendments implementing such LIBOR Replacement Conforming Changes will become effective without any further action or consent (subject to any consultation right expressly provided for in this Agreement) of any other party to this Agreement. Agent will promptly notify the Borrower Representative and the Lenders of (i) replacement of the Base LIBOR Rate as contemplated in the definition thereof and (ii) the effectiveness of any LIBOR Replacement Conforming Changes. Any determination, decision or election that may be made by Agent in connection with any replacement of the Base LIBOR Rate, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Agreement.

(b)            Revolving Loans.

(i)            Revolving Loans and Borrowings. On the terms and subject to the conditions set forth herein, each Lender severally agrees to make loans to Borrowers from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrowers hereunder, provided, however, that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit. Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed Revolving Loan Borrowing, such Notice of Borrowing to be delivered before 1:00 p.m. (Eastern time) two (2) Business Days prior to the date of such proposed borrowing. Each Borrower and each Revolving Lender hereby authorizes Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, (A) as provided in Section 2.5(c), with respect to obligations arising under Support Agreements and/or Lender Letters of Credit, and (B) to pay principal owing in respect of the Loans and interest, fees, expenses and other charges payable by any Credit Party from time to time arising under this Agreement or any other Financing Document. The Borrowing Base shall be determined by Agent based on the most recent Borrowing Base Certificate delivered to Agent in accordance with this Agreement and such other information as may be available to Agent. Without limiting any other rights and remedies of Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Agent’s continuing right to withhold reserves from the Borrowing Base as provided in the “Borrowing Base” definition, and to increase and decrease such reserves from time to time, if and to the extent that in Agent’s Permitted Discretion, such reserves are necessary. Immediately prior to the effectiveness of this Agreement, the outstanding principal balance of the Revolving Loans under the Original Credit Agreement is $35,245,778.35, which amount shall be deemed to have been, and hereby is, converted into a portion of the outstanding principal amount of the Revolving Loans hereunder in like amount without constituting a novation. Each Borrower hereby (x) represents, warrants, agrees, covenants and reaffirms that it has no defense, set off, claim or counterclaim against the Agent and the Lenders with regard to its Obligations in respect of such Revolving Loans and (y) reaffirms its obligation to repay such Revolving Loans in accordance with the terms and provisions of this Agreement and the other Financing Documents.

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(ii)            Mandatory Revolving Loan Repayments and Prepayments.

(A)            The Revolving Loan Commitment shall terminate on the Termination Date. On such Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid Obligations pertaining thereto incurred to, but excluding the Termination Date; provided, however, that such payment is made not later than 12:00 Noon (Eastern time) on the Termination Date.

(B)            If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans or cash collateralize Letter of Credit Liabilities in the manner specified in Section 2.5(e) or cause the cancellation of outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount equal to such excess.

(C)            Principal payable on account of Revolving Loans shall be payable by Borrowers to Agent (I) immediately upon the receipt by any Borrower or Agent of any payments on or proceeds from any of the Accounts, to the extent of such payments or proceeds, as further described in Section 2.11 below, and (II) in full on the Termination Date.

(iii)            Optional Prepayments. Borrowers may from time to time prepay the Revolving Loans in whole or in part without premium or penalty. For the avoidance of doubt, unless otherwise consented to in writing by Agent, nothing in this clause shall permit Borrowers to terminate or reduce the Revolving Loan Commitment other than in connection with a prepayment of all Obligations in full and termination of the Revolving Loan Commitment, the Term Loan Commitment (if any) and the Financing Documents in accordance with Section 2.12(b).

(iv)            LIBOR Rate.

(A)            Except as provided in subsection (C) below, Revolving Loans shall accrue interest at the LIBOR Rate plus the Applicable Margin.

(B)            The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except to the extent such changes result in the Lender becoming liable for Excluded Taxes or Indemnified Taxes) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the LIBOR Rate; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (I) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (II) repay the Loans bearing interest based upon the LIBOR Rate with respect to which such adjustment is made.

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(C)            In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the Original Closing Date, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans bearing interest based upon the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (I) in the case of any outstanding Loans of such Lender bearing interest based upon the LIBOR Rate, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Loans, and interest upon such Lender’s Loans thereafter shall accrue interest at Base Rate plus the Applicable Margin, and (II)  such Loans shall continue to accrue interest at Base Rate plus the Applicable Margin until such Lender determines that it would no longer be unlawful or impractical to maintain such Loans at the LIBOR Rate.

(D)            Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.

(E)            In connection with the any replacement of the Base LIBOR Rate as contemplated in the definition thereof, Agent will have the right to make LIBOR Replacement Conforming Changes and amendments implementing such LIBOR Replacement Conforming Changes will become effective without any further action or consent (subject to any consultation right expressly provided for in this Agreement) of any other party to this Agreement. Agent will promptly notify the Borrower Representative and the Lenders of (i) replacement of the Base LIBOR Rate as contemplated in the definition thereof and (ii) the effectiveness of any LIBOR Replacement Conforming Changes. Any determination, decision or election that may be made by Agent in connection with any replacement of the Base LIBOR Rate, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Agreement.

(c)      Additional Tranches. After the Closing Date, so long as no Default or Event of Default exists and subject to the terms of this Agreement, with the prior written consent of Agent and all Lenders in their sole discretion, the Revolving Loan Commitment may be increased upon the written request of Borrower Representative (which such request shall state the aggregate amount of the Additional Tranche requested and shall be made at least thirty (30) days prior to the proposed effective date of such Additional Tranche) to Agent to activate an Additional Tranche; provided, however, that Agent and Lenders shall have no obligation to consent to any requested activation of an Additional Tranche and the written consent of Agent and all Lenders providing such Additional Tranche shall be required in order to activate an Additional Tranche. Upon activating an Additional Tranche, each Lender’s Revolving Loan Commitment shall increase by a proportionate amount so as to maintain the same Pro Rata Share of the Revolving Loan Commitment as such Lender held immediately prior to such activation. In the event Agent and all Lenders do not consent to the activation of a requested Additional Tranche within thirty (30) days after receiving a written request from Borrower Representative, then the Revolving Loan Commitment shall not be increased and, within the next ninety (90) days, Borrowers may terminate this Agreement upon written notice to Agent and, if the Borrowing Base on the date of such request would have supported such increased Revolving Loan Commitment, upon repayment in full of all Obligations, no fee shall be due pursuant to Section 2.2(e) in connection with such termination.

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(d)    Availability Block(e). On and after the Availability Block Trigger Date, the Revolving Loan Limit shall automatically be reduced by a dollar amount that is equivalent to the Trigger Amount.

Section 2.2        Interest, Interest Calculations and Certain Fees.

(a)     Interest. From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the LIBOR Rate plus the Applicable Margin. Interest on the Loans shall be paid in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable upon demand. For purposes of calculating interest, all funds transferred to the Payment Account for application to any Revolving Loans and Term Loan shall be subject to no more than a three (3) Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of Agent, and not for the benefit of the Lenders. Borrowers hereby agree that all accrued and unpaid interest, unused line fees, minimum balance fees and collateral management fees due and owing to the “Lenders” or “Agent” (each, as defined in the Original Credit Agreement) as of the Closing Date shall be paid in cash by Borrowers to the Agent, for the benefit of such Lenders or Agent, on the first (1st) day of the first calendar month following the Closing Date. All Loans made under the Original Credit Agreement shall bear interest at the sum of the LIBOR Rate plus the Applicable Margin starting on and after the Closing Date.

(b)     Unused Line Fee. From and following the Closing Date, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) (A) the Revolving Loan Commitment minus (B) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month, multiplied by (ii) one-half of one percent (0.50%) per annum. Such fee is to be paid monthly in arrears on the first day of each month.

(c)     Minimum Balance Fee. On the first day of each month from and following the Closing Date, the Borrowers agree to pay to Agent, for the ratable benefit of all Lenders, the sum of the Minimum Balance Fees due for the prior month. The Minimum Balance Fee shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.

(d)     Collateral Management Fee. On the first day of each month from and following the Closing Date, the Borrowers agree to pay to Agent, to Agent for its own account, in arrears, a fee in an amount equal to $50,000 per annum (the “Collateral Management Fee”). The Collateral Management Fee shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.

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(e)     Deferred Revolving Loan Origination Fee. If Lenders’ funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate or are permanently reduced for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default, the automatic termination of the Revolving Loan Commitments (including any automatic termination due to the occurrence of an Event of Default described in Section 10.1(f) or otherwise) prior to the Commitment Expiry Date, Borrowers shall pay to Agent on the date of such termination or reduction for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, a fee as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the Revolving Loan Commitment so terminated or reduced by the following applicable percentage amount: three and one half of one percent (3.50%) for the first year following the Closing Date, two and one half of one percent (2.50%) for the second year following the Closing Date, and one and one half of one percent (1.50%) thereafter. All fees payable pursuant to this paragraph shall be deemed fully earned and non-refundable as of the Closing Date.

(f)     Fee Letter. In addition to the other fees set forth herein, the Borrowers agree to pay to Agent the fees set forth in the Fee Letter.

(g)    Audit Fees. Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits and inspections of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers, subject to the limitations set forth in Section 4.6 (in the case of audits and field examinations) and Section 4.14(d) (in the case of valuations or appraisals of the Collateral); provided that fees and expenses reimbursable by the Credit Parties hereunder shall not exceed $25,000 for any individual audit.

(h)    Wire Fees. Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, fees for incoming and outgoing wires made for the account of Borrowers, such fees to be based on Agent’s then current wire fee schedule (available upon written request of the Borrowers).

(i)      Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

(j)      Automated Clearing House Payments. If Agent (or its designated servicer or trustee on behalf of a securitization vehicle) so elects, monthly payments of principal, interest, fees, expenses or any other amounts due and owing from Borrower to Agent hereunder shall be paid to Agent by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower Representative in the Automated Clearing House debit authorization executed by Borrowers or Borrower Representative in connection with this Agreement, and shall be effective upon receipt. Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting. In no event shall any such payments be refunded to Borrowers.

Section 2.3        Notes. The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Revolving Loan Commitment Amount or Term Loan Advance, as applicable. Upon activation of an Additional Tranche in accordance with Section 2.1(c) hereof, Borrowers shall deliver to each Lender to whom Borrowers previously delivered a Note, a restated Note evidencing such Lender’s Revolving Loan Commitment Amount.

Midcap / Transfix / A&R Credit Agreement

Section 2.4        [Reserved].

Section 2.5        Letters of Credit and Letter of Credit Fees.

(a)     Letter of Credit. On the terms and subject to the conditions set forth herein, the Revolving Loan Commitment may be used by Borrowers, in addition to the making of Revolving Loans hereunder, for the issuance, prior to that date which is one year prior to the Commitment Expiry Date, by (i) Agent, of letters of credit, Guarantees or other agreements or arrangements (each, a “Support Agreement”) to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit and (ii) a Lender, identified by Agent, as an LC Issuer, of one or more Lender Letters of Credit, so long as, in each case:

(i)      Agent shall have received a Notice of LC Credit Event at least five (5) Business Days before the relevant date of issuance, increase or extension; and

(ii)      after giving effect to such issuance, increase or extension, (A) the aggregate Letter of Credit Liabilities do not exceed $5,000,000, and (B) the Revolving Loan Outstandings do not exceed the Revolving Loan Limit.

Nothing in this Agreement shall be construed to obligate any Lender to issue, increase the amount of or extend the expiry date of any Letter of Credit, which act or acts, if any, shall be subject to agreements to be entered into from time to time between Borrowers and such Lender. Each Lender that is an LC Issuer hereby agrees to give Agent prompt written notice of each issuance of a Lender Letter of Credit by such Lender and each payment made by such Lender in respect of Lender Letters of Credit issued by such Lender.

Notwithstanding anything to the contrary set forth herein, Borrowers agree and acknowledge that no part of the Revolving Loan Commitment will be available for the issuance of a Letter of Credit until such times as Agent notifies Borrower Representative that a Lender party to this Agreement is an LC Issuer.

(b)     Letter of Credit Fee. Borrowers shall pay to Agent, for the benefit of the Revolving Lenders in accordance with their respective Pro Rata Shares, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Applicable Margin then applicable to Loans bearing interest based upon the LIBOR Rate. Such fee shall be payable in arrears on the last day of each calendar month prior to the Termination Date and on such date. In addition, Borrowers agree to pay promptly to the LC Issuer its customary fronting or other fees that it may charge in connection with any Letter of Credit.

(c)     Reimbursement Obligations of Borrowers. If either (i) Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, or (ii) any Lender shall notify Agent that it has made payment in respect of, a Lender Letter of Credit, (A) the applicable Borrower shall reimburse Agent or such Lender, as applicable, for the amount of such payment by the end of the Business Day following the day on which Agent or such Lender shall make such payment and (B) Borrowers shall be deemed to have immediately requested that Revolving Lenders make a Revolving Loan, in a principal amount equal to the amount of such payment (but solely to the extent such Borrower shall have failed to directly reimburse Agent or, with respect to Lender Letters of Credit, the applicable LC Issuer, for the amount of such payment). Agent shall promptly notify Revolving Lenders of any such deemed request and each Revolving Lender hereby agrees to make available to Agent not later than noon (Eastern time) on the Business Day following such notification from Agent such Revolving Lender’s Pro Rata Share of such Revolving Loan. Each Revolving Lender hereby absolutely and unconditionally agrees to fund such Revolving Lender’s Pro Rata Share of the Loan described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including, without limitation, (x) the occurrence and continuance of a Default or Event of Default, (y) the fact that, whether before or after giving effect to the making of any such Revolving Loan, the Revolving Loan Outstandings exceed or will exceed the Revolving Loan Limit, and/or (z) the non-satisfaction of any conditions set forth in Section 7.2. Agent hereby agrees to apply the gross proceeds of each Revolving Loan deemed made pursuant to this Section 2.5(c) in satisfaction of Borrowers’ reimbursement obligations arising pursuant to this Section 2.5(c). Borrowers shall pay interest, on demand, on all amounts so paid by Agent pursuant to any Support Agreement or to any applicable Lender in honoring a draw request under any Lender Letter of Credit for each day from the date of such payment until Borrowers reimburse Agent or the applicable Lender therefor (whether pursuant to clause (A) or (B) of the first sentence of this subsection (c)) at a rate per annum equal to the sum of two percent (2%) plus the interest rate applicable to Revolving Loans for such day.

Midcap / Transfix / A&R Credit Agreement

(d)    Reimbursement and Other Payments by Borrowers. The obligations of each Borrower to reimburse Agent and/or the applicable LC Issuer pursuant to Section 2.5(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(i)      any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(ii)      the existence of any claim, set-off, defense or other right which any Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), Agent, any Lender or any other Person, whether in connection with any Financing Document or any unrelated transaction, provided, however, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(iii)     any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv)    any affiliation between the LC Issuer and Agent; or

(v)     to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(e)     Deposit Obligations of Borrowers. In the event any Letters of Credit are outstanding at the time that Borrowers prepay in full or are required to repay the Obligations or the Revolving Loan Commitment is terminated, Borrowers shall (i) deposit with Agent for the benefit of all Revolving Lenders cash in an amount equal to one hundred five percent (105%) of the aggregate outstanding Letter of Credit Liabilities to be available to Agent, for its benefit and the benefit of issuers of Letters of Credit, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto, and (ii) prepay the fee payable under Section 2.5(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit assuming that the full amount of such Letters of Credit as of the date of such repayment or termination remain outstanding until the end of such remaining terms. Upon termination of any such Letter of Credit and so long as no Event of Default has occurred and is continuing, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrowers, together with the deposit described in the preceding clause (i) attributable to such Letter of Credit, but only to the extent not previously applied by Agent in the manner described herein.

Midcap / Transfix / A&R Credit Agreement

(f)     Participations in Support Agreements and Lender Letters of Credit.

(i)      Concurrently with the issuance of each Supported Letter of Credit, Agent shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share, Agent’s Support Agreement liabilities and obligations in respect of such Supported Letter of Credit and Borrowers’ Reimbursement Obligations with respect thereto. Concurrently with the issuance of each Lender Letter of Credit, the LC Issuer in respect thereof shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share, such Lender Letter of Credit and Borrowers’ Reimbursement Obligations with respect thereto. Any purchase obligation arising pursuant to the immediately two preceding sentences shall be absolute and unconditional and shall not be affected by any circumstances whatsoever.

(ii)     If either (A) Agent makes any payment or disbursement under any Support Agreement and/or (B) an LC Issuer makes any payment or disbursement under any Lender Letter of Credit, and (I) Borrowers have not reimbursed Agent or the applicable LC Issuer, as applicable, in full for such payment or disbursement in accordance with Section 2.5(c), or (II) any reimbursement under any Support Agreement or Lender Letter of Credit received by Agent or any LC Issuer, as applicable, from any Credit Party is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, each Revolving Lender shall be irrevocably and unconditionally obligated to pay to Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrowers under Section 2.5(c)). To the extent any such Revolving Lender shall not have made such amount available to Agent or the applicable LC Issuer, as applicable, before 12:00 Noon (Eastern time) on the Business Day on which such Lender receives notice from Agent or the applicable LC Issuer, as applicable, of such payment or disbursement, or return or rescission, as applicable, such Lender agrees to pay interest on such amount to Agent or the applicable LC Issuer, as applicable, forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Base Rate plus the Applicable Margin in respect of Revolving Loans. Any such Revolving Lender’s failure to make available to Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of any such payment or disbursement, or return or rescission, as applicable, shall not relieve any other Lender of its obligation hereunder to make available such other Revolving Lender’s Pro Rata Share of such payment, but no Revolving Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Pro Rata Share of any such payment or disbursement, or return or rescission.

Section 2.6        General Provisions Regarding Payment; Loan Account.

(a)     All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day. In the absence of receipt by Agent of a written designation by Borrower Representative, at least two (2) Business Days prior to such prepayment, that such prepayment is to be applied to a Term Loan, Borrowers and each Lender hereby authorize and direct Agent, subject to the provisions of Section 10.7 hereof, first, to apply such prepayment against then outstanding Revolving Loans and second, if no Revolving Loans are then outstanding, pro rata against all outstanding Term Loan Advances in accordance with the provisions of Section 2.1(a)(iii); provided, however, that if Agent at any time determines that payments received by Agent were in respect of a mandatory prepayment event, Agent shall apply such payments in accordance with the provisions of Section 2.1(a)(ii) and shall be fully authorized by Borrowers and each Lender to make corresponding Loan Account reversals in respect thereof.

Midcap / Transfix / A&R Credit Agreement

(b)    Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement). Unless any Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Section 2.7        Maximum Interest. In no event shall the interest charged with respect to the Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Midcap / Transfix / A&R Credit Agreement

Section 2.8        Taxes; Capital Adequacy.

(a)     All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and if any such withholding or deduction is in respect of any Indemnified Taxes, then the Borrowers shall pay such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required (including, without limitation, such withholdings and deductions applicable to additional sums payable under this Section 2.8). After payment of any Tax by a Borrower to a Governmental Authority pursuant to this Section 2.8, such Borrower shall promptly forward to Agent the original or a certified copy of an official receipt, a copy of the return reporting such payment, or other documentation satisfactory to Agent evidencing such payment to such authority. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(b)    The Borrowers shall indemnify Agent and the Lenders, within ten (10) days after demand thereof, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by Agent or any Lender or required to be withheld or deducted from a payment to Agent or any Lender and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate in reasonable detail as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c)    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Financing Document shall deliver to Borrower Representative and Agent, at the time or times prescribed by applicable Law or reasonably requested by Borrower Representative or Agent, such properly completed and executed documentation reasonably requested by Borrower Representative or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Representative or Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.8(c)(i), 2.8(c)(ii) and 2.8(e) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

Midcap / Transfix / A&R Credit Agreement

(i)      Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall, to the extent permitted by Law, execute and deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent) whichever of the following is applicable: (A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Financing Document, two (2) properly completed and executed originals of United States Internal Revenue Service (“IRS”) Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Documents, two (2) properly completed and executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) two (2) executed originals of Form W-8ECI (or successor form); (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two (2) executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form); (D) to the extent a Foreign Lender is not the beneficial owner, two (2) executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner; or (E) other applicable forms, certificates or documents prescribed by the IRS. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative and Agent in writing of its legal inability to do so. In addition, to the extent permitted by applicable Law, such forms shall be delivered by each Foreign Lender upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify Borrower Representative at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower Representative (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(ii)     Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall, to the extent permitted by Law, provide to Borrower Representative and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent), a properly completed and executed IRS Form W-9 or any successor form certifying as to such Lender’s entitlement to an exemption from U.S. backup withholding and other applicable forms, certificates or documents prescribed by the IRS or reasonably requested by Borrower Representative or Agent. Each such Lender shall promptly notify Borrowers at any time it determines that any certificate previously delivered to Borrower Representative (or any other form of certification adopted by the U.S. governmental authorities for such purposes) is no longer valid.

Midcap / Transfix / A&R Credit Agreement

(iii)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Agent to determine the withholding or deduction required to be made.

(d)    If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Taxes as to which it has been indemnified by any Borrower pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), then it shall promptly pay an amount equal to such refund to Borrowers, net of all reasonable out-of-pocket expenses of such Lender or of Agent with respect thereto incurred in order to obtain such refund, including any Taxes; provided, however, that Borrowers, upon the written request of such Lender or Agent, agree to repay any amount paid over to Borrowers to such Lender or to Agent (plus any related penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender or Agent is required, for any reason, to disgorge or otherwise repay such refund. Notwithstanding anything to the contrary in this Section 2.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.8(d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e)     If a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Representative and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower Representative or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Representative or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)     Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.17 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this paragraph (f).

Midcap / Transfix / A&R Credit Agreement

(g)    Each party’s obligations under Section 2.8(a) through (f) shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all Obligations hereunder.

(h)    If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon demand by such Lender (which demand shall be accompanied by a certificate setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.

(i)      If any Lender requests compensation under any of Section 2.1(a)(iv), Section 2.1(b)(iv) or this Section 2.8, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 11.17) to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender (as determined in its sole good faith discretion). Without limitation of the provisions of Section 13.14, each Borrower hereby agrees to pay all reasonable and documented, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

Midcap / Transfix / A&R Credit Agreement

Section 2.9        Appointment of Borrower Representative.

(a)     Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent and attorney-in-fact to request and receive Loans in the name or on behalf of such Borrower and any other Borrowers, deliver Notices of Borrowing, Notices of LC Credit Events and Borrowing Base Certificates, give instructions with respect to the disbursement of the proceeds of the Loans, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) in the name or on behalf of any Borrower or Borrowers pursuant to this Agreement and the other Financing Documents. Agent and Lenders may disburse the Loans to such bank account of Borrower Representative or a Borrower or otherwise make such Loans to a Borrower, and LC Issuer may provide such Letters of Credit for the account of a Borrower, in each case as Borrower Representative may designate or direct, without notice to any other Borrower. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)    Borrower Representative hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 2.9. Borrower Representative shall ensure that the disbursement of any Loans that are at any time requested by or to be remitted to or for the account of a Borrower, or the issuance of any Letter of Credit requested on behalf of a Borrower hereunder, shall be remitted or issued to or for the account of such Borrower.

(c)     Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to receive statements on account and all other notices from Agent, Lenders, and LC Issuer with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Documents.

(d)    Any notice, election, representation, warranty, agreement or undertaking made or delivered by or on behalf of any Borrower by Borrower Representative shall be deemed for all purposes to have been made or delivered by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made or delivered directly by such Borrower.

(e)     No resignation by or termination of the appointment of Borrower Representative as agent and attorney-in-fact as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent. If the Borrower Representative resigns under this Agreement, Borrowers shall be entitled to appoint a successor Borrower Representative (which shall be a Borrower and shall be reasonably acceptable to Agent as such successor). Upon the acceptance of its appointment as successor Borrower Representative hereunder, such successor Borrower Representative shall succeed to all the rights, powers and duties of the retiring Borrower Representative and the term “Borrower Representative” means such successor Borrower Representative for all purposes of this Agreement and the other Financing Documents, and the retiring or terminated Borrower Representative’s appointment, powers and duties as Borrower Representative shall be thereupon terminated.

Section 2.10       Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.

(a)     Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein. Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower. In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.

Midcap / Transfix / A&R Credit Agreement

(b)     Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below). Consequently, Agent, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c)     Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement or by applicable law) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of all Borrowers, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all guarantor and surety defenses being hereby waived by each Borrower. Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its sole discretion, without affecting the validity or enforceability of the Obligations of any other Borrower.

(d)     Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

Midcap / Transfix / A&R Credit Agreement

(e)      Borrowers hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance. Until all Obligations have been paid and satisfied in full (other than contingent and indemnification obligations for which no claim has been made), no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property. The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations have been paid and satisfied in full (other than contingent and indemnification obligations for which no claim has been made), and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations have been paid and satisfied in full (other than contingent and indemnification obligations for which no claim has been made). As used in this Section 2.10(e), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral. As used in this Section 2.10(e), the term “Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to Zero Dollars ($0) through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise.

Section 2.11      Collections and Lockbox Account.

(a)      Borrowers shall maintain a lockbox (the “Lockbox”) with a United States depository institution reasonably acceptable to Agent (the “Lockbox Bank”), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Agent may reasonably require. For the avoidance of doubt, Silicon Valley Bank is reasonably acceptable to Agent. Borrowers shall direct that all collections of Accounts and proceeds of other Borrowing Base Collateral are paid directly from Account Debtors (i) into the Lockbox for deposit into the Lockbox Account and/or (ii) directly into the Lockbox Account; provided, however, that unless Agent shall otherwise direct by written notice to Borrowers, Borrowers shall be permitted to cause Account Debtors who are individuals to pay Accounts directly to Borrowers, which Borrowers shall then administer and apply in the manner required below. For the avoidance of doubt, neither proceeds of new equity or convertible equity raises nor receipts of casualty or condemnation insurance proceeds shall be required to be deposited into the Lockbox. All funds deposited into a Lockbox Account shall be transferred into the Payment Account by the close of each Business Day.

Midcap / Transfix / A&R Credit Agreement

(b)     [Reserved].

(c)      Notwithstanding anything in any lockbox agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox, the Lockbox Account, and that Agent shall have no liability therefor. Borrowers hereby indemnify and agree to hold Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement or Deposit Account Control Agreement or similar agreement, except to the extent of such losses arising solely from Agent’s gross negligence or willful misconduct.

(d)     Agent shall apply, on a daily basis, all funds transferred into the Payment Account pursuant to this Section 2.11 to reduce the outstanding Revolving Loans in such order of application as Agent shall elect. Agent shall have no obligation to apply any funds transferred into the Payment Account pursuant to this Section to reduce the outstanding Term Loan, but Agent shall have the option to apply such funds to the Term Loan to the extent of any amounts (whether of principal, interest or otherwise) due and payable in respect thereof. If as the result of collections of Accounts pursuant to the terms and conditions of this Section, a credit balance exists with respect to the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but Agent shall transfer such funds into an account designated by Borrower Representative for so long as no Event of Default exists.

(e)      To the extent that any collections of Accounts or proceeds of other Borrowing Base Collateral are not sent directly to the Lockbox or Lockbox Account but are received by any Borrower, such collections shall be held in trust for the benefit of Agent pursuant to an express trust created hereby and promptly remitted, in the form received, to applicable Lockbox or Lockbox Account. No such funds received by any Borrower shall be commingled with other funds of the Borrowers.

(f)      Borrowers acknowledge and agree that compliance with the terms of this Section is essential, and that Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if any Borrower, through acts or omissions, causes or permits Account Debtors to send payments other than to the Lockbox or Lockbox Accounts or if any Borrower fails to promptly deposit collections of Accounts or proceeds of other Borrowing Base Collateral in the Lockbox Account as herein required. Accordingly, in addition to all other rights and remedies of Agent and Lenders hereunder, Agent shall have the right to seek specific performance of the Borrowers’ obligations under this Section, and any other equitable relief as Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.

(g)     Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (i) withdraw any amounts from any Lockbox Account, (ii) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts, or (iii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts or other Borrowing Base Collateral. Borrowers shall, and shall cause each Credit Party to, cooperate with Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts. If more than five percent (5%) of the collections of Accounts received by Borrowers during any given thirty (30) day period is not identified or reconciled to the reasonable satisfaction of Agent within thirty (30) Business Days of receipt, Agent shall not be obligated to make further advances under this Agreement until such amount is identified or is reconciled to the reasonable satisfaction of Agent, as the case may be. In addition, if any such amount cannot be identified or reconciled to the reasonable satisfaction of Agent, Agent may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Agent’s own staff shall be in accordance with Agent’s then prevailing customary charges (plus expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.

Midcap / Transfix / A&R Credit Agreement

(h)     If any Borrower breaches its obligation to direct payments of the proceeds of the Borrowing Base Collateral to the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, by the signature or other act of any of Agent’s authorized representatives (without requiring any of them to do so), direct any Account Debtor to pay proceeds of the Borrowing Base Collateral to Borrowers by directing payment to the Lockbox Account.

Section 2.12     Termination; Restriction on Termination.

(a)     Termination by Lenders. In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

(b)     Termination by Borrowers. Upon at least five (5) days’ prior written notice, Borrowers may, at their option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have (i) paid or collateralized to Agent’s reasonable satisfaction all of the Obligations in immediately available funds, all Letters of Credit and Support Agreements have expired, terminated or have been cash collateralized to Agent’s satisfaction, (ii) complied with Section 2.12(c) and the terms of any Fee Letter. Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans on or after the termination date stated in such notice; provided, however, that Borrowers may rescind any notice of termination relative to proposed payments in full of the Obligations with the proceeds of third party Debt if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

(c)      Effectiveness of Termination. All of the Obligations shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations (other than contingent and indemnification obligations for which no claim has been made) have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.2 and the terms of any Fee Letter resulting from such termination. When all of the Obligations have been paid in full, all Letters of Credit have been cash collateralized in accordance with the terms hereof and all Revolving Loan Commitments and Term Loan Commitments have been terminated, Agent will, subject to the terms of any payoff letter agreement, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

Midcap / Transfix / A&R Credit Agreement

ARTICLE 3 - - REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Credit Party hereby represents and warrants to Agent and each Lender that:

Section 3.1         Existence and Power. Each Credit Party is (a) an entity as specified on Schedule 3.1, (b) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1 and no other jurisdiction, (c) has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, (d) has all requisite powers to own its own assets and has all requisite Permits necessary in the operation of its business as presently conducted, except where the failure to have such powers or Permits could not reasonably be expected to have a Material Adverse Effect, and (e) is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except in the case of clause (e) of this section where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, no Credit Party (x) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (y) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2         Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Operative Documents to which it is a party are (a) within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents, (c) require no further action by or in respect of, or filing with, any Governmental Authority and (d) do not violate, conflict with or cause a breach or a default under (i) any Law applicable to any Credit Party or (ii) any of the Organizational Documents of any Credit Party, or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (iii), reasonably be expected to have a Material Adverse Effect.

Section 3.3         Binding Effect. Each of the Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles. Each Operative Document has been duly executed and delivered by each Credit Party that is party thereto.

Section 3.4         Capitalization. The authorized equity securities of each of the Credit Parties as of the Closing Date are as set forth on Schedule 3.4. All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders and Permitted Liens, and such equity securities were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are actually issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Midcap / Transfix / A&R Credit Agreement

Section 3.5         Financial Information.

(a)             All information delivered to Agent and pertaining to the financial condition of and prepared by or on behalf of any Credit Party fairly presents in all material respects the financial position of such Credit Party as of such date in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures).

(b)             Since January 31, 2021, nothing has occurred involving the Credit Parties' business that has had, or will have, a Material Adverse Effect.

Section 3.6         Litigation. Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Agent in writing, there is no Litigation pending against, or to the knowledge of such Credit Party’s Responsible Officers, threatened in writing against or affecting, any Credit Party or, to the knowledge of such Credit Party’s Responsible Officers, any party to any Operative Document other than a Credit Party. There is no Litigation pending against any Credit Party in which an adverse decision will have a Material Adverse Effect or which in any manner draws into question the validity of any of the Operative Documents.

Section 3.7         Ownership of Property. Each Credit Party and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties, accounts and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.

Section 3.8         No Default. No Event of Default, or to the knowledge of such Credit Party’s Responsible Officers, Default, has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default will have a Material Adverse Effect.

Section 3.9         Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to the knowledge of any Credit Party’s Responsible Officers, threatened in writing against any Credit Party. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters and (ii) all payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10       Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11       Margin Regulations.

(a)              The Credit Parties and their Subsidiaries do not own any stock, partnership interest or other equity securities, except for Permitted Investments. Without limiting the foregoing, the Credit Parties and their Subsidiaries do not own or hold any Margin Stock.

Midcap / Transfix / A&R Credit Agreement

(b)            None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12       Compliance With Laws; Anti-Terrorism Laws.

(a)             Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b)             None of the Credit Parties and, to the knowledge of the Responsible Officers of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Credit Party nor, to the knowledge of the Responsible Officers of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13       Taxes. All federal, state and material local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest, all material state and local sales and use Taxes required to be paid by each Credit Party have been paid. All federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14       Compliance with ERISA.

(a)            Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Credit Party and each Subsidiary is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to ERISA Plans and the regulations and published interpretations therein. With respect to each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect no Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

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(b)            During the thirty-six (36) month period prior to the Closing Date or the making of any Loan or the issuance of any Letter of Credit, (i)  no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code and no event has occurred that would give rise to a Lien under Section 4068 of ERISA; and (ii) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect : (A) no steps have been taken to terminate any Pension Plan, (B) no condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty; (C) no Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan; (D) all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; (E) no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and (F) no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15       Brokers. Except for fees payable to Agent and/or Lenders and to Guggenheim Securities LLC, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.

Section 3.16       Consummation of Operative Documents. All transactions contemplated by the Operative Documents to be consummated on or prior to the date hereof have been so consummated (including, without limitation, the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Operative Documents, true and complete copies of which have been delivered to Agent, and in compliance with all applicable Law, except for such Laws the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.17       Material Contracts. Except for the Operative Documents and the other agreements set forth on Schedule 3.17, as of the Closing Date there are no (a) (i) employment agreements covering the management of any Credit Party, (ii) collective bargaining agreements or other similar labor agreements covering any employees of any Credit Party, (iii)  agreements to which any Credit Party is a party or by which it is bound, (iv) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its preferred stock holders is a party or by which it is bound, (v) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Credit Party is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products and other than non-exclusive licenses granted to customers in the Ordinary Course of Business), (vi) customer, distribution, marketing or supply agreements to which any Credit Party is a party, in each case of this clause (a), requiring payment of more than $1,000,000 per each agreement, license or lease each in any year, (b) partnership agreements to which any Credit Party is a general partner or joint venture agreements to which any Credit Party is a party, (c) third party billing arrangements to which any Credit Party is a party, (d) any Broker/Carrier Agreements that departs in any material respect from the form attached hereto as Exhibit E, (e) GSquared Documents or (f) to the extent that the breach, nonperformance or cancellation of which, or the failure of which to renew, will have a Material Adverse Effect, any other agreements or instruments to which any Credit Party is a party, (clauses (a) through (f), together with the Operative Documents and the documents set forth on Schedule 3.17, each, a “Material Contract” and, collectively, the “Material Contracts”). Schedule 3.17 sets forth, with respect to each real estate lease agreement to which any Credit Party is a party (as a lessee) as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental) as of the Closing Date. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

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Section 3.18       Compliance with Environmental Requirements; No Hazardous Materials.

Except in each case as set forth on Schedule 3.18:

(a)            except as would not reasonably be expected to have a Material Adverse Effect, no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Credit Party’s actual knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials; and

(b)            except as would not reasonably be expected to have a Material Adverse Effect, no property now owned or leased by any Credit Party and, to the actual knowledge of each Credit Party, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Credit Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Credit Party, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.

For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.

Section 3.19       Intellectual Property. Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party, except where the absence of such ownership or rights would not reasonably be expected to have a Material Adverse Effect. All Intellectual Property owned by any Credit Party and existing as of the Closing Date which is issued, registered or pending with any United States or foreign Governmental Authority (including, without limitation, any and all applications for the registration of any such Intellectual Property with any such United States or foreign Governmental Authority) and, to the knowledge of the Responsible Officers of each Credit Party, all licenses under which any Credit Party is the exclusive licensee of any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person are set forth on Schedule 3.19. Such Schedule 3.19 indicates in each case whether such registered Intellectual Property (or application therefor) is owned or exclusively licensed by such Credit Party. Except as indicated on Schedule 3.19, the applicable Credit Party is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each such registered Intellectual Property (or application therefor) purported to be owned by such Credit Party, free and clear of any Liens and/or licenses in favor of third parties or agreements or covenants not to sue such third parties for infringement other than non-exclusive licenses granted in the Ordinary Course of Business. All registered Intellectual Property of each Credit Party is duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Credit Party, no Credit Party is party to, nor bound by, any material license agreement with respect to which any Credit Party is the licensee that prohibits or otherwise restricts such Credit Party from granting a security interest in such Credit Party’s interest in such license agreement. To the knowledge of each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement would reasonably be expected to have a Material Adverse Effect.

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Section 3.20       Solvency. After giving effect to the Loan advance and the liabilities and obligations of each Credit Party under the Operative Documents, the Borrowers and each additional Credit Party, on a consolidated basis, are Solvent.

Section 3.21       Full Disclosure. To the knowledge of the Credit Parties, none of the written information furnished by and prepared by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Operative Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders and prepared by Credit Parties (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent each Credit Party’s good faith estimate of such Credit Party’s future financial performance and such assumptions are believed by such Credit Party to be fair and reasonable in light of current business conditions; provided, however, that Credit Parties are not representing or warranting that such projections can or will be attained.

Section 3.22       Interest Rate. Subject to Section 2.7, the rate of interest paid under this Agreement and the method and manner of the calculation thereof do not violate any usury or other law or applicable Laws, any of the Organizational Documents, or any of the Operative Documents.

Section 3.23       Subsidiaries. Credit Parties do not own any stock, partnership interests, limited liability company interests or other equity securities or Subsidiaries except for Permitted Investments.

Section 3.24       Accounts. As to each Account that is identified by Borrowers as an Eligible Account, Eligible Pre-Audit Account or an Eligible Unbilled Account in a Borrowing Base Certificate submitted to Agent, as of the date of such Borrowing Base Certificate, such Account is (i) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the Ordinary Course of Business of the applicable Borrower, (ii) owed to the applicable Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (iii) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Account, Eligible Pre-Audit Account or an Eligible Unbilled Account, as applicable.

Section 3.25       Senior Indebtedness Status. The Obligations of each Credit Party under this Agreement and each of the other Financing Documents ranks and shall continue to rank at least senior in priority of payment to all Debt that is contractually subordinated to the Obligations of each such Person under this Agreement (except as otherwise permitted in any applicable Subordination Agreement) and is designated as “Senior Indebtedness” (or an equivalent term) under all instruments and documents, now or in the future, relating to all Debt that is contractually subordinated to the Obligations under this Agreement of each such Person.

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Section 3.26       GSquared Documents. To the knowledge of any Responsible Officer of the Borrower, no Borrower is in breach or default in the performance or compliance with any provisions of the GSquared Documents, to the extent such breach or default would alleviate any party to any of the GSquared Documents of its obligations thereunder. As of the Closing Date, each GSquared Document is in full force and effect and has not been terminated, rescinded or withdrawn.

ARTICLE 4 - - AFFIRMATIVE COVENANTS

Each Credit Party agrees that:

Section 4.1         Financial Statements and Other Reports. Each Credit Party will deliver to Agent:

(a)             as soon as available, but no later than thirty (30) days after the last day of each month, (i) a company prepared unaudited consolidated balance sheet, cash flow and income statement (including year-to-date results) covering, prior to the Permitted Reorganization, TFX’s and its Consolidated Subsidiaries’, and on and after the Permitted Reorganization, Holdings and its Consolidated Subsidiaries’, consolidated operations during the period, prepared under GAAP, consistently applied, setting forth in comparative form the corresponding figures as at the end of the corresponding month of the previous fiscal year and the projected figures for such period based upon the projections required hereunder, all in reasonable detail, certified by a Responsible Officer and in a form acceptable to Agent; and (ii) evidence of payment and satisfaction of all payroll, withholding and similar taxes due and owing by all Credit Parties with respect to the payroll period(s) occurring during such month;

(b)             as soon as available, but no later than one hundred eighty (180) days after the last day of Credit Party’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Agent;

(c)             within five (5) Business Days of delivery or filing thereof, copies of all statements, reports and notices made available to Credit Parties’ security holders or to any holders of Subordinated Debt and copies of all reports and other filings made by any Credit Party with any stock exchange on which any securities of any Credit Party are traded and/or the SEC;

(d)             promptly (but in any event within ten (10) days of any request therefor) budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Credit Parties, their business and the Collateral that may be readily prepared from information on-hand without undue time or expense as Agent may from time to time reasonably request;

(e)             together with the monthly financial statements described in clause (a) above, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing monthly cash and cash equivalents of the Credit Parties and their Consolidated Subsidiaries and compliance with the covenants set forth in this Agreement, including Liquidity and the amount of funds on deposit in the Cash Collateral Account as of the last day of such month;

(f)              within twenty (20) days after the last day of each month, deliver to Agent a duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable (by delivery date), Liquidity and the amount of funds on deposit in the Cash Collateral Account as of the last day of such month;

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(g)             every ninety (90) days on a schedule to be designated by Agent, and at such other times as Agent shall request, a schedule of Eligible Accounts, Eligible Pre-Audit Accounts or Eligible Unbilled Accounts denoting, the thirty (30) largest Account Debtors during such quarter, such Account Debtor’s credit rating(s), if any, as rated by A.M. Best Company, Standard & Poor’s Corporation, Moody’s Investors Service, Inc., FITCH, Inc. or other applicable rating agent;

(h)             within thirty (30) days after the start of each fiscal year, projections for such fiscal year, on a quarterly basis for the current year and on an annual basis for the subsequent year;

(i)              promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act; and

(j)              promptly, but in any event within five (5) Business Days, after any Responsible Officer of any Credit Party obtains knowledge of the occurrence of any event or change that has resulted or would result in, either in any case or in the aggregate, a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of any such event or change, or specifying the notice given or action taken by such holder or Person and the nature of such event or change, and what action the applicable Credit Party or Subsidiary has taken, is taking or proposes to take with respect thereto.

Section 4.2         Payment and Performance of Obligations. Each Credit Party (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which would not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a), pay all amounts due and owing in respect of Taxes (including without limitation, payroll and withholdings tax liabilities) on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof except as could not reasonably be expected to exceed $500,000 in liability in the aggregate at any time, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which would not have a Material Adverse Effect.

Section 4.3         Maintenance of Existence. Each Credit Party will preserve, renew and keep in full force and effect and in good standing, and will cause each Subsidiary to preserve, renew and keep in full force and effect and in good standing, their (a) respective existence except (i) as permitted under Section 5.6 and (ii) so long as no Event of Default is continuing, any Subsidiary that is not a Credit Party may dissolve so long as its remaining assets are transferred to its direct parent, and (b) their respective rights, privileges and franchises necessary in the normal conduct of business.

Section 4.4         Maintenance of Property; Insurance.

(a)            Each Credit Party will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. If all or any material part of the Collateral useful or necessary in its business, or upon which any Borrowing Base is calculated, becomes damaged or destroyed, each Credit Party will, and will cause each Subsidiary to, promptly and completely repair and/or restore the affected Collateral in a good and workmanlike manner, regardless of whether Agent agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction.

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(b)            Upon completion of any Permitted Contest, Credit Parties shall, and will cause each Subsidiary to, timely pay the amount due, if any (after taking into consideration any applicable insurance), and upon request of the Agent, deliver to Agent proof of the completion of the contest and payment of the amount due, if any.

(c)            Each Credit Party will maintain (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood, windstorm and quake), covering the repair and replacement cost of all such property and coverage, business interruption and rent loss coverages with extended period of indemnity (for the period required by Agent from time to time) and indemnity for extra expense, in each case without application of coinsurance and with agreed amount endorsements, (ii) general and professional liability insurance (including products/completed operations liability coverage), and (iii) such other insurance coverage in each case against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business of such types and in such amounts as are customarily carried under similar circumstances by such other Persons;. All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent.

(d)            On or prior to the Closing Date, and at all times thereafter, each Credit Party will cause Agent to be named as an additional insured, assignee and lender loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and substance acceptable to Agent. Credit Parties shall deliver to Agent and the Lenders (i) on the Closing Date, a certificate from Credit Parties’ insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of any Lender through Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the Original Closing Date, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Credit Party, and (v) at least sixty (60) days prior to expiration of any policy of insurance, evidence of renewal of such insurance upon the terms and conditions herein required.

(e)            In the event any Credit Party fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Credit Parties’ expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect such Credit Party’s interests. The coverage purchased by Agent may not pay any claim made by such Credit Party or any claim that is made against such Credit Party in connection with the Collateral. Such Credit Party may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Credit Party has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Credit Parties will be responsible for the costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Credit Party is able to obtain on its own.

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Section 4.5         Compliance with Laws and Material Contracts. Each Credit Party will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws and Material Contracts, except to the extent that failure to so comply would not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien (other than Permitted Liens) upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any Borrowing Base Collateral which is part of the Borrowing Base.

Section 4.6         Inspection of Property, Books and Records. Each Credit Party will keep, and will cause each Subsidiary to keep, proper books of record substantially in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, at the sole cost of the applicable Credit Party or any applicable Subsidiary, representatives of Agent and of any Lender to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Credit Parties and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired. Notwithstanding the foregoing, unless a Default or Event of Default has occurred and is continuing, (x) during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, such collateral audits shall not occur more than four (4) times during such twelve-month period, (y) during the period commencing on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, such inspections shall not occur more than three (3) times during such period, and (z) during any period of twelve consecutive months thereafter, such inspections shall not occur more than two (2) times during such twelve-month period. In the absence of a Default or an Event of Default, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Credit Party or any applicable Subsidiary commercially reasonable prior notice of such exercise and conduct such visit or inspection during regular business hours. No notice shall be required during the existence and continuance of any Default or any time during which Agent reasonably believes a Default exists.

Section 4.7         Use of Proceeds. Borrowers shall use the proceeds of Loans solely for (a) transaction fees incurred in connection with the Financing Documents and (b) for working capital needs and general corporate purposes of Borrowers and their Subsidiaries, including, without limitation, Permitted Acquisitions. No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use.

Section 4.8         Estoppel Certificates. After written request by Agent, which, so long as no Event of Default has occurred and is continuing, shall be limited to one (1) such report per fiscal year of Credit Parties, Credit Parties, within twenty (20) days and at their expense, will furnish Agent with a statement, duly acknowledged and certified, setting forth (a) the amount of the original principal amount of the Notes, and the unpaid principal amount of the Notes, (b) the rate of interest of the Notes, (c) the date payments of interest and/or principal were last paid, (d) any offsets or defenses to the payment of the Obligations, and if any are alleged, the nature thereof, (e) that the Notes and this Agreement have not been modified or if modified, giving particulars of such modification, and (f) that there has occurred and is then continuing no Default or if such Default exists, the nature thereof, the period of time it has existed, and the action being taken to remedy such Default; provided that Agent shall have provided the Register to Credit Party, upon such Credit Party’s request, prior to Credit Party being required to furnish such statement to Agent. After written request by Agent, which, so long as no Event of Default has occurred and is continuing, shall be limited to one (1) such report per twelve (12) month period, Credit Parties, within twenty (20) days and at their expense, will furnish Agent with a certificate, signed by a Responsible Officer of Credit Parties, updating all of the representations and warranties contained in this Agreement and the other Financing Documents and certifying that all of the representations and warranties contained in this Agreement and the other Financing Documents, as updated in accordance with this Agreement and the other Financing Documents from time to time, are true, accurate and complete in all material respects as of the date of such certificate (except to the extent such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true, accurate and complete in all material respects as of such earlier date).

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Section 4.9         Notices of Litigation and Defaults. Credit Parties shall promptly (but in any event within 10 days) provide written notice to Agent (a) of any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party which would reasonably be expected to have a Material Adverse Effect with respect to Borrowers or any other Credit Party or which in any manner calls into question the validity or enforceability of any Financing Document, (b) upon any Responsible Officer of any Credit Party becoming aware of the existence of any Default or Event of Default, (c) if any Credit Party is in breach or default under or with respect to any Material Contract, or if any Credit Party is in breach or default under or with respect to any other contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default would reasonably be expected to have a Material Adverse Effect, (d) of any strikes or other labor disputes pending or, to any Credit Party’s knowledge, threatened in writing against any Credit Party, (e) if there is any infringement or claim of infringement by any other Person with respect to any Intellectual Property rights of any Credit Party that would reasonably be expected to have a Material Adverse Effect, or if there is any claim by any other Person that any Credit Party in the conduct of its business is infringing on the rights of others in respect of Intellectual Property, and (f) of all bona fide disputes and claims that involve more than the then-applicable Payment Condition Toggle Amount. Credit Parties represent and warrant that Schedule 4.9 sets forth a complete list of all material matters existing as of the Closing Date for which notice would be required under this Section as of the Closing Date.

Section 4.10       Hazardous Materials; Remediation.

(a)            If any release or disposal of Hazardous Materials on any real property or any other assets of any Borrower or any other Credit Party, such Credit Party will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.

(b)            Credit Parties will provide Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

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Section 4.11       Further Assurances.

(a)            Each Credit Party will, and will cause each Subsidiary to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be reasonably necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the Original Closing Date), and (ii) unless Agent shall agree otherwise in writing, cause all Subsidiaries of Credit Parties (other than a CFC) to be jointly and severally obligated with the other Credit Parties under all covenants and obligations under this Agreement, including the obligation to repay the Obligations. Without limiting the generality of the foregoing, (x) Credit Parties shall, at the time of the delivery of any Compliance Certificate disclosing the acquisition by an Credit Party of any registered Intellectual Property or application for the registration of Intellectual Property, deliver to Agent a duly completed and executed supplement to the applicable Credit Party’s Patent Security Agreement or Trademark Security Agreement in the form of the respective Exhibit thereto, and (y) at the request of Agent, following the disclosure by Credit Parties on any Compliance Certificate of the acquisition by any Credit Party of any rights under a license as a licensee with respect to any registered Intellectual Property or application for the registration of any Intellectual Property owned by another Person, Credit Parties shall execute any documents requested by Agent to establish, create, preserve, protect and perfect a first priority lien in favor of Agent, to the extent legally possible, in such Credit Party’s rights under such license and shall use their commercially reasonable efforts to obtain the written consent of the licensor which such license to the granting in favor of Agent of a Lien on such Credit Party’s rights as licensee under such license.

(b)            Upon receipt of an affidavit of an authorized representative of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Credit Parties will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

(c)            Each Credit Party shall provide Agent with at least fifteen (15) days (or such shorter period as Agent may accept in its sole discretion) prior written notice of its intention to create (or to the extent permitted under this Agreement, acquire) a new Subsidiary. Upon the formation or, to the extent permitted under this Agreement, acquisition of a new Subsidiary, Credit Parties shall (within thirty (30) days of such formation or acquisition): (i) pledge, have pledged or cause or have caused to be pledged to the Agent pursuant to a pledge agreement in form and substance reasonably satisfactory to the Agent, all of the outstanding shares of equity interests or other equity interests of such new Subsidiary owned directly or indirectly by any Credit Party, along with undated stock or equivalent powers for such certificates, executed in blank, subject to the limitations set forth in clause (b) of the definition of Excluded Property; (ii) unless Agent shall agree otherwise in writing, cause the new Subsidiary (other than a CFC) to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of the Agent in order to grant the Agent, acting on behalf of the Lenders, a first priority Lien on all real and personal property of such Subsidiary in existence as of such date and in all after acquired property, which first priority Liens are required to be granted pursuant to the Security Documents; (iii) unless Agent shall agree otherwise in writing, cause such new Subsidiary (other than a CFC) to either (at the election of Agent) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance satisfactory to Agent; and (iv) cause the new Subsidiary (other than a CFC) to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorizing the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be requested by the Agent, in each case, in form and substance reasonably satisfactory to the Agent. Notwithstanding the foregoing, Agent and Lenders hereby agree that Credit Parties shall not be required to comply with the requirements set forth in this Section 4.11(c) with respect to Newco as a wholly-owned Subsidiary of TFX; provided that (a) the Permitted Reorganization is completed (or Newco is dissolved or satisfies such joinder requirements) on or prior to June 17, 2022 (or such later date as Agent may agree in writing), (b) concurrently with the consummation of the Permitted Reorganization, Newco will become “Holdings” for all purposes under this Agreement and will satisfy the obligations of Holdings under paragraph 1 of Schedule 7.4 and (c) TFX shall not make any Restricted Distribution or Asset Disposition to, or Investment in, Newco in excess of $10,000 prior to the consummation of the Permitted Reorganization and its subsequent joinder as “Holdings” in satisfaction of paragraph 1 of Schedule 7.4.

Midcap / Transfix / A&R Credit Agreement

(d)            Upon the reasonable request of Agent, Credit Parties shall obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where any portion of the Collateral having a value in excess of the then-applicable Payment Condition Toggle Amount, or the records relating to such Collateral and/or software and equipment relating to such records or Collateral, is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to Agent. Credit Parties shall timely and fully pay and perform their obligations under all leases and other agreements with respect to each leased location where any Collateral, or any records related thereto, is or may be located.

Section 4.12       Reserved.

Section 4.13       Power of Attorney. Each of the authorized representatives of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for the Credit Parties (without requiring any of them to act as such) with full power of substitution to do the following: (a) after the occurrence and during the continuance of an Event of Default, endorse the name of Credit Parties upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Credit Parties and constitute collections on Credit Parties’ Accounts; (b) after the occurrence and during the continuance of an Event of Default, so long as Agent has provided not less than three (3) Business Days’ prior written notice to Credit Party to perform the same and Credit Party has failed to take such action, execute in the name of Credit Parties any schedules, assignments, instruments, documents, and statements that Credit Parties are obligated to give Agent under this Agreement; (c) after the occurrence and during the continuance of an Event of Default, take any action Credit Parties are required to take under this Agreement; (d) so long as Agent has provided not less than three (3) Business Days’ prior written notice to any Credit Party to perform the same and Credit Party has failed to take such action, do such other and further acts and deeds in the name of such Credit Party that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interest or Lien in any Collateral; and (e) after the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of the Credit Parties that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.

Section 4.14       Borrowing Base Collateral Administration.

(a)            All data and other information relating to Accounts or other intangible Collateral shall at all times be kept by Borrowers, at their respective principal offices (or in electronic form in the “cloud” where Agent has access) and shall not be moved from such locations without (i) providing prior written notice to Agent, and (ii) obtaining the prior written consent of Agent, which consent shall not be unreasonably withheld.

Midcap / Transfix / A&R Credit Agreement

(b)            the Credit Parties shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that directs each Account Debtor to make payments into the Lockbox, and hereby authorizes Agent, upon Credit Parties’ failure to send such notices within ten (10) days after the date of this Agreement (or ten (10) days after the Person becomes an Account Debtor), to send any and all similar notices to such Person. Agent reserves the right to notify Account Debtors that Agent has been granted a Lien upon all Accounts.

Section 4.15       Maintenance of Management. Credit Parties will notify Agent promptly in writing of any change in its board of directors or executive officers.

Section 4.16       Schedule Updates. Borrower shall, in the event of any information in the Schedule 3.19, Schedule 5.14, Schedule 9.2(b) or Schedule 9.2(d) becoming outdated, inaccurate, incomplete or misleading in any material respect, deliver to Agent, together with the next Compliance Certificate required to be delivered under this Agreement after such event a proposed update to such Schedule correcting all outdated, inaccurate, incomplete or misleading information.

Section 4.17       Broker/Carrier Agreements. Credit Parties will use commercially reasonable efforts to ensure that each Broker/Carrier Agreement entered into after the Closing Date is substantially identical to the form attached as Exhibit E hereto.

Section 4.18       GSquared Note Purchase Agreement. Credit Parties shall:

(a)            notify Agent within two (2) Business Day of the occurrence of (i) the GSquared SPAC Termination Date, (ii)(x) any Responsible Officer of the Borrower becoming aware of any breach or default under any terms or provisions of the GSquared Documents or (y) any notice of breach or default delivered to the Credit Parties under the GSquared Documents, or (iii) any termination of any of the GSquared Documents;

(b)            within ten (10) Business Days of the GSquared SPAC Termination Date (if applicable), (i) issue the GSquared Notes and have received unrestricted net cash proceeds (subject to no clawback, escrow or other terms limiting Credit Parties’ ability to freely use such proceeds) in an amount respect thereof, in a minimum amount equal to the lesser of (x) the aggregate amount of the Obligations outstanding in respect of the Term Loan (including all principal, accrued interest and fees in respect thereof (collectively, the “Term Loan Payoff Amount”) and (y) $50,000,000 and (ii) cause GSquared to fund all net cash proceeds of such issuance of GSquared Notes in an amount equal to (but not exceeding) the lesser of (x) the Term Loan Payoff Amount and (y) $50,000,000, directly to either the Payment Account or the Lockbox Account (in each case, for application to the outstanding Obligations in respect of the Term Loan in accordance with Section 2.1(a)(iii)).

ARTICLE 5 - - NEGATIVE COVENANTS

Each Credit Party agrees that:

Section 5.1         Debt; Contingent Obligations. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

Midcap / Transfix / A&R Credit Agreement

Section 5.2         Liens. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 5.3         Restricted Distributions. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution, except for Permitted Distributions.

Section 5.4         Restrictive Agreements. No Credit Party will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Financing Documents and any agreements for purchase money debt permitted under clause (c) of the definition of Permitted Debt) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents) on the ability of any Subsidiary to: (i) pay or make Restricted Distributions to any Credit Party or any Subsidiary; (ii) pay any Debt owed to any Credit Party or any Subsidiary; (iii) make loans or advances to any Credit Party or any Subsidiary; or (iv) transfer any of its property or assets to any Credit Party or any Subsidiary. Notwithstanding the foregoing, this Section 5.4 will not restrict or prohibit: (A) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereunder (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and proceeds thereof), (B) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto and proceeds thereof, (C) customary restrictions contained in Debt and Contingent Obligations permitted pursuant to Section 5.1 (provided that such restrictions do not restrict the Liens or guarantees securing or guaranteeing the Obligations), (D) restrictions arising in connection with cash or other deposits permitted hereunder and limited to such cash or deposit, (E) customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business, (F) restrictions arising by reason of applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit, and (G) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the Ordinary Course of Business.

Section 5.5         Payments and Modifications of Subordinated Debt. No Credit Party will, or will permit any Subsidiary to, without the prior written consent of Agent, directly or indirectly (a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and expressly permitted under the Subordination Agreement, (b) amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement, (c) declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and expressly permitted under the subordination provisions applicable thereto, or (d) amend or otherwise modify the terms of any Debt referred to in clauses (a) through (c) above, if the effect of such amendment or modification is to (i) increase the cash pay interest rate or fees on, or change the manner or timing of payment of, such Debt, (ii) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Debt, (iii) change in a manner adverse to any Credit Party or Agent any event of default or add or make more restrictive any covenant with respect to such Debt, (iv) change the prepayment provisions of such Debt or any of the defined terms related thereto, in each case, in any adverse manner, (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to Credit Parties, any Subsidiaries, Agent or Lenders. Credit Parties shall, prior to entering into any such amendment or modification, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy thereof.

Midcap / Transfix / A&R Credit Agreement

Section 5.6     Consolidations, Mergers and Sales of Assets; Change in Control. No Credit Party will, or will permit any Subsidiary to, directly or indirectly (a) consolidate or merge or amalgamate with or into any other Person other than (i) in order to consummate a Permitted Acquisition, so long as a Credit Party is the surviving entity of any such merger to which it is a party, (ii) any merger between Credit Parties so long as a Borrower is the surviving entity of any such merger to which it is a party, (iii) any merger between a Credit Party and a Subsidiary of such Credit Party that is not a Credit Party so long as such Credit Party is the surviving entity of any such merger, (iv) any merger between Subsidiaries of any Credit Party that are not Credit Parties, (v) any merger in connection with a Permitted SPAC Transaction, or (vi) any other merger so long as the Obligations are paid in full and the Financing Documents are terminated concurrently with the consummation of such merger or (b) consummate any Asset Dispositions other than Permitted Asset Dispositions.

Section 5.7     Purchase of Assets, Investments. No Credit Party will, or will permit any Subsidiary to, directly or indirectly acquire, make or own or enter into any agreement to acquire, make or own any Investment other than Permitted Investments. Without limiting the foregoing, no Credit Party shall, nor will any Credit Party permit any Subsidiary to, purchase or carry Margin Stock.

Section 5.8     Transactions with Affiliates. Except as otherwise disclosed on Schedule 5.8 on the Original Closing Date, and except for transactions that are disclosed to Agent in advance of being entered into and which contain terms that are no less favorable to the applicable Credit Party or any Subsidiary, as the case may be, than those which might be obtained from a non-Affiliate of any Credit Party, no Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Credit Party other than:

(a)            any equity or convertible equity financings led by a non-Affiliate;

(b)            any directors’ or officers’ liability insurance coverage provided in the Ordinary Course of Business or any indemnity provided for the benefit of directors or officers (or comparable managers) of a Credit Party or one of its Subsidiaries so long as it has been approved by such Credit Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law and subject to customary directors and officers insurance,

(c)            the payment of compensation, severance, acceleration of vesting, employee benefit arrangements, issuances of securities or other payments, awards, or grants in cash, securities, or otherwise, or the funding of employment agreements, any waiver of restrictions on transfers of equity or any waivers or assignments of any rights of first refusal or similar rights that belongs to TFX (prior to the Permitted Reorganization) or Holdings (on and after the Permitted Reorganization), stock options, restricted stock units and stock ownership to employees (in each case, to the extent not otherwise prohibited hereunder), to officers, and directors of a Credit Party or one of its Subsidiaries in the Ordinary Course of Business and consistent with industry practice and, in each case, so long as it has been approved by such Credit Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,

(d)            transactions to the extent permitted by clause(m) of the definition of Permitted Debt,

(e)            Permitted Distributions,

Midcap / Transfix / A&R Credit Agreement

(f)            mergers amongst Credit Parties and their Subsidiaries to the extent permitted by Section 5.6,

(g)            transactions to the extent permitted by clause (g) of the definition of Permitted Asset Dispositions,

(h)            transactions to the extent permitted by clauses (d), (h), (i)(1), or (n) of the definition of Permitted Investments,

(i)            the consummation of the Permitted Reorganization, and

(j)            transactions solely among Credit Parties.

Section 5.9     Modification of Organizational Documents. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.

Section 5.10     Modification of Certain Agreements. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Financing Document; or (b) will be adverse in any material respect to the rights, interests or privileges of Agent or the Lenders or their ability to enforce the same; provided that the parties hereby agree that any amendment or modification extending the GSquared Outside Date shall not be adverse in any material respect to the rights, interests, or privileges of Agent or the Lenders or their ability to enforce the same.

Section 5.11     Conduct of Business. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Original Closing Date and described on Schedule 5.11 and businesses reasonably related or ancillary thereto or reasonable extensions thereof. No Credit Party will, or will permit any Subsidiary to, other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts (including, without limitation, the amount and timing of finance charges, fees and write-offs).

Section 5.12     Lease Payments. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments except (a) in the Ordinary Course of Business or (b) to the extent such liability is owed to a Credit Party.

Section 5.13     Limitation on Sale and Leaseback Transactions. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Credit Party or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset other than any such arrangement solely between Credit Parties.

Section 5.14     Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts.

(a)            No Credit Party will, directly or indirectly, establish any new Deposit Account or Securities Account (other than an Excluded Account) without prior written notice to Agent, and unless Agent, such Credit Party and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement or Securities Account Control Agreement prior to or concurrently with the establishment of such Deposit Account or Securities Account (or such later date agreed by Agent in its sole discretion).

Midcap / Transfix / A&R Credit Agreement

(b)            Credit Parties represent and warrant that Schedule 5.14 lists all of the Deposit Accounts and Securities Accounts of each Credit Party as of the Closing Date and as of the date on which each Compliance Certificate is delivered. The provisions of this Section requiring Deposit Account Control Agreements shall not apply to Deposit Accounts (x) exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Credit Parties’ employees, (y) with an amount on deposit at any time not to exceed $250,000 in the aggregate, in each case, to the extent identified to Agent by Credit Parties as such, and (z) exclusively used for deposit of cash collateral constituting Permitted Liens pursuant to clauses (a), (b) and (k) thereof (such accounts, “Excluded Accounts”).

(c)            At all times that any Obligations remain outstanding, Credit Party shall maintain one or more separate Deposit Accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other Deposit Account.

Section 5.15     Compliance with Anti-Terrorism Laws. Agent hereby notifies Credit Parties that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Credit Parties and their principals, which information includes the name and address of each Credit Party and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists. Each Credit Party shall immediately notify Agent if such Credit Party has knowledge that any Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 5.16     Change in Accounting; Fiscal Year. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP or (ii) change the fiscal year or method for determining fiscal quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, except in each case, in connection with the Permitted Reorganization.

Section 5.17     Agreements Regarding Receivables. No Credit Party may backdate, postdate or redate any of its invoices. No Credit Party may make any sales on extended dating or credit terms beyond that customary in such Credit Party’s industry. In addition to the Borrowing Base Certificate to be delivered in accordance with this Agreement, Borrower Representative shall notify Agent promptly upon any Credit Party’s learning thereof, in the event any Eligible Account, Eligible Pre-Audit Account or Eligible Unbilled Account becomes ineligible for any reason, other than the aging of such Account, and of the reasons for such ineligibility. Borrower Representative shall also notify Agent promptly of all material disputes and claims with respect to the Accounts of any Credit Party, and such Credit Party will settle or adjust such material disputes and claims at no expense to Agent; provided, however, no Credit Party may, without Agent’s consent, grant (a) any discount, credit or allowance in respect of its Accounts (i) which is outside the Ordinary Course of Business or (ii) which discount, credit or allowance, with respect to any individual Account, exceeds an amount equal to $250,000 in any year and $1,000,000 over the term of this Agreement or (b) any materially adverse extension, compromise or settlement to any customer or account debtor with respect to any then Eligible Account, Eligible Pre-Audit Account or Eligible Unbilled Account. Nothing permitted by this Section 5.17, however, may be construed to alter in any the criteria for Eligible Accounts, Eligible Pre-Audit Accounts or Eligible Unbilled Accounts provided in Section 1.1.

Midcap / Transfix / A&R Credit Agreement

Section 5.18     Holdco Covenant. Holdings shall not engage in any material business activity other than (i) its ownership of the equity interests of its Subsidiaries and activities incidental thereto, (ii) maintaining its corporate existence, including general and corporate overhead, (iii) incurring guarantees of (A) Debt permitted to be incurred by any other Credit Party hereunder, provided such guarantee shall be subordinated to the Obligations to the same extent as such other Debt, and (B) of obligations that do not constitute Debt so long as the primary obligation is permitted hereunder, (iv) the entry into, and the performance of its obligations with respect to, the Financing Documents or documentation relating to other Debt permitted to be incurred hereunder and other agreements contemplated hereby and thereby (except that Holdings shall not be a primary obligor (as distinguished from a guarantor) of indebtedness for borrowed money), (v) the payment of Permitted Distributions, the issuance of its own equity interests, the making of contributions to the capital of its Subsidiaries, the incurrence of the Obligations, (vi) to the extent not otherwise covered by the other clauses of this Section 5.18, any of the activities of Holdings referred to in the definition of Permitted Distributions, (vii) maintaining deposit accounts in connection with the conduct of its business, and paying Taxes and other customary obligations in the Ordinary Course of Business, (viii) consummating the Permitted SPAC Transaction, Permitted Reorganization, any equity or convertible equity financing or a Qualified IPO, and (ix) complying with applicable Law and activities incidental to the foregoing.

Section 5.19     Broker/Carrier Agreements. No Credit Party will, or will permit any Subsidiary to enter into any Broker/Carrier Agreement or similar document or agreement (or amend an existing Broker/Carrier Agreement or similar document) (i) that includes or could reasonably be expected or interpreted to create an “interline arrangement”, (ii) requires any Credit Party segregate, reserve or otherwise set aside or agree to segregate, reserve or otherwise set aside proceeds of customer payments or other funds to be paid onwards to carriers, or (iii) provides that a Person other than the relevant Credit Parties is responsible for payment of fees and charges or other obligations thereunder, (iv) that provides the carrier recourse to the shipper for non-payment by the relevant Credit Party or that conditions payment to the carrier on the Credit Party’s receipt of payment by the shipper.

ARTICLE 6 - - [RESERVED]

ARTICLE 7 - - CONDITIONS

Section 7.1     Conditions to Closing. The obligation of each Lender to make the initial Loans, of Agent to issue any Support Agreements on the Closing Date and of any LC Issuer to issue any Lender Letter of Credit, in each case, on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist prepared by Agent or its counsel, each in form and substance reasonably satisfactory to Agent, and such other closing deliverables reasonably requested by Agent and Lenders, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders in their reasonable discretion:

(a)            evidence of the consummation of the transactions (other than the funding of the Loan and the closing of any acquisition for which the proceeds of the Loan are purchase money) contemplated by the Operative Documents including, without limitation, the funding of any and all investments contemplated by the Operative Documents;

Midcap / Transfix / A&R Credit Agreement

(b)            the receipt by Agent of executed counterparts of this Agreement and the other Financing Documents;

(c)            the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(d)            since January 31, 2021, nothing has occurred that has had, or would have, a Material Adverse Effect;

(e)            evidence that Liquidity is at least equal to $3,750,000; and

(f)            the receipt of the initial Borrowing Base Certificate, prepared as of the Closing Date.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to, approved and ratified, each Financing Document, each additional Operative Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Original Closing Date or the Closing Date, as applicable.

Section 7.2     Conditions to Each Loan, Support Agreement and Lender Letter of Credit. The obligation of the Lenders to make a Loan (other than Revolving Loans made pursuant to Section 2.5(c)) or an advance in respect of any Loan, of Agent to issue any Support Agreement or of any LC Issuer to issue any Lender Letter of Credit (including on the Closing Date) is subject to the satisfaction of the following additional conditions:

(a)            (i) in the case of the initial borrowing of Revolving Loans, receipt by Agent of a Notice of Borrowing (or telephonic notice if permitted by this Agreement) and the initial Borrowing Base Certificate, in the case of any Support Agreement or Lender Letter of Credit, receipt by Agent of a Notice of LC Credit Event in accordance with Section 2.5(a), (ii) in the case of any subsequent borrowing of Revolving Loans, receipt by Agent of a Notice of Borrowing (or telephonic notice if permitted by this Agreement) and updated Borrowing Base Certificate, and (iii) in the case of a Term Loan Advance, receipt by Agent of a Notice of Borrowing (or telephonic notice if permitted by this Agreement);

(b)            the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;

(c)            the fact that, immediately before and after such advance or issuance, no Default or Event of Default shall have occurred and be continuing;

(d)            for Loans made on the Closing Date, the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete on and as of the Closing Date, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date;

(e)            the fact that, immediately before and after giving effect to such advance or issuance, Liquidity is not less than the Trigger Amount;

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(f)            for Loans made after the Closing Date, the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof; and

(g)            the fact that no Material Adverse Effect shall have occurred and be continuing with respect to Borrowers or any Credit Party since the date of this Agreement.

Each giving of a Notice of LC Credit Event hereunder, each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in this Section, and (z) a restatement by each Borrower that each and every one of the representations made by it in any of the Financing Documents is true and correct in all material respects (and in all respects, if any such representation or warranty is already qualified by materiality) as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).

Section 7.3     Searches. Before the Closing Date, and thereafter (as and when determined by Agent in its discretion), Agent shall have the right to perform, all at the Credit Parties’ expense, the searches described in clauses (a), (b), and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent in all material respects with Credit Parties’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds, all issuances of Lender Letters of Credit and all undertakings in respect of Support Agreements: (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized; provided, that unless an Event of Default has occurred and is continuing, such lien searches at the expense of Borrowers shall not occur more than two (2) times during any twelve-month period.

Section 7.4     Post-Closing Requirements. Credit Parties shall complete each of the post-closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance satisfactory to Agent.

ARTICLE 8 - - [RESERVED]

ARTICLE 9 - - SECURITY AGREEMENT

Section 9.1     Generally. As security for the payment and performance of the Obligations and without limiting any other grant of a Lien and security interest in any Security Document, each Credit Party hereby assigns, pledges and grants to Agent, for the benefit of itself and Lenders, a continuing first priority Lien on and security interest in, upon, and to the property set forth on Schedule 9.1 attached hereto and made a part hereof.

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Section 9.2     Representations and Warranties and Covenants Relating to Collateral.

(a)            The security interest granted pursuant to this Agreement constitutes a valid and, to the extent such security interest is required to be perfected by this Agreement and any other Financing Document, continuing perfected security interest in favor of Agent in all Collateral subject, for the following Collateral, to the occurrence of the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 9.2(a) (which, in the case of all filings and other documents referred to on such schedule, have been delivered to Agent in completed and duly authorized form), (ii) with respect to any Deposit Account, the execution of Deposit Account Control Agreements, (iii) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a contractual obligation granting control to Agent over such letter-of-credit rights, (iv) in the case of electronic chattel paper, the completion of all steps necessary to grant control to Agent over such electronic chattel paper, (v) in the case of all certificated stock, debt instruments and investment property, the delivery thereof to Agent of such certificated stock, debt instruments and investment property consisting of instruments and certificates, in each case properly endorsed for transfer to Agent or in blank, (vi) in the case of all investment property not in certificated form, the execution of control agreements with respect to such investment property, (vii) in the case of all other instruments and tangible chattel paper that are not certificated stock, debt instructions or investment property, the delivery thereof to Agent of such instruments and tangible chattel paper, and (viii) in the case of registered copyrights, the filing of a copyright security agreement with the United States Copyright Office. Such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens. Except to the extent not required pursuant to the terms of this Agreement, all actions by each Credit Party necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken.

(b)            Schedule 9.2(b) sets forth (i) each chief executive office and principal place of business of each Credit Party and each of their respective Subsidiaries, and (ii) except for locations that, in each case, contain less than the then-applicable Payment Condition Toggle Amount in assets or property of the Credit Parties, and as to all such locations with assets or property, do not exceed the then-applicable Payment Condition Toggle Amount in the aggregate, all of the addresses (including all warehouses) at which any of the Collateral is located (other than temporary locations for repair, maintenance or transit) and/or books and records of Credit Parties regarding any Collateral or any of such Credit Party’s assets, liabilities, business operations or financial condition are kept, which such Schedule 9.2(b) indicates in each case which Credit Party(ies) have Collateral and/or books and records located at such address, and, in the case of any such address not owned by one or more of the Credit Party(ies), indicates the nature of such location (e.g., leased business location operated by Credit Party(ies), third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.

(c)            Without limiting the generality of Section 3.2, except as indicated on Schedule 3.19 with respect to any rights of any Credit Party as a licensee under any license of Intellectual Property owned by another Person, and except for the filing of financing statements under the UCC and consents, approvals, authorizations, or other orders or actions that have already been obtained or given (as applicable) and that are still in force, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Credit Party to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC and neither any such grant of Liens in favor of Agent or exercise of rights by Agent shall violate or cause a default under any agreement between any Credit Party and any other Person relating to any such collateral, including any license to which a Credit Party is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by such Credit Party or any other Person.

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(d)            As of the Closing Date, except as set forth on Schedule 9.2(d), no Credit Party has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims, Instruments, documents or investment property (other than equity interests in any Subsidiaries of such Credit Party disclosed on Schedule 3.4) and Credit Parties shall give notice to Agent promptly (but in any event not later than the delivery by Credit Parties of the next Compliance Certificate required pursuant to Section 4.1 above) upon the acquisition by any Credit Party of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, or investment property, in each case, in excess of the then-applicable Payment Condition Toggle Amount. No Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Credit Party has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Credit Parties is maintained).

(e)            Except in connection with the Permitted Reorganization, Credit Parties shall not, and shall not permit any Credit Party to, take any of the following actions or make any of the following changes unless Credit Parties have given at least ten (10) Business Days prior written notice to Agent of Credit Parties’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral: (i) change the legal name or organizational identification number of any Credit Party as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation, or the foreign equivalent thereof, of any Credit Party or allow any Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Credit Party, or change the type of entity that it is, or (iii) change its chief executive office, principal place of business, or the location of its books and records concerning the Collateral or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules and/or establish any business location at any location that is not then listed on the Schedules.

(f)            Except as permitted under Section 5.18, Credit Parties shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than adjustments, settlements, compromises, credits and discounts in the Ordinary Course of Business, made while no Default exists and in amounts which are not material with respect to the Account and which, after giving effect thereto, do not cause the Borrowing Base to be less than the Revolving Loan Outstandings) without the prior written consent of Agent. Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of Credit Parties with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Credit Parties and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

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(g)            Without limiting the generality of Sections 9.2(c) and 9.2(e):

(i)            Credit Parties shall deliver to Agent all tangible Chattel Paper and all Instruments and documents with an aggregate value in excess of the then-applicable Payment Condition Toggle Amount owned by any Credit Party and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent. Credit Parties shall provide Agent with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper owned by any Credit Party and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Credit Parties also shall deliver to Agent all security agreements securing any such Chattel Paper and securing any such Instruments. Credit Parties will mark conspicuously all such Chattel Paper and all such Instruments and documents with a legend, in form and substance reasonably satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents. Credit Parties shall comply with all the provisions of Section 5.14 with respect to the Deposit Accounts and Securities Accounts of Credit Parties.

(ii)            Credit Parties shall deliver to Agent all letters of credit with an aggregate value in excess of the then-applicable Payment Condition Toggle Amount on which any Credit Party is the beneficiary and which give rise to letter of credit rights owned by such Credit Party which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent. Credit Parties shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner acceptable to Agent.

(iii)            Credit Parties shall promptly advise Agent upon any Credit Party becoming aware that it has any interests in any commercial tort claim with an aggregate value in excess of the then-applicable Payment Condition Toggle Amount that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Credit Parties shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.

(iv)            Without limiting Section 4.11(d), except for locations that, in each case, contain less than $500,000 (or, upon satisfaction of the Post Toggle Payment Conditions, $1,000,000) in assets or property of the Credit Parties, and as to all such locations with assets or property, do not exceed the then-applicable Payment Condition Toggle Amount in the aggregate (other than temporary locations for repair, maintenance or transit), no Collateral and no books and records and/or software and equipment of the Credit Parties regarding any of the Collateral or any of the Credit Parties’ assets, liabilities, business operations or financial condition shall at any time be located at any leased location or in the possession or control of any warehouse, consignee, bailee or any of Credit Parties agents or processors without prior written notice to Agent and if Agent has so requested, use commercially reasonable efforts to obtain warehouse receipts, consignment agreements, landlord waivers, or bailee waivers (as applicable) satisfactory to Agent prior to the commencement of such lease or of such possession or control (as applicable). Credit Parties have notified Agent that Collateral and books and records are currently located at the locations set forth on Schedule 9.2(b) (as updated from time to time pursuant to Section 4.16). Except for locations that, in each case, contain less than $500,000 (or, upon satisfaction of the Post Toggle Payment Conditions, $1,000,000) in assets or property of the Credit Parties, and as to all such locations with assets or property, do not exceed the then-applicable Payment Condition Toggle Amount in the aggregate (other than temporary locations for repair, maintenance or transit), Credit Parties shall, upon the request of Agent, notify any such landlord, warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents, instruct such Person to hold all such Collateral for Agent’s account subject to Agent’s instructions and shall use commercially reasonable efforts to obtain an acknowledgement from such Person that such Person holds the Collateral for Agent’s benefit.

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(v)            Credit Parties shall cause all equipment and other tangible personal property other than Inventory to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear and Permitted Asset Dispositions excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Upon written request of Agent, Credit Parties shall promptly deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible personal property with an aggregate value in excess of the then-applicable Payment Condition Toggle Amount and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership. Credit Parties shall not permit any such tangible personal property to become fixtures to real estate unless such real estate is subject to a Lien in favor of Agent.

(vi)            Each Credit Party hereby authorizes Agent to file without the signature of such Credit Party one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Credit Party as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Credit Party now owned or hereafter acquired), in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Credit Party any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral. Each Credit Party also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. Agent shall endeavor to promptly provide copies of any filed financing statements to the applicable Borrower and its counsel.

(vii)            As of the Closing Date, no Credit Party holds, and, after the Closing Date, Credit Parties shall promptly notify Agent in writing upon creation or acquisition by any Credit Party of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law. Upon the request of Agent, Credit Parties shall take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law.

(viii)            Credit Parties shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

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ARTICLE 10 - EVENTS OF DEFAULT

Section 10.1     Events of Default. For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a)            (i) any Credit Party shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document, (ii) there shall occur any default in the performance of or compliance with any of the following sections of this Agreement: Section 2.11, Section 4.2(b), Section 4.4(c), Section 4.6, Section 4.9, Section 4.11(c), Section 4.18, Article 5, or Section 7.4, or (iii) there shall occur any default in the performance of or compliance with Section 4.1 of this Agreement and Borrower Representative has received written notice from Agent or Required Lenders of such default or Borrower Representative has delivered to Agent a Compliance Certificate evidencing such default;

(b)            any Credit Party defaults in the performance of or compliance with any material term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within twenty (20) days after the earlier of (i) receipt by Borrower Representative of notice from Agent or Required Lenders of such default, or (ii) knowledge of any Credit Party of such default;

(c)            any representation, warranty, certificate made by any Credit Party or any other Person in any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, or certification is not by its terms already qualified as to materiality) when made (or deemed made);

(d)            (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, to cause, Debt or other liabilities having an individual principal amount in excess of the Payment Condition Toggle Amount to become or be declared due prior to its stated maturity, (ii) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring the prepayment of any Subordinated Debt or (iii) the occurrence of any breach or default under any terms or provisions of the GSquared Documents by the Credit Parties or the failure of Credit Parties to satisfy any condition in the GSquared Documents, that results in GSquared V LP and its Affiliates having the right to decline to purchase or otherwise failing to purchase the GSquared Notes pursuant to the GSquared Note Documents, whether by termination or otherwise;

(e)            any Credit Party or any Subsidiary of a Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(f)            an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party or any Subsidiary of a Credit Party under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;

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(g)            (i) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA or the institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group would be required to make a contribution to such Pension Plan, or would incur a liability or obligation to such Pension Plan, in excess of $1,000,000, (ii) a contribution failure by a Credit Party occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code or an event occurs with respect to any Pension Plan that could reasonably be expected to give rise to a Lien under Section 4068, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) of a Credit Party to the Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $1,000,000;

(h)            one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of Payment Condition Toggle Amount shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(i)            (i) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert or (ii) any of the Financing Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any Credit Party shall so assert, in each case, unless such Financing Document terminates pursuant to the terms and conditions thereof without any breach or default thereunder by any Credit Party thereto;

(j)            the institution by any Governmental Authority of criminal proceedings against any Credit Party;

(k)            without limiting Section 10.1(b), a default or event of default occurs under any Guarantee of any portion of the Obligations by any Credit Party;

(l)            if any Credit Party is or becomes an entity whose equity is registered with the SEC, and/or is publicly traded on and/or registered with a public securities exchange, such Credit Party’s equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain publicly traded on and registered with a public securities exchange; or

(m)            the occurrence of any event that has had a Material Adverse Effect; or

(n)            a Change in Control shall occur unless the Obligations are paid in full concurrently with the consummation thereof.

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All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 10.2     Acceleration and Suspension or Termination of Revolving Loan Commitment and Term Loan Commitment. Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by written notice to Borrower Representative suspend or terminate the Revolving Loan Commitment and Term Loan Commitment and the obligations of Agent and the Lenders with respect thereto, in whole or in part (and, if in part, each Lender’s Revolving Loan Commitment and Term Loan Commitment shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and Credit Parties will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Credit Party or any other act by Agent or the Lenders, the Revolving Loan Commitment and Term Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and Credit Parties will pay the same.

Section 10.3     UCC Remedies.

(a)            Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including, without limitation:

(i)            the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii)            the right to (by its own means or with judicial assistance) enter any of Credit Parties’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Credit Parties’ original books and records, to obtain access to Credit Parties’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Credit Parties shall not resist or interfere with such action (if Credit Parties’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Credit Parties hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);

(iii)            the right to require Credit Parties at Credit Parties’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Agent;

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(iv)            the right to notify postal authorities to change the address for delivery of Credit Parties’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Credit Party; and/or

(v)            the right to enforce Credit Parties’ rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including attorneys’ fees, to Credit Parties, and (ii) the right, in the name of Agent or any designee of Agent or Credit Parties, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Credit Parties’ compliance with applicable Laws. Credit Parties shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Credit Parties’ affairs, all of which contacts Credit Parties hereby irrevocably authorize.

(b)            Each Credit Party agrees that a written notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Credit Parties. At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Credit Parties, which right is hereby waived and released. Each Credit Party covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Credit Parties will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Credit Parties shall be credited with the proceeds of the sale. Credit Parties shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c)            Without restricting the generality of the foregoing and for the purposes aforesaid, each Credit Party hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the Revolving Loan Commitment or Term Loan Commitment, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Credit Party and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Credit Party might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked.

(d)            Upon the occurrence and during the continuance of an Event of Default, Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Credit Parties’ labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Article, Credit Parties’ rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Agent’s and each Lender’s benefit.

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Section 10.4     Cash Collateral. If any Event of Default specified in Section 10.1(e) or 10.1(f) shall occur, (b) the Obligations shall have otherwise been accelerated pursuant to Section 10.2, or (c) the Revolving Loan Commitment and Term Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall have been terminated pursuant to Section 10.2, then without any request or the taking of any other action by Agent or the Lenders, Borrowers shall immediately comply with the provisions of Section 2.5(e) with respect to the deposit of cash collateral to secure the existing Letter of Credit Liability and future payment of related fees.

Section 10.5     Default Rate of Interest. At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, (a) the Loans and other Obligations shall bear interest at rates that are two percent (2.0%) per annum in excess of the rates otherwise payable under this Agreement, and (b) the fee described in Section 2.5(b) shall increase by a rate that is two percent (2.0%) in excess of the rate otherwise payable under such Section; provided, however, that in the case of any Event of Default specified in Section 10.1(e) or 10.1(f) above, such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender.

Section 10.6     Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time, with reasonably prompt subsequent notice to such Credit Party (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Credit Party or any of its Subsidiaries (regardless of whether such balances are then due to such Credit Party or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Credit Party or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Credit Party agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.

Section 10.7     Application of Proceeds.

(a)            Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Credit Party of all or any part of the Obligations, and, as between Credit Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b)            Following the occurrence and continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect.

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(c)            Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding and to provide cash collateral to secure any and all Letter of Credit Liability and future payment of related fees, as provided for in Section 2.5(e); and fifth to any other indebtedness or obligations of Credit Parties owing to Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Credit Parties or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.

Section 10.8           Waivers. To the fullest extent permitted under applicable law:

(a)            Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Credit Party waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lenders may lawfully do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Credit Party acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b)            Each Credit Party for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender and made in accordance with the terms of any Financing Document; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents and made in accordance with the terms of any Financing Document, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Credit Party, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Credit Party and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Credit Party, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c)            To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require Credit Parties to comply with all such requirements. Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

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(d)            Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Credit Party agrees that if an Event of Default is continuing (i) Agent and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Credit Parties and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Credit Parties’ obligations under the Financing Documents.

(e)            Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Credit Parties’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Credit Parties’ obligations under the Financing Documents. In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Credit Party defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f)            To the fullest extent permitted by law, each Credit Party, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Credit Party does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

Section 10.9           Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.

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Section 10.10         Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Credit Party makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

ARTICLE 11 - - AGENT

Section 11.1           Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 11 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party. Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents, servicers, trustees, investment managers or employees.

Section 11.2           Agent and Affiliates. Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.

Section 11.3           Action by Agent. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 11.4           Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

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Section 11.5           Liability of Agent. Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 11.6           Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Credit Parties) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished. Each Lender further agrees to severally indemnify the Agent for, within 10 days after demand therefor, any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.17(a)(iii) relating to the maintenance of a Participant Register that are payable or paid by the Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 11.6.

Section 11.7           Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

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Section 11.8           Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and, based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.9           Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Revolving Loan Commitment and Term Loan Commitment and payment in full of all Obligations (other than contingent and indemnification obligations to the extent no claims giving rise thereto have been asserted); or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); and (b) subordinate any Lien granted to or held by Agent under any Security Document to a Permitted Lien that is allowed to have priority over the Liens granted to or held by Agent pursuant to the definition of “Permitted Liens”. Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

Section 11.10         Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 11.11         Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 11.12         Assignment by Agent; Resignation of Agent; Successor Agent.

(a)            Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender or an Affiliate of Agent or any Lender or any Approved Fund, or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan, in each case without the consent of the Lenders or Borrowers. Following any such assignment, Agent shall endeavor to give notice to the Lenders and Borrowers. Failure to give such notice shall not affect such assignment in any way or cause the assignment to be ineffective. An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

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(b)            Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent; provided, however, that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.

(c)            Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

Section 11.13         Payment and Sharing of Payment.

(a)            Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i)            Agent shall have the right, on behalf of Revolving Lenders to disburse funds to Borrowers for all Revolving Loans requested or deemed requested by Borrowers pursuant to the terms of this Agreement. Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Lender, other than any Non-Funding Lenders, will fund its Pro Rata Share of all Revolving Loans requested by Borrowers. Each Revolving Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Revolving Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses the same to a Borrower. If Agent elects to require that each Revolving Lender make funds available to Agent, prior to a disbursement by Agent to a Borrower, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of the Revolving Loan requested by such Borrower no later than noon (Eastern time) on the date of funding of such Revolving Loan, and each such Revolving Lender shall pay Agent on such date such Revolving Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Agent to Revolving Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share of any funds advanced by Agent pursuant to the first sentence of this clause (i) within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Agent. Any repayment required by Borrowers pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to a Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

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(ii)           On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Revolving Lender by telephone, facsimile or e-mail of the amount of each such Revolving Lender’s percentage interest of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Revolving Lender’s actual percentage interest of the Revolving Loans to such Lender’s required percentage interest of the Revolving Loan balance as of any Settlement Date, the Revolving Lender from which such payment is due shall pay Agent, without setoff or discount, to the Payment Account before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the rate of interest then applicable to Revolving Loans.

(iii)          On each Settlement Date, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s percentage interest of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender’s Revolving Loan Exposure with respect thereto, and shall make payment to such Revolving Lender before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, however, that, in the case such Revolving Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Borrower.

(iv)          On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrowers the full amount of the initial Loans to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Loans to Borrowers in a timely manner on such date. If Agent elects to advance the initial Loans to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Loans unless Agent receives such Lender’s Pro Rata Share of such Loans before 3:00 p.m. (Eastern time) on the Closing Date.

(v)           It is understood that for purposes of advances to Borrowers made pursuant to this Section 11.13, Agent will be using the funds of Agent, and pending settlement, (A) all funds transferred from the Payment Account to the outstanding Revolving Loans shall be applied first to advances made by Agent to Borrowers pursuant to this Section 11.13, and (B) all interest accruing on such advances shall be payable to Agent.

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(vi)         The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.

(b)            [Reserved].

(c)            Return of Payments.

(i)            If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii)           If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)            Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(e)            Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

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Section 11.14         Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense. Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations. Each Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14. Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.

Section 11.15         Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

Section 11.16         Amendments and Waivers.

(a)            No provision of this Agreement or any other Financing Document may be materially amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 11.16(b); provided, however, the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b)            In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:

(i)            if any amendment, waiver or other modification would increase a Lender’s Revolving Loan Commitment or Term Loan Commitment, by such Lender; and/or

(ii)            if the rights or duties of Agent or LC Issuer are affected thereby, by Agent and LC Issuer, respectively, as the case may be;

provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or Reimbursement Obligation or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan or Reimbursement Obligation; (B) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(b)(ii)) of principal of any Loan or of any Reimbursement Obligation, or of interest on any Loan or Reimbursement Obligation (other than default interest) or any fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral, release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b); (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.7 or amend any of the definitions Pro Rata Share, Revolving Loan Commitment, Term Loan Commitment, Revolving Loan Commitment Amount, Term Loan Commitment Amount, Revolving Loan Commitment Percentage, Term Loan Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.

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(c)            Notwithstanding anything to the contrary in this Agreement or any other Financing Document, Agent may, without the consent of any Lender or Credit Party (subject to any consultation right expressly provided for in this Agreement), enter into amendments or modifications to this Agreement or any of the other Financing Documents in order to implement any replacement of the Base LIBOR Rate as contemplated in the definition thereof or any LIBOR Replacement Conforming Changes or otherwise effectuate the terms of Section 2.1(a)(iv) or Section 2.1(b)(iv) in accordance with the terms thereof.

Section 11.17         Assignments and Participations.

(a)            Assignments.

(i)            Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder with the prior written consent (such consent not be unreasonably withheld or delayed) of Borrower Representative; provided that no consent of Borrower Representative shall be required (A) if an Event of Default has occurred and is continuing, or (B) in connection with an assignment to a Person that is a Lender, Agent or an Affiliate (other than natural persons) of a Lender or Agent or an Approved Fund. Notwithstanding anything in this Section 11.17 to the contrary, if the consent of the Borrower Representative is otherwise required by this paragraph with respect to any assignment hereunder, and the Borrower Representative has not given the Agent written notice of its objection to such assignment within 5 Business Days after written notice to the Borrower Representative, the Borrower Representative shall be deemed to have consented to such assignment.

Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the assigning Lender (unless waived by Agent); provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

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(ii)           From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 13.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.

(iii)          Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the office of its servicer located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of (and stated interest on) the Loan owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in such Register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrowers maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant’s interest in the Obligations (each, a “Participant Register”). The entries in the Participant Registers shall be conclusive, absent manifest error. Each Participant Register shall be available for inspection by Borrowers and Agent at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person (including Borrowers) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Any attempted assignment, sale of a participation or other transfer of any interest in any obligation hereunder that does not comply with this Section 11.17(a)(iii) shall be null and void and have no effect.

(iv)          Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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(v)           Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”). At any time when the Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service. With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.

(b)            Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell to one or more Persons (other than any Borrower or any Borrower’s Affiliates) participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5.

(c)            Replacement of Lenders. Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(h), which demand shall not have been revoked, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a) through (h), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.17(a); provided, however, that (A) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a) through (h), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 11.17(a), Borrowers, shall be effective for purposes of this Section 11.17(c) and Section 11.17(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 13.1.

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(d)            Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.

Section 11.18         Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist.

So long as Agent has not waived the conditions to the funding of Loans set forth in Section 7.2 or Section 2.1, any Lender may deliver a notice to Agent stating that such Lender shall cease making Revolving Loans due to the non-satisfaction of one or more conditions to funding Loans set forth in Section 7.2 or Section 2.1 and specifying any such non-satisfied conditions. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Loans giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Revolving Loan Outstandings in excess of $0 or Term Loans outstanding in excess of $0; provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:

(a)            For purposes of determining the Pro Rata Share of each Revolving Lender under clause (c) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment Amount or Term Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.

(b)            Except as provided in clause (a) above, the Revolving Loan Commitment Amount and Term Loan Commitment Amount of each Non-Funding Lender shall be deemed to be Zero Dollars ($0).

(c)            The Revolving Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Revolving Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate Revolving Loan Outstandings of all Non-Funding Lenders as of such date.

(d)            [reserved].

(e)            Agent shall have no right to make or disburse Revolving Loans for the account of any Non-Funding Lender pursuant to Section 2.1(b)(i) to pay interest, fees, expenses and other charges of any Credit Party other than reimbursement obligations that have arisen pursuant to Section 2.5(c) in respect of Letters of Credit issued at the time such Non-Funding Lender was not then a Non-Funding Lender.

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(f)            Agent shall have no right to (i) make or disburse Revolving Loans as provided in Section 2.1(b)(i) for the account of any Revolving Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or reimbursement obligations have arisen pursuant to Section 2.5(c), or (ii) assume that any Revolving Lender that was a Non-Funding Lender at the time of issuance of such Letter of Credit will fund any portion of the Revolving Loans to be funded pursuant to Section 2.5(c) in respect of such Letter of Credit. In addition, no Revolving Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or reimbursement obligations have arisen pursuant to Section 2.5(c), shall have an obligation to fund any portion of the Revolving Loans to be funded pursuant to Section 2.5(c) in respect to such Letter of Credit, or to make any payment to Agent or the LC Issuer, as applicable, under Section 2.5(f)(ii) in respect of such Letter of Credit, or be deemed to have purchased any interest or participation in such Letter of Credit from Agent or the LC Issuer, as applicable, under Section 2.5(f)(i).

(g)            To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Revolving Loans pursuant to Section 10.7, such payments and proceeds shall be applied first in respect of Revolving Loans made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Loans.

Section 11.19         Buy-Out Upon Refinancing. MCF shall have the right to purchase from the other Lenders all of their respective interests in the Loan at par in connection with any refinancing of the Loan upon one or more new economic terms, but which refinancing is structured as an amendment and restatement of the Loan rather than a payoff of the Loan.

ARTICLE 12 - - GUARANTY

Section 12.1           Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all of the Obligations, including payment in full of the principal, accrued but unpaid interest and all other amounts due and owing to the Agent and Lenders under the Loans. Each payment made by any Guarantor pursuant to this Article 12 shall be made in lawful money of the United States in immediately available funds.

Section 12.2           Payment of Amounts Owed. The Guarantee hereunder is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance of all of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Agent or any Lender first attempt to collect any of the Obligations from any Borrower or resort to any collateral security or other means of obtaining payment. In the event of any default by Borrowers in the payment of the Obligations, after the expiration of any applicable cure or grace period, each Guarantor agrees, on demand by Agent (which demand may be made concurrently with notice to Borrowers that the Borrowers are in default of their obligations), to pay the Obligations, regardless of any defense (other than the defense of payment in full of the Obligations), right of set-off or recoupment or claims which any Borrower or Guarantor may have against Agent or Lenders or the holder of the Notes. All of the remedies set forth in this Agreement, in any other Financing Document or at law or equity shall be equally available to Agent and Lenders, and the choice by Agent or Lenders of one such alternative over another shall not be subject to question or challenge by any Guarantor or any other person, nor shall any such choice be asserted as a defense, setoff, recoupment or failure to mitigate damages in any action, proceeding, or counteraction by Agent or Lenders to recover or seeking any other remedy under this Guarantee, nor shall such choice preclude Agent or Lenders from subsequently electing to exercise a different remedy.

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Section 12.3           Certain Waivers by Guarantor. To the fullest extent permitted by law, each Guarantor does hereby:

(a)            waive notice of acceptance of this Agreement by Agent and Lenders and any and, except as otherwise expressly required herein, all notices and demands of every kind which may be required to be given by any statute, rule or law;

(b)            agree to refrain from asserting, until after repayment in full of the Obligations, any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against any Borrower arising in connection with Guarantor’s satisfaction of the Obligations pursuant to the Guarantee hereunder;

(c)             waive any defense (other than the defense of payment in full of the Obligations), right of set-off, right of recoupment or other claim which such Guarantor may have against Agent, Lenders or the holder of the Notes;

(d)            waive any and all rights such Guarantor may have under any anti-deficiency statute or other similar protections;

(e)            waive all rights at law or in equity to seek subrogation, contribution, indemnification or any other form of reimbursement or repayment from any Borrower, any other Guarantor or any other person or entity now or hereafter primarily or secondarily liable for any of the Obligations until the Obligations have been paid in full;

(f)            waive presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge such Guarantor with liability except for such notices as are expressly provided for in the Financing Documents;

(g)            waive the benefit of all appraisement, valuation, marshalling, forbearance, stay, extension, redemption, homestead, exemption and moratorium laws now or hereafter in effect;

(h)            waive any defense based on the incapacity, lack of authority, death or disability of any other person or entity or the failure of Agent or Lenders to file or enforce a claim against the estate of any other person or entity in any administrative, bankruptcy or other proceeding;

(i)            waive any defense based on an election of remedies by Agent or Lenders, whether or not such election may affect in any way the recourse, subrogation or other rights of such Guarantor against any Borrower, any other Guarantor or any other person in connection with the Obligations;

(j)            except as otherwise expressly provided for in any Financing Document, waive any defense based on the failure of the Agent or Lenders to (i) provide notice to such Guarantor of a sale or other disposition of any of the security for any of the Obligations, or (ii) conduct such a sale or disposition in a commercially reasonable manner;

(k)            waive any defense based on the negligence of Agent or Lenders in administering this Agreement or the other Financing Documents (including, but not limited to, the failure to perfect any security interest in any Collateral), or taking or failing to take any action in connection therewith, provided, however, that such waiver shall not apply to the gross negligence, bad faith or willful misconduct of the Agent or Lenders, as determined by the final, non-appealable decision of a court having proper jurisdiction;

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(l)          waive the defense of expiration of any statute of limitations affecting the liability of such Guarantor hereunder or the enforcement hereof;

(m)          waive any right to file any Claim (as defined below) as part of, and any right to request consolidation of any action or proceeding relating to a Claim with, any action or proceeding filed or maintained by Agent or Lenders to collect any Obligations of such Guarantor to Agent or Lenders hereunder or to exercise any rights or remedies available to Agent or Lenders under the Financing Documents, at law, in equity or otherwise;

(n)          agree that neither Agent nor Lenders shall have any obligation to obtain, perfect or retain a security interest in any property to secure any of the Obligations (including any mortgage or security interest contemplated by the Financing Documents), or to protect or insure any such property;

(o)          waive any obligation Agent or Lenders may have to disclose to such Guarantor any facts the Agent or Lenders now or hereafter may know or have reasonably available to it regarding the Borrowers or Borrowers’ financial condition, whether or not the Agent or Lenders have a reasonable opportunity to communicate such facts or have reason to believe that any such facts are unknown to such Guarantor or materially increase the risk to such Guarantor beyond the risk such Guarantor intends to assume hereunder;

(p)          agree that neither Agent nor Lenders shall be liable in any way for any decrease in the value or marketability of any property securing any of the Obligations which may result from any action or omission of the Agent or Lenders in enforcing any part of this Agreement, provided, however, that such waiver shall not apply to the gross negligence, bad faith or willful misconduct of the Agent or Lenders, as determined by the final, non-appealable decision of a court having proper jurisdiction;

(q)          waive any defense based on any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Financing Documents;

(r)          waive any defense based on any change in the composition of Borrowers, and

(s)          waive any defense based on any representations and warranties made by such Guarantor herein or by any Borrower herein or in any of the Financing Documents.

For purposes of this section, the term “Claim” shall mean any claim, action or cause of action, defense, counterclaim, set-off or right of recoupment of any kind or nature against the Agent or Lenders, its officers, directors, employees, agents, members, actuaries, accountants, trustees or attorneys, or any affiliate of the Agent or Lenders in connection with the making, closing, administration, collection or enforcement by the Agent or Lenders of the Obligations.

Section 12.4          Guarantor’s Obligations Not Affected by Modifications of Financing Documents. Each Guarantor further agrees that such Guarantor’s liability as guarantor shall not be impaired or affected by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor, except as otherwise expressly provided for hereunder, for the time for payment of interest or principal or by any forbearance or delay in collecting interest or principal hereunder, or by any waiver by Agent or Lenders under this Agreement or any other Financing Documents, or by Agent’s or Lenders’ failure or election not to pursue any other remedies it may have against any Borrower or Guarantor, or by any change or modification in the Notes, this Agreement or any other Financing Document, or by the acceptance by Agent or Lenders of any additional security or any increase, substitution or change therein, or by the release by Agent or Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Obligations even though Agent or Lenders might lawfully have elected to apply such payments to any part or all of the Obligations, it being the intent hereof that, subject to Agent’s or Lenders’ compliance with the terms of this Section 12 and the Financing Documents, each Guarantor shall remain liable for the payment of the Obligations, until the Obligations have been paid in full, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Each Guarantor further understands and agrees that Agent or Lenders may at any time enter into agreements with Borrowers to amend, modify and/or increase the principal amount of, interest rate applicable to or other economic and non-economic terms of this Agreement or the other Financing Documents, and may waive or release any provision or provisions of this Agreement or the other Financing Documents, and, with reference to such instruments, may make and enter into any such agreement or agreements as Agent, Lenders and Borrowers may deem proper and desirable, without in any manner impairing this Guarantee or any of Agent’s or Lenders’ rights hereunder or each Guarantor’s obligations hereunder, and each Guarantor’s obligations hereunder shall apply to the this Agreement and other Financing Documents as so amended, modified, extended, renewed or increased.

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Section 12.5          Reinstatement; Deficiency. This guaranty shall continue to be effective or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to this Agreement or any other Financing Document is rescinded or otherwise required to be returned by Agent or Lenders upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of any Borrower, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payment to Agent or Lenders had not been made, regardless of whether Agent or Lenders contested the order requiring the return of such payment. In the event of the foreclosure of the Financing Documents and of a deficiency, each Guarantor hereby promises and agrees forthwith to pay the amount of such deficiency notwithstanding the fact that recovery of said deficiency against Borrowers would not be allowed by applicable law; however, the foregoing shall not be deemed to require that Agent or Lenders institute foreclosure proceedings or otherwise resort to or exhaust any other collateral or security prior to or concurrently with enforcing this guaranty.

Section 12.6          Subordination of Borrowers’ Obligations to Guarantors; Claims in Bankruptcy.

(a)          Any indebtedness of any Borrower to any Guarantor (including, but not limited to, any right of such Guarantor to a return of any capital contributed to a Borrower), whether now or hereafter existing, is hereby subordinated to the payment of the Obligations. Each Guarantor agrees that, until the Obligations have been paid in full, such Guarantor will not seek, accept, or retain for its own account, any payment from any Borrower on account of such subordinated debt. Any payments to any Guarantor on account of such subordinated debt shall be collected and received by such Guarantor in trust for Agent and Lenders and shall be immediately paid over to Agent, for the benefit of Agent and Lenders, on account of the Obligations without impairing or releasing the obligations of such Guarantor hereunder.

(b)          Each Guarantor shall promptly file in any bankruptcy or other proceeding in which the filing of claims is required by law, all claims and proofs of claims that such Guarantor may have against any Borrower or any other Guarantor and does hereby assign to Agent or its nominee (and will, upon request of Agent, reconfirm in writing the assignment to Agent or its nominee of) all rights of such Guarantor under such claims. If such Guarantor does not file any such claim, Agent, as attorney-in-fact for such Guarantor, is hereby irrevocably authorized to do so in the name of such Guarantor, or in Agent’s discretion, to assign the claim to a designee and cause proof of claim to be filed in the name of Agent’s designee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Agent, for the benefit of Agent and Lenders, the full amount thereof and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Lenders all of such Guarantor’s rights to any such payments or distributions to which such Guarantor would otherwise be entitled, such assignment being a present and irrevocable assignment of all such rights.

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Section 12.7          Maximum Liability. The provisions of this Section 12 are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Article 12 would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Article 12, then, notwithstanding any other provision of this Article 12 to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 12.7 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Agent and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 12.7 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this guaranty or affecting the rights and remedies of the Agent or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 12.8          Guarantor’s Investigation. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Financing Documents. Each Guarantor has made an independent investigation of the other Credit Parties and of the financial condition of the other Credit Parties. Neither Agent nor any Lender has made and neither Agent nor any Lender does make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Credit Party nor has Agent or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Credit Party to which this Article 12 applies as specifically herein set forth, nor has Agent or any Lender or any officer, agent or employee of Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

Section 12.9           Termination. The provisions of this Article 12 shall remain in effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid and satisfied in full.

Section 12.10          Representative. Each Guarantor hereby designates Borrower Representative and its representatives and agents on its behalf for the purpose of giving and receiving all notices and other consents hereunder or under any other Financing Document and taking all other actions on behalf of such Guarantor under the Financing Documents. Borrower Representative hereby accepts such appointment

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ARTICLE 13 - - MISCELLANEOUS

Section 13.1          Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents. The provisions of Section 2.10 and Articles 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.

Section 13.2           No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 13.3          Notices.

(a)          All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 13.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 13.3(a).

(b)          Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication. Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

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(c)          Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 13.4           Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 13.5          Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 13.6          Confidentiality.

(a)          Each Credit Party agrees (i) not to transmit or disclose provisions of any Financing Document to any Person (other than to Borrowers’ advisors and officers on a need-to-know basis or as otherwise may be required by Law) without Agent’s prior written consent, (ii) to inform all Persons of the confidential nature of the Financing Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions.

(b)          Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, Agent or a Lender, provided, however, that any such Persons are bound by obligations of confidentiality, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person, and (v) to a Person that is a trustee, investment advisor or investment manager, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” means (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either: (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 13.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

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Section 13.7          Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 13.8           GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a)          THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

(b)          EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 13.9          WAIVER OF JURY TRIAL. EACH CREDIT PARTY, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH CREDIT PARTY, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH CREDIT PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

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Section 13.10          Publication; Advertisement.

(a)           Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure, or (ii) with MCF’s prior written consent.

(b)          Advertisement. Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which MCF elects to submit for publication. In addition, each Lender and each Credit Party agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Original Closing Date. With respect to any of the foregoing, MCF shall provide Borrowers with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Borrowers shall have requested MCF cease any such further publication.

Section 13.11          Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record.

Section 13.12          No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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Section 13.13          Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 13.14          Expenses; Indemnity.

(a)          Except with respect to Taxes, which shall be governed exclusively by Section 2.8, Credit Parties hereby agree to promptly pay (i) all reasonable documented out-of-pocket costs and expenses of Agent (including, without limitation, the fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all reasonable documented out-of-pocket costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents; (iii) without limitation of the preceding clause (i), all documented out-of-pocket costs and expenses of Agent in connection with (A) protecting, storing, insuring, handling, maintaining or selling any Collateral, (B) any litigation, dispute, suit or proceeding relating to any Financing Document, and (C) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (iv) without limitation of the preceding clause (i), all reasonable documented out-of-pocket costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder; and (v) all documented out-of-pocket costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto; provided, that payment of fees and expenses of external legal counsel shall be limited to (x) one primary external counsel for Agent, outside local and/or special counsel for Agent in each relevant jurisdiction, as applicable, (y) one external counsel for Lenders and (z) solely in the case of a conflict of interest, where the Indemnitee(s) affected by such conflict notifies the Borrower Representative of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnitee or group of similarly affected Indemnitees and, if necessary, another firm of local counsel in each relevant jurisdiction.

Midcap / Transfix / A&R Credit Agreement

(b)          Each Credit Party hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors and investment managers, collateral managers, servicers, and counsel of Agent and Lenders (individually, each an “Indemnitee” and collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the documented out-of-pocket fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Operative Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Credit Party, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any Hazardous Materials originating from any such property, or (C) arising out of or resulting from the Hazardous Materials Contamination of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of a Credit Party or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans and Letters of Credit, except that Credit Parties shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, each Credit Party shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

(c)          Notwithstanding any contrary provision in this Agreement, the obligations of Credit Parties under this Section 13.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE CREDIT PARTIES OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 13.15          [Reserved].

Section 13.16          Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 13.17           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers and Agent and each Lender and their respective successors and permitted assigns.

Section 13.18           USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Credit Parties, which information includes the name and address of each Credit Party and such other information that will allow Agent or such Lender, as applicable, to identify Credit Parties in accordance with the USA PATRIOT Act.

Section 13.19         Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Midcap / Transfix / A&R Credit Agreement

Section 13.20       Erroneous Payments.

(a)          Each Lender, each LC Issuer, and any other party hereto hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or LC Issuer (or the Lender which is an Affiliate of a Lender or LC Issuer) or any other Person that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender or LC Issuer (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 13.20(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, with respect to such payment, prepayment or repayment, such Payment Recipient acknowledges and agrees that (1) an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (2) an error or mistake has been made (in the case of the immediately preceding clause (z)); provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

Midcap / Transfix / A&R Credit Agreement

(b)          Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly (and, in all events, within one Business Day of its knowledge of the occurrence of the circumstances described in clause (a)(ii) above), notify the Agent in writing of such occurrence.

(c)          In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)          In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Lender, then effective immediately (with the consideration therefor being acknowledged by the parties hereto) (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Term Loan Commitment Amount or Revolving Loan Commitment Amount) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not its Term Loan Commitment Amount or Revolving Loan Commitment Amount) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, the Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.17 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)          Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (1) irrespective of whether the Agent may be equitably subrogated, shall be subrogated to all the rights of such Payment Recipient (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Financing Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this Section 13.20 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Credit Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, provided that this Section 13.20(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent.

Midcap / Transfix / A&R Credit Agreement

(f)          Each party’s obligations under this Section 13.20 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Term Loan Commitments and Revolving Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Financing Document.

(g)          The provisions of this Section 13.20 to the contrary notwithstanding, (i) nothing in this Section 13.20 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return Deficiency, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

Section 13.21          Existing Agreements Superseded; Exhibits and Schedules.

(a)          The Original Credit Agreement, including the schedules thereto, is superseded by this Agreement, including the schedules hereto, which has been executed in amendment, restatement and modification of, but not in novation or extinguishment of, the obligations under the Original Credit Agreement. It is the express intention of the parties hereto to reaffirm the indebtedness and other obligations created under the Original Credit Agreement. Any and all outstanding amounts under the Original Credit Agreement including, but not limited to principal, accrued interest, fees (except as otherwise provided herein) and other charges, as of the Closing Date shall be carried over and deemed outstanding under this Agreement, including as specifically set forth in Section 2.1.

(b)          Each Credit Party reaffirms its obligations under each Financing Document to which it is a party, including but not limited to the Security Documents and the schedules thereto.

(c)          Each Credit Party acknowledges and confirms that (i) the Liens and security interests granted pursuant to the Financing Documents secure the indebtedness, liabilities and obligations of the Borrowers and the other Credit Parties to Agent and the Lenders under the Original Credit Agreement, as amended and restated hereby, and that the term “Obligations” as used in the Financing Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of the Borrowers to Agent and the Lenders) includes, without limitation, the indebtedness, liabilities and obligations of the Borrowers under this Agreement and the Notes to be delivered hereunder, if any, and under the Original Credit Agreement, as amended and restated hereby, as the same may be further amended, restated, supplemented and/or modified from time to time, and (ii) the grants of Liens under and pursuant to the Financing Documents shall continue unaltered, and each other Financing Document shall continue in full force and effect in accordance with its terms unless otherwise amended by the parties thereto, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement and all references in the any of the Financing Documents to the “Credit Agreement” shall be deemed to refer to this Amended and Restated Credit Agreement.

Midcap / Transfix / A&R Credit Agreement

(d)          Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement or the other Financing Documents. Nothing in this Agreement shall be construed as a release or other discharge of any Borrower or any other Credit Party from its obligations and liabilities under the Original Credit Agreement or the other Financing Documents. On the Closing Date, any and all references in any Financing Documents to the Original Credit Agreement shall be deemed to be amended to refer to this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

Midcap / Transfix / A&R Credit Agreement

IN WITNESS WHEREOF, intending to be legally bound, each of the parties have caused this Agreement to be executed the day and year first above mentioned.

BORROWERS:	TRANSFIX, INC.

	By:	/s/ Christian Lee
	Name:	Christian Lee
	Title:	Chief Financial Officer

Address:

498 7th Avenue, 19th Floor,
New York City, NY, 10018
Attn:	Christian Lee
E-Mail:	christianlee@transfix.io

AGENT:	MIDCAP FUNDING IV TRUST

	By:	Apollo Capital Management, L.P.,
its investment manager

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ Maurice Amsellem
		Name:	Maurice Amsellem
		Title:	Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: Account Manager for Transfix, Inc. transaction
Facsimile: 301-941-1450

Copying, for notice purposes only:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: General Counsel
Facsimile: 301-941-1450

Payment Account Designation

Wells Fargo Bank, N.A. (McLean, VA)
ABA #: 121-000-248
Account Name: MidCap Funding IV Trust – Collections
Account #: 2000036282803
Attention: Transfix, Inc.

Midcap / Transfix / A&R Credit Agreement

LENDERS:	MIDCAP FUNDING IV TRUST

	By:	Apollo Capital Management, L.P.,
its investment manager

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ Maurice Amsellem
		Name:	Maurice Amsellem
		Title:	Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: Account Manager for Transfix, Inc. transaction
Facsimile: 301-941-1450

MIDCAP FINANCIAL TRUST

By:	Apollo Capital Management, L.P.,
its investment manager

By:	Apollo Capital Management GP, LLC,
its general partner

By:	/s/ Maurice Amsellem
Name:	Maurice Amsellem
Title:	Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: Account Manager for Transfix, Inc. transaction
Facsimile: 301-941-1450

Midcap / Transfix / A&R Credit Agreement

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A	Commitment Annex

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Compliance Certificate
Exhibit C	Borrowing Base Certificate
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Broker/Carrier Agreement
Exhibit F-1	Form of U.S. Tax Compliance Certificate
Exhibit F-2	Form of U.S. Tax Compliance Certificate
Exhibit F-3	Form of U.S. Tax Compliance Certificate
Exhibit F-4	Form of U.S. Tax Compliance Certificate
Exhibit G	Reorganization Plan

SCHEDULES

Schedule 1.1	Outstanding Letters of Credit
Schedule 1.2	Certain Account Debtors
Schedule 3.1	Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4	Capitalization
Schedule 3.6	Litigation
Schedule 3.17	Material Contracts
Schedule 3.18	Environmental Compliance
Schedule 3.19	Intellectual Property
Schedule 4.9	Litigation, Governmental Proceedings and Other Notice Events
Schedule 5.1	Debt; Contingent Obligations
Schedule 5.2	Liens
Schedule 5.7	Permitted Investments
Schedule 5.8	Affiliate Transactions
Schedule 5.11	Business Description
Schedule 5.14	Deposit Accounts and Securities Accounts
Schedule 7.4	Post-Closing Obligations
Schedule 9.1	Collateral
Schedule 9.2(b)	Location of Collateral
Schedule 9.2(d)	Chattel Paper, Letter of Credit Rights, Commercial Tort Claims, Instruments, Documents, Investment Property

Midcap / Transfix / A&R Credit Agreement

Annex A to Credit Agreement (Commitment Annex)

Lender	Revolving Loan Commitment Amount	Revolving Loan Commitment Percentage	Term Loan Commitment Amount	Term Loan Commitment Percentage
MidCap Funding IV Trust	$50,000,000	100%	$0	0%

MidCap Financial Trust	$0	0%	$25,000,000	100%
TOTALS	$50,000,000	100%	$25,000,000	100%